As filed with the Securities and Exchange Commission on December 21, 1995
                            Registration No. 33-64785

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-4


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ________________

                                 UNITED CAROLINA
                             BANCSHARES CORPORATION
             (Exact name of registrant as specified in its charter)

          North Carolina                     6025                 56-0954530
 (State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer
  incorporation or organization)   Classification Code No.)  Identification No.)
                            _________________________
                             127 West Webster Street
                        Whiteville, North Carolina 28472
                                 (910) 642-5131
               (Address, including Zip Code, and telephone number,
        including area code, of registrant's principal executive offices)
                            _________________________

                                 HOWARD V. HUDSON, JR., Esq.
                           United Carolina Bancshares Corporation
                                   127 West Webster Street
                              Whiteville, North Carolina  28472
                                       (910) 642-5131
            (Name, address, including Zip Code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
       Alexander M. Donaldson, Esq.          Alfred E. Cleveland, Esq.
          Ward and Smith, P.A.          McCoy, Weaver, Wiggins, Cleveland
     Two Hannover Square, Suite 2400                and Raper
           Post Office Box 2091                  202 Fairway Drive
      New Bern, North Carolina 27602       Fayetteville, North Carolina
          (919) 836-1800                                28305
                                                   (910) 483-8104

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with
              General Instruction G, check the following box.[  ]



If any of the securities being registered on this Form are to be offered on a delayed or continuing basis pursuant to Rule 415 under the Securities
                 Act of 1933 check the following box. [  ]


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                     UNITED CAROLINA BANCSHARES CORPORATION

          Cross-Reference Sheet Pursuant to Item 501 of Regulation S-K

            Item of Form S-4
            Caption in Prospectus/Proxy Statement

            PART I - INFORMATION REQUIRED IN THE PROSPECTUS

         A. INFORMATION ABOUT THE TRANSACTION


             1.   Forepart of Registration Statement
                  and Outside Front Cover Page of
                  Prospectus . . . . . . . . . . . .        Facing Page of Registration
                                                            Statement; Cross-Reference Sheet;
                                                            Outside Front Cover Page of
                                                            Prospectus
             2.   Inside Front and Outside Back Cover
                  Pages of Prospectus  . . . . . . .        Inside Front Cover Page of
                                                            Prospectus; Available Information;
                                                            Incorporation of Certain Documents
                                                            by Reference

             3.   Risk Factors, Ratio of Earnings
                  to Fixed Charges and Other
                  Information . . . . . . . . . . . .       Summary - Summary of Merger;
                                                            Selected Financial Information and
                                                            Unaudited Comparative Per Share Data


             4.   Terms of the Transaction . . . . .        Summary - Summary of Merger;
                                                            Proposal 1: The Merger - General, -
                                                            Conversion of Triad Stock and Triad
                                                            Options; Exchange Rate, - Background
                                                            of and Reasons for the Merger, -
                                                            Fairness Opinion, - Accounting
                                                            Treatment, - Certain Income Tax
                                                            Consequences; Capital Stock of
                                                            Bancshares and Triad; Appendix C

             5.   Pro Forma Financial Information  .        Not Applicable

             6.   Material Contracts with the Company
                  Being Acquired . . . . . . . . . .        Proposal 1: The Merger - Interests
                                                            of Certain Persons With Respect to
                                                            the Merger

             7.   Additional Information Required for
                  Reoffering by Persons and Parties
                  Deemed to be Underwriters  . . . .        Not Applicable

             8.   Interests of Named Experts and
                  Counsel  . . . . . . . . . . . . .        Tax and Legal Matters

             9.   Disclosure of Commission Position
                  on Indemnification for Securities
                  Act Liabilities  . . . . . . . . .        Indemnification

        B. INFORMATION ABOUT THE REGISTRANT

            10.   Information with Respect to S-3
                  Registrants  . . . . . . . . . . .        Not Applicable

            11.   Incorporation of Certain
                  Information by Reference . . . . .        Incorporation of Certain Documents
                                                            by Reference

            12.   Information with Respect to S-2 or
                  S-3 Registrants  . . . . . . . . .        Not Applicable



            13.   Incorporation of Certain
                  Information by Reference . . . . .        Not Applicable

            14.   Information with Respect to
                  Registrants Other Than S-2 or S-3
                  Registrants  . . . . . . . . . . .        Not Applicable


         C. INFORMATION ABOUT THE COMPANY BEING
            ACQUIRED

            15.   Information with Respect to S-3
                  Companies  . . . . . . . . . . . .        Not Applicable

            16.   Information with Respect to S-2 or
                  S-3 Companies  . . . . . . . . . .        Incorporation of Certain Documents
                                                            by Reference; Triad Bank - General;
                                                            Capital Stock of Bancshares and
                                                            Triad - Differences in Capital Stock
                                                            of Bancshares and Triad; Selected
                                                            Financial Information and Unaudited
                                                            Comparative Per Share Data; Market
                                                            and Dividend Information Regarding
                                                            Triad Stock and Bancshares Stock


            17.   Information with Respect to
                  Companies Other than S-2 or S-3
                  Companies  . . . . . . . . . . . .        Not Applicable


         D. VOTING AND MANAGEMENT INFORMATION

            18.   Information if Proxies, Consents or
                  Authorizations are to be Solicited        Summary - Special Meeting of
                                                            Shareholders, - Summary of Merger;
                                                            Proposal 1: The Merger - Interests
                                                            of Certain Persons With Respect to
                                                            the Merger; Rights of Dissenting
                                                            Shareholders; Appendix B; United
                                                            Carolina Bancshares Corporation and
                                                            United Carolina Bank - Beneficial
                                                            Ownership of Securities; Triad
                                                            Bank - Beneficial Ownership of
                                                            Securities


            19.   Information if Proxies, Consents or       Not Applicable
                  Authorizations are not to be
                  Solicited or in an Exchange Offer.








                               [TRIAD LETTERHEAD]




                              ______________, 1996



     To: The Shareholders of Triad Bank


     A Special  Meeting of  Shareholders  (the "Special  Meeting") of Triad Bank
("Triad") will be held on Tuesday, February 27, 1996, at 10:00 a.m., local time, at Holiday Inn Four Seasons, 3121 High Point Road at I-40, Greensboro, North
Carolina. At this important meeting, shareholders will be asked to approve the agreement pursuant to which Triad will be merged (the "Merger") with and into United Carolina Bank ("UCB") the commercial bank subsidiary of United
Carolina  Bancshares  Corporation ("Bancshares").



     If the Merger is consummated,  each outstanding share of Triad common stock
(other than shares held by dissenting shareholders), will be converted into and exchanged for 0.569444 shares of Bancshares' common stock, $4.00 par value per share (subject to adjustment as described in the accompanying Prospectus/Proxy
Statement).

     Detailed information about the proposed Merger, Triad, UCB and Bancshares is set forth in the accompanying Prospectus/Proxy Statement. You are urged to study the Prospectus/Proxy Statement before casting your vote on the Merger. The
Board of Directors of Triad has received a written  opinion of The Carson Medlin
Company that the terms of the Merger are fair, from a financial point of view, to the shareholders of Triad.

     Your Board of Directors believes the Merger with UCB is in the best interests of Triad and its shareholders and has unanimously approved the Agreement. Accordingly, your Board unanimously recommends that you vote FOR approval of the Agreement.

     Your  vote is  important,  regardless  of the  number  of  shares  you own.
Approval of the Merger requires the affirmative vote of the holders of two thirds of the outstanding shares of Triad common stock entitled to vote at the Special Meeting. Consequently, failure to vote will have the same effect as a vote against the Merger. Therefore, on behalf of your Board of Directors, I urge you to complete, date and sign the accompanying appointment of proxy and return it promptly in the enclosed, postage paid envelope as soon as possible to ensure that your shares will be voted at the Special Meeting. This will not prevent you from attending the Special Meeting and voting in person, but will assure that your vote is counted if you are unable to attend the Special Meeting.

     On behalf of the Board of Directors, I urge you to vote FOR approval of the Agreement.

                                   Sincerely,



                                   James E. Mims
                                   Chairman and Chief Executive Officer



                                   Triad Bank

                             113 North Greene Street
                        Greensboro, North Carolina 27401

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS



      NOTICE is hereby given that a Special Meeting of Shareholders (the
"Special Meeting") of Triad Bank ("Triad") will be held at 10:00 a.m. on Tuesday, February 27, 1996, at Holiday Inn Four Seasons, 3121 High Point Road at I-40, Greensboro, North Carolina.



The purposes of the meeting are:

1. Proposal to Approve the Merger. To consider and vote on a proposal to approve the Agreement and Plan of Reorganization and Merger, dated as of October 19, 1995 (the "Agreement"), among
      Triad, United Carolina Bank ("UCB") and United Carolina Bancshares
      Corporation ("Bancshares") (a copy of which is attached as Appendix A to the Prospectus/Proxy Statement which accompanies this Notice), and to approve the transactions described therein, including, without limitation, the merger of Triad into UCB (the
      "Merger") with the result that the outstanding shares of Triad's common stock, $2.50 par value per share ("Triad Stock"), will be converted into shares of Bancshares' common stock, $4.00 par value per share, all as more fully described in the accompanying
      Prospectus/Proxy Statement;

2. Other Business. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.
      Management of Triad is not aware of any other matters which may properly come before the Special Meeting.

      UNDER NORTH CAROLINA LAW, EACH HOLDER OF TRIAD STOCK HAS THE RIGHT
TO DISSENT FROM THE MERGER AND TO DEMAND PAYMENT OF THE FAIR VALUE OF
HIS OR HER SHARES OF TRIAD STOCK IN THE EVENT THE MERGER IS APPROVED AND
CONSUMMATED.  A SHAREHOLDER'S RIGHT TO DISSENT IS CONTINGENT UPON STRICT
COMPLIANCE WITH THE REQUIREMENTS OF ARTICLE 13 OF THE NORTH CAROLINA
BUSINESS CORPORATION ACT.  THE FULL TEXT OF ARTICLE 13 IS ATTACHED AS
APPENDIX B TO THE PROSPECTUS/PROXY STATEMENT WHICH ACCOMPANIES THIS
NOTICE AND IS INCORPORATED HEREIN BY REFERENCE.

      EACH SHAREHOLDER IS INVITED TO ATTEND THE SPECIAL MEETING IN
PERSON. HOWEVER, TO INSURE THAT A QUORUM IS PRESENT AT THE SPECIAL
MEETING, EACH SHAREHOLDER IS URGED TO COMPLETE, DATE, SIGN AND RETURN
PROMPTLY THE ENCLOSED APPOINTMENT OF PROXY IN THE ENCLOSED PREPAID
ENVELOPE.  SIGNING AND RETURNING AN APPOINTMENT OF PROXY WILL NOT AFFECT
A SHAREHOLDER'S RIGHT TO ATTEND THE SPECIAL MEETING AND VOTE IN PERSON.

                                    By Order of the Board of Directors


                                    Kenneth M. Greene
                                    Secretary


January ___, 1996



              TRIAD'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
                   SHAREHOLDERS VOTE TO APPROVE THE AGREEMENT.




                                    PROSPECTUS

                                 UNITED CAROLINA
                              BANCSHARES CORPORATION

                                 1,200,000 Shares

                                   Common Stock
                                 Par Value $4.00
                            _________________________

                                 PROXY STATEMENT



                      For Special Meeting of Shareholders of
                                    Triad Bank
                          to be Held on February 27, 1996



                            _________________________


      This Prospectus relates to shares of the common stock, $4.00 par value per share ("Bancshares Stock"), of United Carolina Bancshares
Corporation ("Bancshares") that will be issued in connection with the proposed merger (the "Merger") of Triad Bank ("Triad") into United
Carolina Bank ("UCB"). Bancshares is a North Carolina corporation which is registered with the Board of Governors of the Federal Reserve System
(the "Federal Reserve") as a bank holding company and which is the parent company of UCB. As described in the Agreement and Plan of Reorganization and Merger, dated as of October 19, 1995 (the
"Agreement"), among Triad, Bancshares and UCB, it is proposed that Triad be merged into UCB and, upon consummation of the Merger, that the outstanding shares of Triad's common stock, $2.50 par value per share
("Triad Stock"), be converted and exchanged for shares of Bancshares
Stock.  (See "PROPOSAL 1: THE MERGER.")

      Each holder of Triad Stock is entitled to exercise his or her statutory dissenter's rights in accordance with North Carolina law. (See
"RIGHTS OF DISSENTING SHAREHOLDERS.") In lieu of issuing fractional shares of Bancshares Stock, cash will be distributed to each Triad shareholder otherwise entitled to receive a fractional share in an amount equal to that fraction multiplied by the "market value" of one whole share of Bancshares Stock. (See "PROPOSAL 1: THE MERGER -
Treatment of Fractional Shares.")



      This Prospectus also serves as Triad's Proxy Statement in connection with the solicitation of appointments of proxy by the Triad
Board of Directors to be used at a Special Meeting of Triad's shareholders (the "Special Meeting"), including any adjournments thereof, to be held on February 27, 1996, for the purposes described herein. (See "SUMMARY - Special Meeting of Shareholders.")

      The Prospectus/Proxy Statement and the accompanying form of appointment of proxy are first being mailed to shareholders of Triad on or about January ___, 1996.



                             ----------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
        EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
            SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS/PROXY STATEMENT.  ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------



        The date of this Prospectus/Proxy Statement is January ___, 1996.





      No person is authorized to give any information or make any representation other than those contained in this Prospectus/Proxy
Statement, and, if given or made, such information or representation should not be relied upon as having been authorized by Bancshares, UCB or Triad. This Prospectus/Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to purchase the securities offered by this Prospectus/Proxy Statement in any jurisdiction in which such offer is not authorized or to or from any person to whom it is unlawful to make such offer or solicitation. The information contained or incorporated by reference in this Prospectus/Proxy Statement regarding Bancshares and its affiliates has been furnished by Bancshares, and the information contained herein regarding Triad has been furnished by Triad. Neither the delivery of this Prospectus/Proxy
Statement nor any distribution of the securities being offered hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Bancshares, UCB or Triad since the date of this Prospectus/Proxy Statement or that the information contained herein or in the documents incorporated by reference is correct as of any time subsequent to the date hereof.

      THE SHARES OF BANCSHARES STOCK OFFERED HEREBY ARE NOT DEPOSITS OF
ANY BANK OR FINANCIAL INSTITUTION AND ARE NOT INSURED BY THE FEDERAL
DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.
                         ______________________________

                                TABLE OF CONTENTS






                                                         Page                                                             Page

AVAILABLE INFORMATION.......................................3         PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION....31
INCORPORATION OF CERTAIN                                              MARKET AND DIVIDEND INFORMATION ......................38
  DOCUMENTS BY REFERENCE....................................3         CAPITALIZATION........................................39
SUMMARY.....................................................5         UNITED CAROLINA BANCSHARES
  Special Meeting of Shareholders...........................5         CORPORATION AND UNITED
  Summary of the Merger.....................................6           CAROLINA BANK.......................................39
SELECTED FINANCIAL INFORMATION AND                                      General.............................................39
  UNAUDITED COMPARATIVE PER SHARE DATA.....................10           Recent Events.......................................40
PROPOSAL 1:  THE MERGER....................................13           Beneficial Ownership of Securities..................40
  General..................................................13         TRIAD BANK............................................41
  Conversion of Triad Stock and                                         General.............................................41
    Triad Options; Exchange Rate...........................13           Beneficial Ownership of Securities..................41
  Surrender and Exchange of Certificates...................14         REGULATION AND SUPERVISION............................43
  Treatment of Fractional Shares...........................14         CAPITAL STOCK OF BANCSHARES
  Background of and Reasons for the Merger.................15           AND TRIAD...........................................50
  Recommendation...........................................16           Capital Stock of Bancshares.........................50
  Fairness Opinion.........................................16           Differences in Capital Stock of
  Required Shareholder Approval............................20             Bancshares and Triad..............................50
  Required Regulatory Approvals............................21         INDEMNIFICATION.......................................52
  Conduct of Business Pending the Merger...................21         TAX AND LEGAL MATTERS.................................53
  Dividends................................................21         EXPERTS...............................................53
  Prohibition on Solicitation..............................21         OTHER MATTERS.........................................54
  Accounting Treatment.....................................21         PROPOSALS OF SHAREHOLDERS.............................54
  Certain Income Tax Consequences..........................22         APPENDIX A - Agreement and Plan of
  Conditions to the Merger.................................23           Reorganization and Merger..........................A-1
  Waiver; Amendment of Agreement...........................23         APPENDIX B - Article 13 of the
  Termination of Agreement.................................24           North Carolina Business
  Closing Date and Effective Time..........................24           Corporation Act Relating to the
  Interests of Certain Persons With Respect                             Rights of Dissenting Shareholders..................B-1
    to the Merger..........................................25         APPENDIX C - Opinion of
  Restrictions on Resale of Bancshares Stock                            The Carson Medlin Company..........................C-1
    Received by Certain Persons............................27
  Expenses.................................................28
  Termination Fee..........................................28
RIGHTS OF DISSENTING SHAREHOLDERS..........................29

                        AVAILABLE INFORMATION

      Bancshares is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and, in accordance therewith, files proxy statements, reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information filed by Bancshares can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at the Commission's Regional Offices located in Chicago (Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511) and in New York (7 World Trade Center, Suite 1300, New York, New York 10048). Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates.

      Bancshares has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the Bancshares Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus/Proxy Statement does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, all of which may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, upon payment of the prescribed fees.

      Triad also is subject to the informational requirements of the 1934 Act and, in accordance therewith, files reports, proxy statements and other information with the Federal Deposit Insurance Corporation ("FDIC"). Such reports, proxy statements and other information filed by Triad may be obtained from the FDIC at prescribed rates by addressing written requests for such copies to the FDIC, Registration and Disclosure Section, 550 17th Street, N.W., Washington, D.C. 20429. In addition, such documents may be inspected and copied at the public reference facilities of the FDIC at 1776 F Street, N.W., Room F- 643, Washington, D.C. 20429.

      AS FURTHER DESCRIBED BELOW, THIS PROSPECTUS/PROXY STATEMENT INCORPORATES BY REFERENCE DOCUMENTS RELATING TO BANCSHARES OR TRIAD WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF DOCUMENTS RELATED TO BANCSHARES OR TRIAD (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS), WILL BE PROVIDED WITHOUT CHARGE TO ANY BENEFICIAL OWNER OF SHARES OF TRIAD STOCK UPON A REQUEST, FOR BANCSHARES DOCUMENTS, TO HOWARD V. HUDSON, JR., SECRETARY, UNITED CAROLINA BANCSHARES CORPORATION, P. O. BOX 632, WHITEVILLE, N. C. 28472, TELEPHONE (910) 642-5131 AND, FOR TRIAD DOCUMENTS, TO WANDA S. CLARK, ASSISTANT SECRETARY, TRIAD BANK, POST OFFICE BOX 22006, GREENSBORO, N.C. 27420, TELEPHONE (910) 271-4700. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS BEFORE THE SPECIAL MEETING, ANY SUCH REQUEST SHOULD BE MADE BY MARCH __, 1996.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents previously filed by Bancshares with the Commission (SEC File No. 0-5583) are incorporated by reference into this Prospectus/Proxy Statement: (i) Bancshares' Annual Report on Form 10-K for the fiscal year ended December 31, 1994; (ii) Bancshares' Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995, and September 30, 1995; (iii) Bancshares' Current Reports on Form 8-K dated May 22, 1995 and October 19, 1995; and (iv) the description of Bancshares Stock contained in its Registration Statement on Form 10, as amended by Bancshares' subsequent reports filed under the 1934 Act. The following documents previously filed by Triad with the FDIC (all of which are exhibits to the Registration Statement) are incorporated by reference into this Prospectus/Proxy Statement: (i) Triad's Annual Report on Form F-2 for the fiscal year ended December 31, 1994; (ii) Triad's Quarterly Reports on Form F-4 for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; and (iii) Triad's Current Report on Form F-3 dated October 24, 1995.

      In addition, all other documents filed by Bancshares pursuant to
Section 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to final adjournment of the Special Meeting shall be deemed to be incorporated by reference into this Prospectus/Proxy Statement. Any statements contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

      TRIAD'S ANNUAL REPORT TO SHAREHOLDERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994 AND QUARTERLY REPORT ON FORM F-4 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1995 ACCOMPANY THIS PROSPECTUS/PROXY STATEMENT.

                                     SUMMARY


Special Meeting of Triad Shareholders

      General. This Prospectus/Proxy Statement is being furnished in connection with the solicitation by Triad's Board of Directors of appointments of proxy for use at the Special Meeting, and at any adjournments thereof.



      Date, Place and Time. The Special Meeting will be held on February 27, 1996, at 10:00 a.m. local time, at Holiday Inn Four Seasons, 3121 High Point Road at I-40, Greensboro, North Carolina.



      Purposes of Special Meeting. The purposes of the Special Meeting are (i) to consider and vote on a proposal to approve the Agreement, a copy of which is attached as Appendix A to this Prospectus/Proxy Statement and is incorporated herein by reference, and (ii) to transact such other business as may properly come before the Special Meeting. (See "PROPOSAL 1: THE MERGER.")

      Solicitation and Voting of Proxies. The persons named to represent shareholders as proxies at the Special Meeting are James E. Mims and Kenneth M. Greene (the "Proxies"). Shares represented by each appointment of proxy which is properly executed and returned, and not revoked, will be voted by the Proxies in accordance with the directions contained therein. If no directions are given, such shares will be voted by the Proxies "FOR" Proposal 1. On such other matters that may properly come before the Special Meeting, the Proxies will be authorized to vote in accordance with their best judgment.



      Record Date. The close of business on January 2, 1996 has been fixed as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Special
Meeting. Only those shareholders of record on the Record Date will be eligible to vote on the matters described herein.



      Voting Securities. The voting securities of Triad are the shares of Triad Stock, of which ______ shares were issued and outstanding on the Record Date. As of September 30, 1995, the directors and executive officers of Triad and their affiliates beneficially owned and were entitled to vote approximately 20% of the outstanding shares of Triad Stock. The directors and executive officers of Triad are expected to vote their shares in favor of the Agreement. Information as to the nature of such persons' beneficial ownership is included in the section of this Prospectus/Proxy Statement entitled "Triad Bank - Beneficial Ownership of Securities."

      Votes Required for Approval. At the Special Meeting, each shareholder will be entitled to cast one vote for each share of Triad Stock held of record on the Record Date on each matter submitted for voting. The affirmative vote of the holders of two thirds of the outstanding shares of Triad Stock is required to approve the Agreement. Because the affirmative vote of two-thirds of all outstanding shares of Triad Stock is required to approve the Agreement, abstentions, broker nonvotes and shares otherwise not voted at the Special Meeting will have the same effect as votes against the Agreement.

      Revocation of Appointment of Proxy. Any shareholder who executes an appointment of proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of Triad either an instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Special Meeting and announcing his intention to vote in person.

      Proxy Solicitation Expenses. Except under certain circumstances involving a wrongful termination or breach of the Agreement, the cost of soliciting proxies will be deemed to be incurred and shall be paid 50% by Triad and 50% by Bancshares. In addition to the use of the mails, appointments of proxy may be solicited personally or by telephone by Triad's officers, directors and employees, none of whom will be compensated separately for any such solicitation activities.

Summary of the Merger

      The following is a brief summary of information about the Agreement (a copy of which is attached as Appendix A to this Prospectus/Proxy Statement) and the transactions described therein and is not intended to be a complete statement of all material facts regarding the Merger. This summary is qualified in its entirety by reference to the more detailed information contained elsewhere herein (see "PROPOSAL 1: THE MERGER"), the accompanying Appendices, and the other documents referred to or incorporated herein by reference.

      Parties to the Merger. Bancshares is a North Carolina business corporation which is registered with the Federal Reserve as a bank holding company and is the parent company of UCB. UCB is a North Carolina commercial bank. Bancshares' and UCB's principal offices are located at 127 West Webster Street (Post Office Box 632), Whiteville, North Carolina 28472, and their telephone number is (910) 642-5131. (See "UNITED CAROLINA BANCSHARES CORPORATION AND UNITED CAROLINA BANK.") At September 30, 1995, Bancshares' consolidated financial statements reflected total assets of $3.8 billion, total deposits of $3.4 billion and total stockholders' equity of $292.3 million.

      Triad is a North Carolina commercial bank. Its principal office is located at 113 North Greene Street (Post Office Box 22006), Greensboro, North Carolina 27401, and its telephone number is (910) 271-4700. (See "TRIAD BANK.") At September 30, 1995, Triad's financial statements reflected total assets of $199.2 million, total deposits of $181.3 million, and total stockholders' equity of $15.0 million.

      Effect of Merger. The Merger is provided for in the Agreement which has been entered into among Bancshares, UCB and Triad. At the time the Merger becomes effective (the "Effective Time"), Triad will be merged into and its corporate existence will be combined with that of UCB, Triad will cease to exist as a separate corporation, and UCB will be the surviving corporation and continue to conduct business under its charter and with its then current management. (See "PROPOSAL 1: THE MERGER - General.")



      Conversion of Triad Stock. At the Effective Time, each outstanding share of Triad Stock (other than shares as to which Triad's shareholders properly exercise their "Dissenter's Rights" under North Carolina law) will be converted into, and thereafter may be exchanged for, 0.569444 of a share (the "Exchange Rate") of Bancshares Stock. However, if the average closing price of Bancshares Stock on the Nasdaq National Market for the 30 consecutive trading days immediately preceding the Special Meeting (the "30-Day Average") is greater than $40.39 per share, then the Exchange Rate will be adjusted to equal the ratio (rounded to six decimal places) produced by dividing $23.00 by the 30-Day Average, and if the 30-Day Average is less than $31.61 per share, then the Exchange Rate will be adjusted to equal the ratio (rounded to six decimal places) produced by dividing $18.00 by the 30-Day Average. However, Bancshares may terminate the Agreement (unless Bancshares has agreed to be acquired) if the 30-Day Average exceeds $43.20 and Triad may terminate the Agreement if the 30-Day Average is less than $28.80. Given these minimum and maximum prices, the Exchange Rate could fluctuate between a high of .625000 and a low of .532407. As of January __, 1996, the 30-Day Average was $________ which would have resulted in an Exchange Rate equal to __________. (See "PROPOSAL 1: THE MERGER - Conversion of Triad Stock and Triad Options; Exchange Rate" and "-- Termination of Agreement.")



      Treatment of Fractional Shares. In lieu of issuing fractional shares of Bancshares Stock, cash will be distributed to each Triad shareholder otherwise entitled to receive a fractional share in an amount equal to that fraction multiplied by the "market value" (as defined in the Agreement) of one whole share of Bancshares Stock. (See "PROPOSAL 1: THE MERGER - Treatment of Fractional Shares.")

      Recommendations and Reasons. TRIAD'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TRIAD'S SHAREHOLDERS VOTE TO APPROVE THE AGREEMENT. Triad's Board of Directors has adopted the Agreement and believes the Merger is in the best interests of Triad and its shareholders and unanimously recommends that Triad's shareholders vote FOR approval of the Agreement. The Board of Directors considered a variety of factors in approving the Agreement, including without limitation (i) the amount and nature of the consideration to be received by Triad's shareholders, (ii) the greater liquidity and the potential for increases in the value of Bancshares Stock as compared to Triad Stock, (iii) Bancshares' cash dividend and earnings record, (iv) the treatment of Triad's officers and employees, (v) the more efficient and profitable operation of Triad through economies of scale, and (vi) the ability to offer expanded services to Triad's customers. (See "PROPOSAL 1: THE MERGER -- Recommendation," and "--Background of and Reasons for the Merger.")

      Fairness Opinion. Triad's Board of Directors retained The Carson Medlin Company ("Carson Medlin") to provide it with an opinion of the fairness of the Merger to Triad's shareholders from a financial point of view. After a review of a variety of relevant factors, Carson Medlin has given the Board of Directors a written opinion dated ________________, 1996 (the "Fairness Opinion", a copy of which is attached as Appendix C to this Prospectus/Proxy Statement) to the effect that the consideration to be received by Triad's shareholders in connection with the Merger as provided in the Agreement is fair from a financial point of view. For its services, Triad has paid Carson Medlin a fee of $15,000 for services rendered to date and has agreed to pay Carson Medlin an additional fee of $20,000 if the Merger is consummated. Triad also has agreed to reimburse Carson Medlin for its out-of-pocket expenses incurred in connection with activities contemplated by its engagement by Triad. Additionally, Triad has agreed to indemnify Carson Medlin against certain liabilities that may arise in connection with its engagement. Triad's and Bancshares' respective obligations to consummate the Merger are conditioned on Triad's receipt from Carson Medlin immediately prior to consummation of the Merger of a letter stating that it remains Carson Medlin's opinion that the terms of the Merger are fair to Triad's shareholders from a financial point of view. (See "PROPOSAL 1: THE MERGER -- Fairness Opinion.")

       Required Approval of Triad's Shareholders. Under North Carolina law, the Agreement must be approved by the affirmative vote of the holders of two-thirds of the total outstanding shares of Triad Stock, in person or by proxy, at the Special Meeting. The Agreement must be approved by such vote in order to consummate the Merger. (See "PROPOSAL 1: THE MERGER.")

      Required Regulatory Approvals. The Merger is subject to approval by the North Carolina Commissioner of Banks (the "Commissioner"), the North Carolina State Banking Commission (the "Banking Commission"), and the FDIC. Applications for all such required approvals have been filed and are pending. While no assurances are or can be given, Bancshares and Triad believe that all such required regulatory approvals will be obtained. (See "PROPOSAL 1: THE MERGER -- Required Regulatory Approvals.")

      Conditions to Merger. In addition to required regulatory and shareholder approvals, consummation of the Merger is conditioned upon the fulfillment of certain other conditions described in the Agreement, including without limitation, (i) receipt of an opinion to the effect that, among other things, for federal income tax purposes the Merger will constitute a "reorganization" as defined in (section mark) 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) receipt of the Fairness Opinion and receipt of written confirmation of the Fairness Opinion immediately prior to the Effective Time; (iii) receipt by Bancshares of an opinion of KPMG Peat Marwick LLP to the effect that the Merger qualifies for pooling-of-interests accounting treatment, and (iv) certain other conditions customary in transaction of this nature. (See "PROPOSAL 1: THE MERGER -- Conditions to Merger.")

      Waiver and Amendment. Prior to the Effective Time, any provision of the Agreement (other than provisions relating to regulatory approvals and other approvals required by law) may be waived by the party entitled to the benefits of such provisions. Additionally, the Agreement may be amended, modified or supplemented by Bancshares, UCB and Triad at any time prior to the Effective Time, and whether before or after approval by Triad's shareholders, by an agreement in writing approved by a majority of the members of their respective Boards of Directors. However, except as otherwise provided in the Agreement, following approval of the Agreement by Triad's shareholders, no such amendment may change the Exchange Rate without shareholder approval of such change. (See "PROPOSAL 1: THE MERGER -- Waiver, Amendment of Agreement.")

      Termination of the Agreement. The Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by Triad's shareholders, by the mutual agreement of Bancshares, UCB and Triad, and may be terminated by either Bancshares or Triad under certain circumstances described in the Agreement. (See PROPOSAL 1: THE MERGER -- Termination of Agreement.")

      Effective Time. Assuming the receipt of all required approvals, it currently is expected that the Merger will become effective during the first half of 1996. (See "PROPOSAL 1: THE MERGER -- Closing Date and Effective

Time.") The Board of Directors of either Triad or UCB may terminate the Agreement if the Effective Time shall not have occurred by July 31, 1996. (See "PROPOSAL 1: THE MERGER -- Termination of
Agreement.")


      Directors and Officers. Following the Effective Time, Bancshares' and UCB's then current directors and executive officers will continue to serve for the remainder of their respective terms of office as the directors and executive officers of Bancshares and UCB. Following the Effective Time, Bancshares' Board of Directors will appoint one member of Triad's Board of Directors (who will be selected by mutual agreement of Bancshares and Triad) to serve as a director of UCB. See "PROPOSAL 1: THE MERGER -- Interests of Certain Persons with Respect to the Merger.")

      Interests of Certain Persons. In order to assure itself of their assistance and continued services during the transition period following the Effective Time, (i) at the Effective Time UCB will enter into an employment agreement with each of James E. Mims (who serves as a director of Triad and its Chairman and Chief Executive Officer) and with Carl I. Carlson, III (who serves as a director of Triad and its President), and (ii) Triad's directors and advisory board members (other than the director appointed to UCB's Board of Directors and directors who also are employees of Triad or who do not desire to serve as such) will be appointed to serve as local advisory board members of UCB for one of UCB's city offices in Triad's former geographic market and will receive fees for a period of one year which approximate the fee schedules for services as directors and advisory board members, respectively, of Triad in 1995. Also at the Effective Time (i) all outstanding options to purchase Triad Stock will be converted into options to purchase Bancshares Stock, (ii) title to the automobiles owned by Triad and used by Mr. Mims and Mr. Carlson shall be transferred to Mr. Mims and Mr. Carlson, respectively, (iii) UCB, for a period of six months after the Effective Time, will assume Triad's obligations under two life insurance policies on Mr. Carlson, and (iv) UCB will assume Triad's obligations under a split dollar life insurance policy for James E. Mims currently maintained by Triad. (See "PROPOSAL 1: THE MERGER -- Interests of Certain Persons With Respect to the Merger.")

      Accounting Treatment. It is a condition to the Agreement that the Merger be accounted for as a pooling-of-interests for accounting and financial reporting purposes. Generally, among other requirements, if the number of fractional shares, shares repurchased by Triad or by Bancshares, shares of Triad shareholders who exercise their dissenter's rights, and the like acquired for cash, together would represent more than 10% of the shares to be issued by Bancshares in connection with the Merger, the Merger will not qualify for the pooling-of-interests method of accounting. If the Merger will not qualify for the pooling-of-interests method of accounting for any reason, Bancshares will be entitled to terminate the Agreement and abandon the Merger. (See "PROPOSAL 1: THE MERGER -- Accounting Treatment,""--Termination of Agreement," and "RIGHTS OF DISSENTING SHAREHOLDERS.")

      Income Tax Consequences. Triad and Bancshares have received an opinion (the "Tax Opinion") from KPMG Peat Marwick LLP, tax advisors to Triad and Bancshares, to the effect that the Merger will constitute a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, with no gain or loss being recognized by Triad's shareholders upon the conversion and exchange of shares of Triad Stock into shares of Bancshares Stock (except with respect to cash received in lieu of fractional shares of Bancshares Stock or in redemption of shares of Triad Stock as to which Dissenter's Rights are exercised.) Because of the complexity of federal income tax laws and because tax consequences may vary depending on a shareholder's individual circumstances or tax status, it is recommended that each of Triad's shareholders consult his or her own tax advisor concerning the federal (and applicable state, local or other) tax consequences of the Merger. (See "PROPOSAL 1: THE MERGER -- Certain Income Tax Consequences.")


      Rights of Dissenting Shareholders. Subject to certain conditions, each Triad shareholder has the right under North Carolina law to assert dissenter's rights and to receive the "fair value" of his or her shares of Triad Stock in cash ("Dissenter's Rights"). Any shareholder who desires to assert Dissenter's Rights must, among other things, (i) give to Triad, before the vote on the Agreement is taken, timely written notice of his or her intent to demand payment for his or her shares if the Merger is consummated, (ii) not vote his or her shares in favor of the Agreement, (iii) demand payment and deposit his or her share certificates by the date set forth in and in accordance with the terms and conditions of a "dissenter's notice" sent to such shareholder by Triad, and (iv) otherwise satisfy the requirements specified in Appendix
B to the Prospectus/Proxy Statement. Assuming shareholder approval and consummation of the Merger, a shareholder who properly exercises
Dissenter's Rights will be offered the amount Triad estimates to be the fair value of his or her shares of Triad Stock, plus accrued interest to the date of payment, and will be paid such amount in cash provided the shareholder agrees in writing to accept such amount in full satisfaction of his or her demand. In order to exercise Dissenter's Rights, a shareholder MUST follow carefully ALL steps prescribed in Appendix B. (See "RIGHTS OF DISSENTING SHAREHOLDERS" and Appendix B.) A shareholder who returns a signed appointment of proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of the Agreement and will not be entitled to assert Dissenter's Rights.

      Differences in Capital Stock of Bancshares and Triad. In connection with the Merger, Triad's shareholders (other than shareholders who exercise Dissenter's Rights) will become shareholders of Bancshares. There are certain differences between the rights of shareholders of Bancshares as opposed to shareholders of Triad. Shareholders should consider carefully the difference in Bancshares Stock and Triad Stock under the governing instruments of those corporations and North Carolina law. (See "CAPITAL STOCK OF BANCSHARES AND TRIAD -- Differences in Capital Stock of Bancshares and Triad.")

      Resales of Bancshares Stock Received in Merger. The shares of Bancshares Stock into which Triad Stock will be converted in the Merger will be freely transferable by the holders thereof except in the case of shares held by persons who may be deemed to be "Affiliates" of Triad or Bancshares under applicable federal securities laws. Generally, Triad's Affiliates include its directors, executive officers, principal shareholders and other persons who may be deemed to "control" Triad. (See "PROPOSAL 1: THE MERGER -- Restrictions on Resale of Bancshares Stock Received by Certain Persons.")

     SELECTED FINANCIAL INFORMATION AND UNAUDITED COMPARATIVE PER SHARE DATA

United Carolina Bancshares Corporation

      The following table sets forth certain selected historical consolidated financial information for Bancshares at the date and for the periods indicated. This selected financial information has been derived from and should be read in conjunction with Bancshares' audited consolidated financial statements and interim unaudited financial statements, including the related notes thereto, which are incorporated by reference in this Prospectus/Proxy Statement. (See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.") Management of Bancshares believes such unaudited consolidated financial statements as of and for the nine months ended September 30, 1995 and 1994 include all adjustments (which consist only of normal recurring accruals) necessary for a fair presentation of such results for such interim periods. Results for the nine months ended
September 30, 1995, are not necessarily indicative of results that may be expected for any other interim period or for the full year.


                                           As of or for the
                                              nine months                                   As of or for the
                                           ended September 30,                           years ended December 31,
                                               (unaudited)
                                           1995          1994          1994          1993      1992          1991        1990
                                                               (Dollars in thousands except per share amounts)
Summary of operations:
  Interest income . . . . . . . . . .  $  210,509    $  169,849     $  231,856   $  206,452  $ 211,795   $  234,722    $  242,349
  Interest expense  . . . . . . . . .      93,355        62,525         87,021       78,701     91,805      122,807       137,489
    Net interest income . . . . . . .     117,154       107,324        144,835      127,751    119,990      111,915       104,860
  Provision for credit losses . . . .       4,400         2,771          3,371        4,993     11,920       14,616        17,540
    Net interest income after
      provision for credit losses . .     112,754       104,553        141,464      122,758    108,070       97,299        87,320
  Noninterest income  . . . . . . . .      33,355        32,445         43,405       41,671     38,982       35,999        32,099
  Noninterest expenses, excluding
    restructuring charges . . . . . .      93,894        93,318        125,699      115,970    105,655      100,204        91,829
  Restructuring charges . . . . . . .                     1,300         11,906
  Income before income taxes  . . . .      52,215        42,380         47,264       48,459     41,397       33,094        27,590
    Income tax provision  . . . . . .      19,027        15,316         17,198       15,842     12,968        9,713         7,352
  Income before cumulative
    effects of changes in                  33,188        27,064         30,066       32,617     28,429       23,381        20,238
    accounting methods  . . . . . . .
    Cumulative effects of changes
    in accounting methods . . . . . .                      (316)          (316)         855
  Net income  . . . . . . . . . . . .  $   33,188    $   26,748     $   29,750   $   33,472     28,429   $   23,381    $   20,238

Per share data:
  Income before cumulative
    effects of changes in              $     2.25    $     1.85     $     2.05   $     2.23       1.96   $     1.61    $     1.39
    accounting methods  . . . . . . .
  Net income  . . . . . . . . . . . .  $     2.25    $     1.83     $     2.03   $     2.29       1.96   $     1.61    $     1.39
  Cash dividends declared . . . . . .  $      .72    $      .62     $      .84   $      .76        .66   $      .61    $      .60
  Book value at end of period . . . .  $    19.79    $    18.11     $    17.92   $    17.22      15.69   $    14.37    $    13.09
Balance sheet data at period-end:
  Total assets  . . . . . . . . . . .  $3,766,643    $3,239,041     $3,331,638   $3,132,849 $2,874,077   $2,679,227    $2,649,379
  Total earning assets  . . . . . . .   3,513,521     3,001,018      3,085,570    2,873,901  2,644,736    2,451,087     2,297,705
  Loans, net of unearned income . . .   2,635,535     2,355,912      2,418,158    2,226,425  1,897,906    1,818,847     1,713,244
  Total deposits  . . . . . . . . . .   3,398,206     2,885,753      2,940,599    2,811,656  2,540,843    2,424,742     2,412,647
  Stockholders' equity  . . . . . . .  $  292,315    $  266,063     $  263,489   $  251,915 $  228,437   $  208,942    $  190,256

Average balance sheet data:
  Total assets  . . . . . . . . . . .  $3,545,516    $3,160,194     $3,190,756   $2,932,951 $2,780,564   $2,657,284    $2,531,947
  Total earning assets  . . . . . . .   3,314,108     2,942,498      2,973,425    2,721,807  2,580,599    2,415,833     2,290,184
  Loans, net of unearned income . . .   2,550,155     2,300,535      2,319,309    2,019,087  1,864,292    1,760,035     1,692,848
  Total deposits  . . . . . . . . . .   3,179,590     2,809,092      2,836,243    2,606,340  2,476,963    2,406,175     2,291,256
  Stockholders' equity  . . . . . . .  $  275,989    $  257,212     $  259,584   $  239,488 $  217,779   $  197,891    $  184,647

Performance ratios:
  Income before cumulative
    effects of changes in
    accounting methods as a
    percent of:
      Average stockholders'
          equity  . . . . . . . . . . .    16.08%(1)     14.07%(1)       11.58%       13.62%    13.05%       11.82%        10.96%
      Average total assets  . . . . .       1.25%(1)      1.15%(1)         .94%        1.11%     1.02%         .88%          .80%
    ____________________________________________

    (1)      Annualized.


Triad Bank

      The following table sets forth certain selected historical financial information for Triad at the dates and for the periods indicated. This selected financial information has been derived from and should be read in conjunction with Triad's audited financial statements and interim unaudited financial statements, including the related notes thereto, which are incorporated by reference in this Prospectus/Proxy Statement. (See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.") Management of Triad believes that such unaudited financial statements as of and for the nine months ended September 30, 1995 and 1994 include all adjustments (which consist only of normal recurring accruals) necessary for a fair presentation of such results for such interim periods. Results for the nine months ended September 30, 1995, are not necessarily indicative of results that may be expected for any other interim period or for the full year.

                                                 As of or for the
                                                  nine months                                   As of or for the
                                               ended September 30,                           years ended December 31,
                                                   (unaudited)
                                                1995       1994          1994          1993         1992          1991         1990
                                                                 (Dollars in thousands except per share amounts)
     Summary of operations:
       Interest income . . . . . . . . . .   $  10,619  $   8,547     $  11,840    $   6,401   $   6,690    $   8,781  $   9,337
       Interest expense  . . . . . . . . .       4,173      2,952         4,094        2,078       2,583        4,237      5,045
         Net interest income . . . . . . .       6,446      5,595         7,746        4,323       4,107        4,544      4,292
       Provision for loan losses . . . . .         125        150           150          225         526        1,960        340
         Net interest income after
           provision for loan losses . . .       6,321      5,445         7,596        4,098       3,581        2,584      3,952
       Other income  . . . . . . . . . . .       1,364      1,371         1,795        1,092       1,129        1,036        914
       Gain (loss) on sale of securities .        ---           2           (27)        ---           14          123         10
       Other expenses  . . . . . . . . . .       6,129      5,870         7,851        4,614       4,501        4,585      4,335
       Income (loss) before income taxes,
         accounting change and
         extraordinary item  . . . . . . .       1,556        948         1,513          576         223         (842)       541
       Income taxes  . . . . . . . . . . .         176        232           343          147          41         (253)       129
       Net income (loss) before accounting
         change and extraordinary item . .    $  1,380    $   716      $  1,170     $    429   $     182     $   (589) $     412
       Accounting change and extraordinary
          item   . . . . . . . . . . . . .        ---       ---           ---            175          41         ---       ---
       Net income (loss) . . . . . . . . .    $  1,380   $    716      $  1,170     $    604     $   223    $    (589)  $    412
     Per Share Data:
     Net income (loss) before accounting
       change and extraordinary item -
       primary . . . . . . . . . . . . . .    $    .76   $    .40      $    .65     $    .44    $    .19     $   (.63)  $    .44
     Net income (loss) before accounting
       change and extraordinary item -
       fully diluted . . . . . . . . . . .         .74        .39           .64          .44         .19         (.63)       .44
       Primary net income (loss) . . . . .    $    .76   $    .40      $    .65     $    .62    $    .24    $    (.63)  $    .44
       Fully diluted net income (loss)             .74        .39           .64          .61         .24         (.63)       .44
       Book value  . . . . . . . . . . . .    $   8.23   $   7.16      $   7.38     $   6.85    $   6.83    $    6.62   $   7.24

     Balance sheet data at period-end:
       Total assets  . . . . . . . . . . .    $199,237   $181,676      $178,587     $171,724    $ 97,047     $103,171   $101,291
       Total earning assets  . . . . . . .     180,613    166,084       163,636      153,442      83,936       91,417     90,714
       Loans, net of unearned income . . .     128,175    110,828       115,156      104,181      61,519       72,964     67,368
       Deposits  . . . . . . . . . . . . .     181,299    166,531       162,633      156,991      89,851       94,957     93,569
       Stockholders' equity  . . . . . . .      14,967     13,022        13,413       12,383       6,460        6,184      6,760

     Average balance sheet data:
       Total assets  . . . . . . . . . . .    $181,842   $170,416      $172,316     $ 95,681    $ 95,934    $100,710    $ 98,081
       Total earning assets  . . . . . . .     169,244    156,412       158,468       86,860      85,692      92,008      89,068
       Loans, net of unearned income . . .     120,187    105,525       107,452       62,036      67,183      71,397      65,458
       Deposits  . . . . . . . . . . . . .     164,391    153,559       158,322       87,824      88,803      92,662      90,436
       Stockholders' equity  . . . . . . .      14,140     12,650        12,791        6,968       6,411       7,008       6,592

     Performance ratios:
       Net income as a percentage of:
         Average equity (1)  . . . . . . .      13.05%      7.57%          9.15%       8.67%        3.48%    (8.40)%        6.25%
         Average assets (1)  . . . . . . .       1.01%       .56%           .68%        .63%         .23%     (.58)%         .42%

    (1)  Annualized

Comparative Per Share Data

      The following tables set forth Bancshares' and Triad's book values, cash dividends declared and net income per share at the date and for the periods presented (i) on a historical basis, and (ii) on a pro forma combined and equivalent per share of Triad Stock basis (each assuming that the Merger became effective on the specified dates and was accounted for as a "pooling-of-interests"). The following information does not include the effects of a recently announced merger by Bancshares which is not considered to be material. See "UNITED CAROLINA BANCSHARES AND UNITED CAROLINA BANK - Recent Events."



  Book value per common share:                                 At September 30, 1995       At December 31, 1994
         Bancshares  . . . . . . . . . . . . . . . . . . .         $19.79                           $17.92
         Triad . . . . . . . . . . . . . . . . . . . . . .           8.23                             7.38


         Pro forma combined (1) . . . . . . . . . . . . . .         19.44                            17.60
         Equivalent per share for Triad (2)  . . . . . . .          11.07                            10.02




     (1) Pro forma combined amounts are calculated using the shares of Triad Stock outstanding multiplied by the Exchange Rate of 0.569444 of a share of Bancshares Stock for each share of Triad Stock plus the shares of Bancshares outstanding for the period indicated.


     (2) Equivalent per share amount is calculated by multiplying the pro forma combined amount by the Exchange Rate of
              0.569444 of a share of Bancshares Stock for each share of Triad Stock.



                                                             Nine months ended        Years ended December 31,
                                                            September 30, 1995      1994         1993      1992
            Cash dividends per common share:
                Bancshares  . . . . . . . . . . . . . .            $.72             $.84       $.76        $.66
                Triad . . . . . . . . . . . . . . . . .             ---              ---        ---         ---


                Pro forma combined (1) . . . . . . . . .            .67              .78        .73         .64

                Equivalent per share for Triad (2)  . .             .38              .44        .42         .36


            Income per common share before cumulative
            effects of changes in accounting methods and
            extraordinary item:
                Bancshares  . . . . . . . . . . . . . .           $2.25            $2.05      $2.23       $1.96

                Triad (3) . . . . . . . . . . . . . . .             .74              .64        .44         .19

                Pro forma combined  . . . . . . . . . .            2.19             1.99       2.18        1.90

                Equivalent per share for Triad (2)  . .            1.25             1.13       1.24        1.08





     (1) Pro forma combined amounts are calculated using the shares of Triad Stock outstanding multiplied by the Exchange Rate of 0.569444 of a share of Bancshares Stock for each share of Triad Stock plus the shares of Bancshares outstanding for the period indicated.


     (2) Equivalent per share amounts are calculated by multiplying the pro forma combined amounts by the Exchange Rate of
              0.569444 of a share of Bancshares Stock for each share of Triad Stock.

     (3) Reflects fully diluted income per common share before cumulative effect of a change in accounting method and extraordinary item.



              The following table sets forth (i) on a historical basis, the closing price per share of Bancshares Stock on the Nasdaq National Market on October 18, 1995 (the last trading date prior to the public announcement of the Merger), and (ii) the market value of a share of Triad Stock on that date, and (iii) the equivalent pro forma market value of Triad Stock on that date (assuming that the Merger became effective on that date and was accounted for as a pooling-of-interests). On October 18, 1995, the last reported sale price for Bancshares Stock on the Nasdaq National Market was $36.25. The last reported sale price of Triad Stock on October 18, 1995 was $15.25. (See "MARKET AND DIVIDEND INFORMATION REGARDING TRIAD STOCK AND BANCSHARES STOCK.")

                                                      At October 18, 1995

Bancshares Stock (1)  . . . . . . . . . . . . . . . . . . .   $ 36.25

Triad Stock (1) . . . . . . . . . . . . . . . . . . . . . .   $ 15.375

Equivalent pro forma Triad Stock (2)  . . . . . . . . . . .   $ 20.64
______________________

     (1) The price shown for Bancshares Stock is the closing price on the Nasdaq National Market on the indicated date. The value shown for the Triad Stock is the average of the closing bid and asked prices of Triad Stock on October 18, 1995.


     (2) The equivalent pro forma amount is calculated by multiplying the closing price of Bancshares Stock on October 18, 1995, by the Exchange Rate.

                               PROPOSAL 1:  THE MERGER

      The following is a summary of information about the Merger and certain of the important terms and conditions of the Agreement and related matters and is not intended to be a complete description of all material facts regarding the Merger. This summary is subject to and qualified in all respects by reference to the Agreement attached hereto as Appendix A, the statutes regarding Dissenter's Rights attached hereto as Appendix B, and to the other Appendices to this Prospectus/Proxy Statement (each of which is incorporated herein by reference). Each Triad Shareholder is urged to read the Agreement, this Prospectus/Proxy Statement and the other Appendices in their entirety.

General

      At the Special Meeting, a proposal will be introduced for Triad's shareholders to approve the Agreement. The Agreement provides for the Merger of Triad into UCB and the conversion and exchange of the outstanding shares of Triad Stock (other than shares held by Triad shareholders who properly exercise their Dissenter's Rights) into and for newly issued shares of Bancshares Stock. At the Effective Time, (i) Triad will be merged into and its existence will be combined with that of UCB, and Triad will cease to exist as a separate entity, (ii) Triad's shareholders (other than shareholders who exercise their Dissenter's Rights) will become shareholders of Bancshares, and (iii) UCB will be the surviving corporation in the Merger and will continue to exist
(under the management of its current officers and directors) as a wholly-owned subsidiary of Bancshares and to conduct its business as a North Carolina banking corporation under the supervision and regulation of the Commissioner and the FDIC. (See " - Conversion of Triad Stock and Triad Options; Exchange Rate" and "RIGHTS OF DISSENTING SHAREHOLDERS.") Triad's deposit accounts will become deposit accounts of UCB and will continue to be insured by the FDIC to the maximum amount permitted by law.

Conversion of Triad Stock and Triad Options; Exchange Rate



      At the Effective Time, and without any action on the part of Bancshares, Triad or Triad's shareholders, each share of Triad Stock held of record by Triad's shareholders (other than shares as to which a shareholder properly exercises Dissenter's Rights) automatically will be converted into and become, and thereafter may be exchanged for, 0.569444 of a newly issued share of Bancshares Stock. (See "RIGHTS OF DISSENTING SHAREHOLDERS.") However, if the 30-Day Average is greater than $40.39 per share, then the Exchange Rate will be adjusted to equal the ratio (rounded to six decimal places) produced by dividing $23.00 by the 30-Day Average, and if the 30-Day Average is less than $31.61 per share, then the Exchange Rate will be adjusted to equal the ratio (rounded to six decimal places) produced by dividing $18.00 by the 30-Day Average. Provided, however, in the event the 30-Day Average is greater than $43.20 and Bancshares or UCB has become a party to an agreement in principle or a binding agreement that contemplates a merger of Bancshares or UCB into or with any other entity (other than with the other or with any affiliated corporation) and in which Bancshares or UCB will not be the surviving corporation or a sale of substantially all of Bancshares' or UCB's assets to any other such entity, the Exchange Rate shall be fixed at 0.569444. However, Bancshares may terminate the Agreement (unless Bancshares has agreed to be acquired) if the 30-Day Average exceeds $43.20 and Triad may terminate the Agreement if the 30-Day Average is less than $28.80. Given these minimum and maximum prices, the Exchange Rate could fluctuate between a high of .625000 and a low of .532407. As of January __, 1996, the 30-Day Average was $_____________ which would have resulted in an Exchange Rate equal to ___________. If there is a change in the number of outstanding shares of Bancshares Stock or Triad Stock prior to the Effective Time as a result of a stock dividend, stock split, reclassification or other subdivision or combination of outstanding shares, then an appropriate and proportionate adjustment will be made in the Exchange Rate as necessary to eliminate any dilutive or antidilutive effect of such change in outstanding shares. Management of Bancshares and Triad currently are not aware of any change (completed or proposed) in the outstanding shares of Bancshares Stock or Triad Stock such as would result in an adjustment in the Exchange Rate.



      At the Effective Time, all rights with respect to then outstanding options held by certain employees and directors of Triad to purchase shares of Triad Stock ("Triad Options"), whether or not then exercisable, will be converted into (at the Exchange Rate) and will become rights to purchase Bancshares Stock equal to the number of shares of Triad Stock originally covered by the options multiplied by the Exchange Rate, and Bancshares will assume Triad's obligations with respect to each such Triad Option in accordance with the terms of the applicable stock option plan and agreement under which such Triad Option was granted. (See " - Interests of Certain Persons With Respect to the Merger.")

Surrender and Exchange of Certificates

      Following the Effective Time, all certificates (other than shares held by Triad shareholders who properly exercise their Dissenter's
Rights) formerly evidencing shares of Triad Stock ("Old Certificates") will evidence the right of the registered holders thereof to receive and may be exchanged for certificates ("New Certificates") evidencing the number of whole shares of Bancshares Stock into which such holders' shares of Triad Stock will have been converted.


      As of the Effective Time, Triad's stock transfer books will be closed and no further transfer of Triad Stock or of an Old Certificate will be recognized or registered on Triad's stock transfer records. As soon as possible following the Effective Time, Triad's shareholders will receive transmittal forms with instructions for forwarding their Old Certificates for surrender to Bancshares' exchange agent (the "Exchange Agent"). Upon proper surrender to the Exchange Agent of their Old Certificates (together with properly completed transmittal forms), each Triad shareholder will be entitled to receive (i) New Certificates representing the number of whole shares of Bancshares Stock into which his or her shares of Triad Stock will have been converted, together with cash (without interest) for any fractional share (see " - Treatment of Fractional Shares"), or (ii) in the case of a shareholder properly exercising his or her Dissenter's Rights, the amount of cash determined as provided in Article 13 of the North Carolina Business Corporation Act. (See "RIGHTS OF DISSENTING SHAREHOLDERS.")

      Until surrendered as described above, each Old Certificate will be deemed for all corporate purposes to evidence only the right to receive the number of shares of Bancshares Stock to which the Triad shareholder will have become entitled plus cash for any fractional share interest or the right to Dissenter's Rights. However, after the Effective Time and regardless of whether they have surrendered their Old Certificates, Triad's shareholders will be entitled to vote and to receive any dividends or other distributions (for which the record date is after the Effective Time) on the number of whole shares of Bancshares Stock into which their Triad Stock has been converted; provided, however, that no such dividends or other distributions will be paid to the holders of such Old Certificates unless and until the Old Certificates are surrendered. Upon surrender and exchange of each Old Certificate, there will be paid the amount, without interest thereon, of dividends and other distributions, if any, which became payable on the shares of Bancshares Stock represented by such certificate after the Effective Time but had not been paid to the record owner thereof.

      Shareholders whose Old Certificates have been lost, stolen or destroyed will be required to furnish to Bancshares evidence satisfactory to the Exchange Agent of ownership of such Old Certificates and of such loss, theft or destruction, and to furnish appropriate and customary indemnification (including an indemnity bond) in order to receive the New Certificates and cash to which they are entitled.

      TRIAD'S SHAREHOLDERS SHOULD NOT FORWARD THEIR OLD CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY RECEIVE INSTRUCTIONS TO DO SO.

Treatment of Fractional Shares

      No fraction of a share of Bancshares Stock, or any script or certificate representing any such fractional share, will be issued in connection with the Merger, and no right to vote or to receive any dividend or other distribution shall attach to any such fractional share. At the Effective Time, Bancshares will deliver cash to the Exchange Agent in an amount equal to the aggregate "market value" of all such fractional shares. Each Triad shareholder who otherwise would be entitled to receive a fraction of a share of Bancshares Stock shall, upon the surrender and exchange of his or her Old Certificates, and in lieu of such fractional share, be entitled to receive cash (without interest) from the Exchange Agent in an amount equal to that fraction multiplied by the "market value" of one whole share of Bancshares Stock. As used above, "market value" shall be equal to the average of the closing prices of Bancshares Stock on the Nasdaq National Market for the 30 consecutive trading days immediately preceding the Special Meeting.

Background of and Reasons for the Merger.

      Since its organization in 1982, Triad has operated as a community-oriented commercial bank serving the Piedmont Triad region of North Carolina. The community-oriented banking philosophy of Triad generally has allowed it to compete effectively and profitably with the other banking institutions in its local market. During the last ten years, however, competition has dramatically increased with other types of financial institutions offering services traditionally offered only by banks. This increased competition has created an increase in public demand for a broader range of consumer services from community banking
institutions.   Providing such services and products to customers
requires significant amounts of technology, in terms of both equipment and software. Additionally, since 1991 the federal banking agencies have imposed many additional regulations on banks. The increased regulatory oversight has burdened Triad due to its small size relative to many of its competitors.

      The increase in competition has been accelerated in the last few years through the consolidation in the banking industry in North Carolina whereby many smaller financial institutions have been acquired by larger state-wide or regional banks. Given the rapid increase in technology and the greater size of many of Triad's competitors, Triad would have to expend significant amounts of capital to invest in the equipment and software necessary to remain competitive.

      Given Triad's attractive franchise in Greensboro, Winston-Salem and Asheboro, UCB became interested in acquiring Triad to expand its operations into the Piedmont Triad region of North Carolina. During July 1995, UCB approached Triad to indicate that, if Triad chose to consider being acquired, UCB would be interested in discussing a possible combination transaction. In mid-August 1995, Triad's Chairman indicated to UCB that Triad's Board of Directors would be willing to discuss a possible combination with UCB. In mid-September 1995, UCB informally proposed the terms of an acquisition of Triad. On September 25, 1995, Triad's Board of Directors agreed to begin merger negotiations with UCB.

      Triad recognized that remaining an independent institution may not best serve the long-term interests of Triad and its shareholders. In recent years, Greensboro, Winston-Salem and Asheboro have lost several large community financial institutions which were acquired by state-wide banks. Additionally, the increased competition to provide cost-effective services and products is a challenge to Triad which has fewer resources than many of its competitors in its market area. Further, Triad Stock is lightly traded, and, therefore, Triad's shareholders have limited ability to sell their Triad Stock.

      To assist in its decision, Triad engaged Carson Medlin and sought the advice of special legal counsel. The Board of Directors believed that UCB's proposal was an attractive offer and that Triad could not create greater shareholder value from independent operations in the foreseeable future. Carson Medlin gave the Board of Directors its oral opinion that the UCB proposal was fair, from a financial viewpoint, to Triad's shareholders. The Board of Directors of Triad also believed that the Merger would give shareholders of Triad the opportunity for growth in a widely traded stock and ownership in a company with a good history of earnings and cash dividends. Further, the Board of Directors considered it important to recognize the contribution of its employees to the profitability of Triad. As the acquisition would be a new market for UCB, the Merger would offer the best alternative to maintaining Triad's existing branch and employee structure rather than an acquisition by a bank with existing branches and personnel in Triad's market area.

      On October 13, 1995, the Chairman, President and Executive Vice President of UCB and Bancshares met with Triad's Board of Directors and formally proposed the terms of the Merger. Considering all of the factors discussed above, the Board of Directors of Triad determined it to be in the best interests of Triad and its shareholders to agree to be acquired by UCB. On October 17, 1995, Triad's Board of Directors approved the Agreement which, in turn, was approved by UCB's and Bancshares' Boards of Directors on October 19, 1995.

Recommendation

      TRIAD'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TRIAD'S SHAREHOLDERS VOTE TO APPROVE THE AGREEMENT. Triad's Board of Directors has adopted the Agreement and believes the Merger is in the best interests of Triad and its shareholders and unanimously recommends that Triad's shareholders vote FOR approval of the Agreement. The Board of Directors considered a variety of factors in approving the Agreement, including without limitation (i) the amount and nature of the consideration to be received by Triad's shareholders, (ii) the greater liquidity in and potential for increases in the value of Bancshares Stock as compared to Triad Stock, (iii) Bancshares' cash dividend and earnings record, (iv) the treatment of Triad's officers and employees,
(v) the more efficient and profitable operation of Triad through economies of scale, and (vi) the ability to offer expanded services to Triad's customers.

Fairness Opinion


Engagement of Financial Advisor. The Board of Directors of Triad retained Carson Medlin to act as its financial advisor in connection with the Merger. Triad selected Carson Medlin as its financial advisor on the basis of Carson Medlin's historical relationship with Triad as well as such firm's experience and expertise in transactions similar to the Merger. Carson Medlin is a National Association of Securities Dealers, Inc. member investment banking firm which specializes in the securities of United States financial institutions. As part of its investment banking activities, Carson Medlin is regularly engaged in the valuation of United States financial institutions and transactions relating to their securities. Except as described herein, Carson Medlin is not affiliated in any way with Triad, Bancshares or their respective affiliates.

As part of its engagement, representatives of Carson Medlin attended the meeting of Triad's Board held on October 17, 1995, at which meeting the terms of the proposed Merger were discussed and considered. At that meeting Carson Medlin rendered its oral opinion that, as of that date, the consideration to be received by the shareholders of Triad Stock pursuant to the Merger consisting of 0.569444 shares of Bancshares Stock for each share of Triad Stock is fair, from a financial point of view, to the shareholders of Triad. Carson Medlin delivered its written opinion dated November 28,1995 to the Board of Directors of Triad on November 28, 1995, stating that the aggregate consideration to be received by the shareholders of Triad for their Triad Stock is fair, from a financial point of view. Carson Medlin subsequently confirmed such opinion in writing as of the date of this Prospectus/Proxy Statement. The opinion delivered orally on October 17, 1995, the written opinion dated November 28, 1995 and the updated written opinion dated the date of this Prospectus/Proxy Statement are collectively referred to hereafter as the "Opinion".

The full text of Carson Medlin's written opinion dated the date of this Prospectus/Proxy Statement is attached as Appendix C to this Prospectus/Proxy Statement and should be read in its entirety with respect to the assumptions made, matters considered and qualification and limitations on the review undertaken by Carson Medlin in connection therewith. The Carson Medlin Opinion is substantially identical to the written opinion delivered to the Triad Board dated November 28, 1995.
Carson Medlin's Opinion does not constitute a recommendation to any Triad shareholder as to how such shareholder should vote at the Special
Meeting or as to any other matter. The summary of the Opinion of Carson
Medlin set forth in this Prospectus/Proxy Statement is qualified in its entirety by reference to the full text of such Opinion attached as Appendix C.

Carson Medlin has relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for purposes of its Opinion. Carson Medlin did not undertake any independent evaluation or appraisal of the assets and liabilities of Triad, nor was it furnished with any such appraisals. Carson Medlin assumed that the financial forecasts reviewed by it have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the management of Triad, and that such projections will be realized in the amounts and at the times contemplated thereby. Carson Medlin is not expert in the evaluation of loan portfolios, under-performing or non-performing assets, net charge-offs or the adequacy of allowances for losses with respect thereto, has not reviewed any individual credit files, and has assumed that such allowances for each of Triad and Bancshares are in the aggregate adequate to cover such losses. Carson Medlin assumed that the Merger will be recorded as a pooling-of-interests under generally accepted accounting principles. Carson Medlin's Opinion is necessarily based on economic, market and other conditions as in effect on the date of its analysis, and on information as of various earlier dates made available to it.

Certain financial forecasts furnished to Carson Medlin and used by it in certain of its analyses were prepared by the management of Triad. Neither Triad nor Bancshares publicly discloses their management's internal financial projections of the type provided to Carson Medlin in conjunction with its review of the Merger. Such projections were not prepared for, or with a view toward, public disclosure.

In connection with rendering its Opinion, Carson Medlin performed a variety of financial analyses. The preparation of a financial fairness opinion of this nature involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to partial analysis or summary description. Carson Medlin believes that its analyses must be considered together as a whole and that selecting portions of such analyses and the facts considered therein, without considering all other factors and analyses, could create an incomplete view of the analyses and the process underlying Carson Medlin's Opinion. In its analyses, Carson Medlin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Triad and Bancshares and which may not be realized. Any estimates contained in Carson Medlin's analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies such as Triad and Bancshares do not purport to be appraisals or necessarily reflect the prices at which such companies or their securities may actually be sold. None of the analyses performed by Carson Medlin were assigned a greater significance by Carson Medlin than any other.

In connection with rendering its Opinion, Carson Medlin reviewed (i) the Merger Agreement ; (ii) the Annual Reports to shareholders of Triad and Bancshares, including the audited financial statements, for the five years ended December 31, 1994 ; (iii) Bank Call Reports for Triad for the five years ended December 31, 1994 and the nine month period ended September 30, 1995; (iv) certain interim financial statements of Bancshares including the Quarterly Report to shareholders for the nine month period ended September 30, 1995; (v) certain financial and operating information with respect to the business, operations and prospects of Triad and Bancshares; and (vi) this Prospectus/Proxy Statement.

Carson Medlin also (a) held discussions with members of the senior management of Triad and Bancshares regarding the historical and current business operations, financial condition and future prospects of their respective companies; (b) reviewed the historical market prices and trading activity for the common stocks of Triad and Bancshares and compared them with those of certain publicly traded companies which it deemed to be relevant; (c) compared the results of operations of Triad and Bancshares with those of certain banking companies which it deemed to be relevant; (d) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; (e) analyzed the pro forma financial impact of the Merger on Bancshares; and (f) conducted such other studies, analyses, inquiries and examinations as Carson Medlin deemed appropriate.

The following is a summary of selected analyses performed by Carson Medlin in connection with its Opinion.

Transaction Summary. Carson Medlin noted that the value of the aggregate consideration to be received by the shareholders and optionholders of Triad pursuant to the Merger valued at September 30, 1995 was approximately $40 million. This value represented 267% of Triad's September 30, 1995 stated book value, 21.7x Triad's annualized nine months September 30, 1995 earnings, a 15.7% premium on Triad's core deposits based on September 30, 1995 stated book value, and 20.1% of Triad's September 30, 1995 total assets. This value represented 233% of Triad's September 30, 1995 book value as adjusted for the pro forma exercise of Triad stock options and the pro forma issuance of shares of Triad Stock pursuant to Triad's Directors Deferred Compensation Plan, 26.5x Triad's annualized earnings for the nine months ended September 30, 1995, excluding the effect of the net operating loss carryforward realized during the period, and a 14.6% premium on Triad's core deposits based on September 30, 1995 book value as adjusted for the pro forma exercise of Triad stock options and the pro forma issuance of Triad Stock pursuant to Triad's Directors Deferred Compensation Plan.

Stock Trading History. Carson Medlin examined the history of the trading prices for Bancshares Stock and the relationship between movements of Bancshares Stock prices and movements in the CRSP Total Return Index for the NASDAQ Stock Market
(US) and the CRSP Total Return Index for the NASDAQ Bank Stocks.

This analysis showed that for the five year period ending December 31, 1994, the increase in the market value of Bancshares Stock (including the reinvestment of cash dividends) was 215.8% compared to an increase (including dividend reinvestment) in the CRSP Total Return index for the NASDAQ Stock Market (US) of 176.9% and an increase (including dividend reinvestment) of 198.7% in the CRSP Total Return Index for NASDAQ Bank Stocks. During the five year period the equities market increased its valuation of Bancshares slightly more than that of NASDAQ banks and more than the broader NASDAQ market.

Carson Medlin also compared Bancshares stock price performance to those of four other North Carolina-based publicly-traded mid-size regional bank holding companies, defined as those with assets between $3.4 and $20.7 billion (the "Peer Banks"). The four Peer Banks include: Centura Banks, Inc., CCB Financial Corporation, Southern National Corporation, and First Citizens BancShares, Inc. Carson Medlin considers this North Carolina group of financial institutions comparable to Bancshares as to financial characteristics and stock price performance and trading volume.

During the 12 months ending September 30, 1995, the ratio of stock price to trailing 12 months earnings per share for the Peer Banks was: a low
9.2 x, a high 17.2 x, and a mean of 10.7 x. Bancshares's price to earnings ratio for the same period ranged from a low of 9.8 x to a high of 15.6 x, with a mean of 13.2 x. Bancshares Stock has traded on average at a higher price to earnings ratio than the Peer Banks.

During the 12 months ending September 30, 1995, the stock price as a percentage of book value for Peer Banks was: a low of 101%, a high of 189%, and a mean of 144%. Bancshares price to book ratio for the same period ranged from a low of 131% to a high of 182%, with a mean of 157%. Bancshares Stock has traded on average at a higher price to book value ratio than the Peer Banks.

Carson Medlin also compared the recent trading volume in Bancshares Stock, which trades on the NASDAQ National Market System, with that of the Peer Banks.

During the four quarters ending September 30, 1995, the monthly trading volume as a percentage of the total outstanding shares of the Peer Banks ranged from a low of .20% to a high of 10.00%, with a mean of 1.95%. Bancshares's recent monthly trading volume to outstanding shares ranged from a low of .25% to a high of 2.50% with a mean of 1.16%. Carson Medlin considers Bancshares Stock to be liquid and marketable in comparison with the Peer Banks in particular and other regional bank holding companies in general.

Carson Medlin also considered recent trading prices and volumes of Triad Stock. As Triad Stock has not traded in volumes sufficient to be meaningful, Carson Medlin placed relatively less importance on the market price of Triad Stock than on other indicators of its value.

Industry Comparative Analysis. In connection with rendering its Opinion, Carson Medlin compared selected operating results of Triad to those of 44 publicly-traded community commercial banks in Alabama, Florida, Georgia, North Carolina, South Carolina, and Virginia (the "SIBR Banks") as contained in the SOUTHEASTERN INDEPENDENT BANK REVIEW(TM), a proprietary research publication published by Carson Medlin quarterly since 1991. The SIBR Banks range in asset size from approximately $82 million to $1.8 billion and in shareholders' equity from approximately
$9 million to $184 million. Approximately 91% are listed on NASDAQ
(including Bulletin Board, NASDAQ Small Cap Market, and NASDAQ National Market System) and 9% are not traded on an established market. Carson Medlin considers this group of financial institutions more comparable to Triad than larger, more widely traded regional financial institutions as to financial characteristics. Carson Medlin compared, among other factors, the profitability, capitalization, deposit growth rate, loan to deposit ratio, and asset quality of Triad to these financial institutions. In comparison to the average for the SIBR Banks, Triad has a lower level of shareholders' equity to total assets, is less profitable and has slightly lower asset quality ratios.

Carson Medlin also compared selected operating results of Bancshares to the four Peer Banks. Carson Medlin compared selected balance sheet data, asset quality, capitalization and profitability ratios and stock market statistics, using financial data at or for the nine months ended September 30, 1995 and stock market data as of September 30, 1995. This comparison showed, among other things, that (i) Bancshares's net interest margin was 4.80% compared to a mean of 4.40% for the Peer Banks; (ii) Bancshares's efficiency ratio (defined as noninterest expense divided by the sum of

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


noninterest income and net interest income before provision for loan losses) was .60% compared to a mean of .64% for the Peer Banks; (iii) Bancshares's return on average assets was 1.25% compared to a mean of 0.98% for the Peer Banks; (iv) Bancshares's return on average equity was 16.08% compared to a mean of 12.78% for the Peer Banks; (v) Bancshares's average stockholders' equity to average total assets was 7.78% compared to a mean of 7.58% for the Peer Banks; (vi) Bancshares's nonperforming assets to total assets were .30% compared to a mean of .33% for the Peer Banks; and, (vii) Bancshares's loan loss reserves to nonperforming assets was 365% compared to a mean of 315% for the Peer Banks; and, (viii) Bancshares's market capitalization was $513 million compared to the Peer Banks, which ranged from a high of $2.7 billion to a low of $487 million.

Comparable Transaction Analysis. Carson Medlin reviewed certain information relating to 20 announced or completed bank mergers in markets in the southeastern United States that it deemed to have demographic characteristics similar to that of Triad's. These 20 transactions were publicly announced between January 1993 and June 1995 and involved acquired banks with total assets between $79 million and $1,030 million (the "SE Comparable Transactions"). The SE Comparable Transactions were (acquiror/acquiree): Regions Financial/Union Bank & Trust , National Commerce/Alabama National, AmSouth Bancorp./First National Bank of Clearwater, AmSouth Bancorp./Orange Banking Corp., AmSouth Bancorp./Citizens National Bank, AmSouth Bancorp./Tampa Banking Company, Huntington Bancshares/Security National Corp., Bank South Corp./Chattahoochee Bancorp., Triangle Bancorp/New East Bancorp, Centura Banks Inc./First Charlotte Financial, United Carolina Bancshares/Bank of Iredell, CCB Financial Corp./Security Capital Corp., Triangle Bancorp/Village Bank, BB&T Financial Corp./LSB Bancshares (SC), NationsBank/ RHNB Corp., Synovus Financial Corp./NBSC Corp., First Virginia Banks/Cleveland Bank & Trust, First
Tennessee National Corp./Community Bancshares, Bancorp South Inc./Wes-Tenn Bancorp., Mercantile Bankshares Corp./Fredericksburg National Bank. Carson Medlin considered, among other factors, the earnings, capital level, asset size and quality of assets of the acquired financial institutions. Carson Medlin compared the transaction prices to trailing four quarters earnings, stated book value, and total assets.

For the SE Comparable Transactions, Carson Medlin calculated a range of purchase prices as a percentage of book value from a low of 107.9% to a high of 287.4%, with a mean of 213.0%. The aggregate consideration to be received by Triad's shareholders and optionholders implied by the terms of the Agreement is approximately $40 million. This is 267% of Triad's stated book value and 233% of Triad's book value as adjusted for the pro forma exercise of Triad stock options and the pro forma issuance of shares of Triad Stock pursuant to Triad's Directors Deferred Compensation Plan. Both measures are above the average for the SE Comparable Transactions.

Carson Medlin calculated a range of purchase prices as a multiple of earnings for the SE Comparable Transactions from a low of 11.2 x to a high of 32.0 x, with a mean of 18.6 x. The aggregate consideration implied by the terms of the Agreement gives a price to earnings multiple of 21.7 x Triad's annualized nine months September 30, 1995 earnings and 26.5 x Triad's annualized nine months earnings adjusted for the effect of the net operating loss carryforward applied in the year. Both measures are above the average for the SE Comparable Transactions.

Finally, Carson Medlin calculated a range of purchase prices as a percentage of total assets for the SE Comparable Transactions from a low of 12.3% to a high of 26.2%, with a mean of 18.4%. Based on Triad's September 30, 1995 total assets of $199.2 million, the purchase price implied by the terms of the Agreement is approximately 20.1% of Triad's total assets, above the average for the SE Comparable Transactions.

No company or transaction used in the preceding Industry Comparative or Comparable Transaction Analyses as a comparison is identical to Triad or the contemplated transaction. Accordingly, an analysis of the results of these analyses necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Triad and other factors that could affect the value of the companies to which it is being compared. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable industry or transaction data.

Review of Research on Bancshares. Carson Medlin reviewed certain research reports concerning Bancshares published in 1995. The investment firms originating these reports included Wheat First Butcher Singer, The Robinson-Humphrey Company, The Chicago Corp., Keefe Bruyette & Woods, J.C. Bradford, Interstate/Johnson Lane, Davenport & Co., and Alex. Brown & Sons. Information considered in these reports by Carson Medlin included, but was not limited to, the authors' qualitative assessments of Bancshares as well as estimates of Bancshares's future profitability. Carson Medlin concluded that these research reports, considered collectively, were positive regarding Bancshares's operations and future prospects.

Present Value Analysis. Carson Medlin calculated the present value of Triad Stock on the basis of Triad remaining an independent bank and assuming Triad management's estimate of future earnings, dividends and asset growth rates. The analysis considered two growth scenarios, discount rates of 14% through 16% chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyer's of Triad Stock, and an "exit point" of 5 years at 200% of book value. On the basis of these various assumptions, Carson Medlin calculated a present value of Triad Stock on a stand-alone basis ranging from $17 million to $33 million. As of September 30, 1995, the terms of the Agreement imply aggregate consideration to be received by Triad shareholders and optionholders of approximately $40 million.

Contribution Analysis. According to the terms of the Agreement, Triad shareholders will receive approximately 1,035,609 shares of Bancshares Stock (based on Triad's September 30, 1995 outstanding shares of 1,818,623). At September 30, 1995, there were 14,768,740 shares of
Bancshares common stock outstanding. Accordingly, on a pro forma basis, as of September 30, 1995, Triad shareholders would hold approximately 6.55% of the outstanding shares of Bancshares subsequent to the Merger.

Carson Medlin analyzed the contribution of each of Triad and Bancshares to the assets, liabilities and earnings of the pro forma combined company as of September 30, 1995. For the nine months ended September
30, 1995, Triad would have contributed 3.99% of net income. At
September 30, 1995, Triad would have contributed 4.89% of earning assets, 5.01% of total assets, 5.07% of total deposits, and 4.87% of stockholders equity. Carson Medlin concluded that Triad's percentage contribution of financial factors to the combined company is less than the percentage ownership of Bancshares for Triad shareholders resulting from the Merger.

Shareholder Claims Analysis. Carson Medlin compared the ownership of one share of Triad Stock to the ownership of .569444 shares of Bancshares Stock from the perspective of claims on various balance sheet and income statement variables. In making these comparisons, Carson Medlin found that Triad shareholders would have a claim to more in the way of stockholders' equity, earnings, dividends, total assets, and expected market value. In view of the higher expected value of .569444 shares of Bancshares Stock as compared to one share of Triad Stock at the date of the analysis, Carson Medlin concluded that .569444 shares of Bancshares Stock is likely to have a higher value than one share of Triad Stock at the date of consummation of the Merger.

The opinions expressed by Carson Medlin are based upon market, economic and other relevant considerations as they existed and have been evaluated as of the date of the opinions. Events occurring after the date of issuance of the opinions, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of Triad or Bancshares could materially affect the assumptions used in preparing the opinion.

      The Opinion was based upon market, economic and other relevant considerations as they existed and have been evaluated as of the date thereof. Events occurring after the date of issuance of the Opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of Triad or Bancshares could materially affect the assumptions used in preparing the Opinion.


      Fees. For its services, Triad has paid Carson Medlin a $15,000 fee for services rendered to date and has agreed to pay Carson Medlin an additional fee of $20,000 if the Merger is consummated. Triad also has agreed to reimburse Carson Medlin for its out-of-pocket expenses incurred in connection with activities contemplated by its engagement and to indemnify Carson Medlin against certain liabilities that may arise in connection with its engagement.

Required Shareholder Approval

      The Agreement must be approved by Triad's shareholders before the Merger may be consummated. Under North Carolina law, the affirmative vote at the Special Meeting of the holders of at least two-thirds of the total outstanding shares of Triad Stock is required to approve the Agreement.

Required Regulatory Approvals

      The Merger is subject to approval by the Commissioner, the Banking Commission and the FDIC.

      The Agreement provides that UCB's obligation to consummate the Merger is conditioned on receipt of all requisite regulatory approvals upon terms and conditions that are not reasonably considered by Bancshares or UCB to be materially disadvantageous or burdensome or to impact so adversely the economic or business benefits of the Agreement to Bancshares and UCB as to render it inadvisable for them to consummate the Merger. Applications for all required regulatory approvals have been filed and currently are pending. Although no assurances are or can be given that such approvals will be obtained, Bancshares and Triad have no reason to believe that any such regulatory approval will not be obtained.

      After final FDIC approval is received, a 15 to 30-day waiting period is required prior to consummation of the Merger to allow the United States Department of Justice to review the transaction for antitrust considerations.

Conduct of Business Pending the Merger

      The Agreement provides that, during the period from the date of the Agreement to the Effective Time, except as provided in the Agreement, Triad will conduct its business in the regular and usual course in substantially the same manner as such business previously has been conducted and, to the extent consistent with such business and within its ability to do so, Triad will, among other things, preserve intact its business organization, retain the services of its officers and employees and preserve its business relationships. The Agreement also provides that, prior to the Effective Time, and except in the ordinary course of business or as otherwise permitted by the Agreement or as required by applicable law or regulation, Triad will not, among other prohibited actions, (i) incur indebtedness for borrowed money,
(ii) sell, transfer, mortgage, pledge or otherwise dispose of any of its properties or assets, or acquire any significant assets, (iii) increase the compensation or benefits of any of its employees, (iv) settle any claim, action or proceeding against it involving monetary damages, (v) make any change in its capital stock, or issue, sell, purchase, redeem or retire shares of such stock, (vi) amend its charter or bylaws, (vii) grant or issue any additional stock options, (viii) enter into any new employment agreements or adopt any new employee benefit plans, (ix) change its accounting practices, (x) acquire or open any new branch offices, or (xi) enter into any contract other than in the ordinary course of its business.


Dividends

      The Agreement provides that Triad will not declare or pay any dividends or make any other distributions on its capital stock. However, if the Merger is not consummated prior to July 31, 1996 (and provided the Agreement is extended) then in the event Bancshares declares and pays a quarterly dividend between August 1, 1996 and the Effective Time the Exchange Rate will be increased on a pro rata basis by any cash dividend declared and paid by Bancshares.

Prohibition on Solicitation

      The Agreement provides that Triad will not, directly or indirectly, encourage, solicit or attempt to initiate or procure discussions, negotiations or offers with or from any person or entity other than Bancshares or UCB relating to a merger or other acquisition of Triad or the purchase or acquisition of any Triad Stock or any significant part of Triad's assets, or provide assistance to any person in connection with any such offer. Further, Triad will not disclose to any person or entity any information not customarily disclosed to the public concerning Triad or its business.

Accounting Treatment

      The Agreement requires that the Merger be treated as a "pooling-of-interests" for accounting purposes. Accordingly, at the Effective Time and under generally accepted accounting principles, the consolidated assets and liabilities of Triad will be reported on the books of Bancshares at their respective book values and Bancshares' consolidated financial statements for periods prior to the Effective Time will be restated to reflect Triad's consolidated assets, liabilities and operations for such periods.

      Among other requirements, in order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (at least 90%) of the outstanding shares of Triad Stock must be exchanged for Bancshares Stock. Generally, if the number of fractional shares of Bancshares Stock resulting from the Merger for which cash is paid, shares repurchased by Triad or by Bancshares, and shares of holders of Triad Stock who exercise their Dissenter's Rights, and the like together represent more than 10% of the shares to be issued by Bancshares in connection with the Merger, then the Merger will not qualify for the pooling-of-interests method of accounting. Bancshares' and UCB's obligations to consummate the Merger are conditioned on receipt by Bancshares of assurances from its independent accountants, KPMG Peat Marwick LLP, in form and content satisfactory to Bancshares, to the effect that the Merger will qualify to be treated as a pooling-of-interests for accounting purposes. If such assurances cannot be obtained or if any event has occurred or any condition or circumstance exists that makes it likely that the Merger does not qualify for pooling-of-interests accounting treatment, then Bancshares and UCB would be entitled to terminate the Agreement and abandon the Merger. (See " - Conditions to Merger.")

Certain Income Tax Consequences

      The following is a summary discussion of the material federal income tax consequences of the Merger to Triad's shareholders. The summary is based on the law as currently constituted and is subject to change in the event of changes in the law, including amendments to applicable statutes or regulations or changes in judicial or administrative rulings, some of which could be given retroactive effect.

      THIS SUMMARY IS NOT A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES OF THE MERGER. The summary does not address any foreign, state or local tax consequences, except for certain North Carolina income tax consequences, nor does it address all aspects of federal income taxation that may apply to the Merger. Also, the Tax Opinion does not address income tax considerations that may affect the treatment of a participant in a Triad stock option plan or a Triad shareholder who acquired Triad Stock pursuant to such a plan. Each Triad shareholder's individual circumstances may affect the tax consequences of the Merger to such shareholder. Therefore, Triad's shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger and the exchange of their Triad Stock for shares of Bancshares Stock (including, without limitation, tax return reporting requirements, the application and effect of federal, foreign, state and local and other tax laws, and the implications of any proposed changes in the tax laws).

      Bancshares and Triad have received an opinion of KPMG Peat Marwick LLP (the "Tax Opinion"), tax advisors to Bancshares and Triad, which reaches certain conclusions with respect to certain federal and North Carolina income tax consequences of the Merger. Where appropriate or useful, this discussion will refer to the Tax Opinion and particular conclusions expressed therein. Additionally, the facts upon which the Tax Opinion is based are set forth in such Tax Opinion which is an exhibit to Bancshares' Registration Statement. (See "AVAILABLE INFORMATION.") However, the Tax Opinion represents only that advisor's best judgment as to the matters expressed therein and has no binding effect on the Internal Revenue Service (the "IRS") or any official status of any kind. There is no assurance that the IRS could not successfully contest in the courts an opinion expressed by the advisor as set forth in the Tax Opinion or that legislative, administrative or judicial decisions or interpretations may not be forthcoming that would significantly change the opinions set forth in the Tax Opinion. The IRS will not currently issue private letter rulings concerning a transaction's qualification under certain types of reorganizations or certain federal income tax consequences resulting from such qualification. Accordingly, no private letter ruling has been, nor is it anticipated that such a ruling will be, requested from the IRS with respect to the Merger.

      The Tax Opinion concludes that:

         (i) The Merger will constitute a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code;

        (ii) No gain or loss will be recognized by Bancshares, UCB or Triad by reason of the Merger;

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



       (iii) No gain or loss will be recognized by Triad's shareholders upon their receipt of Bancshares Stock (including any fractional share interests to which they may be entitled) solely in exchange for their holdings of Triad Stock;

        (iv) The tax basis in the Bancshares Stock received by a Triad shareholder (including any fractional share interests to which they may be entitled) will be the same as the tax basis in the Triad Stock surrendered in exchange therefor;

         (v) The holding period for Bancshares Stock received by a Triad shareholder (including any fractional share interests to which they may be entitled) in exchange for Triad Stock will include the period during which the shareholder held the Triad Stock surrendered in the exchange, provided that the Triad Stock was held as a capital asset at the Effective Time;

        (vi) The receipt of cash in lieu of a fractional share of Bancshares Stock will be treated as if the fractional share of Bancshares Stock was distributed as part of the exchange to the Triad shareholder and then redeemed by Bancshares, resulting in capital gain or loss measured by the difference, if any, between the amount of cash received for such fractional share and the shareholder's basis in the fractional share; and,

       (vii) Cash received by a Triad shareholder who exercises his or her Dissenter's Rights will be treated as having been received by the shareholder as a distribution in redemption of his or her stock. If the redemption meets one of the four tests set forth in Section 302 of the Code, it will result in capital gain or loss measured by the difference, if any, between the amount of cash received and the shareholder's basis in the stock. If the redemption does not meet one of the four tests of
Section 302, such distribution will be treated as a dividend pursuant to
Section 301.

      The Tax Opinion also concludes that the Merger will be treated in substantially the same manner for North Carolina income tax purposes as for federal income tax purposes.

      SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS IN ORDER TO MAKE AN INDIVIDUAL EVALUATION OF THE FEDERAL, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER.

Conditions to the Merger

      Consummation of the Merger is subject to various conditions described in the Agreement, including without limitation: (i) approval of the Agreement by Triad's shareholders; (ii) receipt of all required regulatory approvals without the imposition by any regulatory agency of a condition to any such approval that is considered by Bancshares or UCB to be materially disadvantageous or burdensome or to impact the economic or business benefits of the Merger so adversely that it would not be advisable to consummate it; (iii) receipt of the Tax Opinion; (iv) receipt of the Fairness Opinion and confirmation of the Fairness Opinion immediately prior to the Effective Time; (v) satisfaction of all requirements for the shares of Bancshares Stock to be issued in connection with the Merger to be listed on the Nasdaq National Market as of the Effective
Time; and (vi) execution of employment agreements with certain officers of Triad as of the Effective Time.

      Bancshares' and Triad's separate obligations under the Agreement are subject to various other conditions described in the Agreement, including without limitation: (i) the absence of a material adverse change in the financial condition, results of operations or business of the other party; (ii) compliance by the other party with all laws and regulations applicable to the transactions described in the Agreement;
(iii) the absence of any violation or breach by the other party of any of its obligations, covenants, agreements, representations or warranties under the Agreement; and (iv) the receipt of certain certificates and opinions of the other party's senior officers and legal counsel.

      Additionally, Bancshares' obligations are subject to certain additional conditions, including without limitation: (i) receipt of a written agreement as to certain matters from persons who are considered "Affiliates" of Triad (see " - Restrictions on Resale of Bancshares Stock Received by Certain Persons"); (ii) receipt by Bancshares of certain assurances satisfactory to it to the effect that the Merger may be treated as a "pooling-of-interests" for accounting purposes; and (iii) that the aggregate of certain of Triad's expenses associated with the Merger not exceed $175,000.

Waiver; Amendment of Agreement

      Prior to the Effective Time, any provision of the Agreement (other than provisions relating to regulatory approvals, shareholder approval and other approvals required by law) may be waived by the party entitled to the benefits of such provision. Additionally, the Agreement may be amended, modified or supplemented by Bancshares, UCB and Triad at any time prior to the Effective Time, and whether before or after approval by Triad's shareholders, by an agreement in writing approved by a majority of the members of their respective Boards of Directors. However, except as otherwise provided in the Agreement, following approval of the Agreement by Triad's shareholders, no such amendment may change the Exchange Rate without shareholder approval of such change.

Termination of Agreement

      The Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by Triad's shareholders, upon the mutual agreement of Bancshares, UCB and Triad, and may be terminated by either Bancshares or Triad if, among other things: (i) the other party shall have violated or failed to perform fully any of its obligations, covenants or agreements in any material respect; (ii) any of the other party's representations or warranties shall have been false or misleading in any material respect when made, or if there has occurred any event or development or there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading; (iii) Triad's shareholders fail to ratify and approve the Agreement, or the Special Meeting is not held, on or before April 30, 1996; (iv) any condition to the obligations of the terminating party is not satisfied or effectively waived, or the Merger has not become effective, by July 31, 1996 (or such later date as shall be mutually agreeable to Bancshares, UCB and Triad).

      Additionally, Bancshares and UCB may terminate the Agreement if, based on the advice of their legal counsel or consultants, they believe Triad, or UCB as the successor to Triad, could incur or become responsible or liable at any time or over a period of time or over a period of time in an amount equal to or greater than $350,000 for expenses or monetary damages on account of any and all remediation, corrective action or damages relating to any discharge, disposal, release or emission by any person of any "hazardous substance" (as defined in the Agreement) on, from or relating to any real property belonging to Triad or serving as collateral for any of Triad's loans, or relating to any condition or event with respect to any such real property which constitutes a violation of any "environmental laws" (as defined in the Agreement).

      Further, Bancshares or UCB may terminate the Agreement if the 30-Day Average is greater than $43.20 unless Bancshares or UCB has become a party to an agreement in principle or a binding agreement that contemplates a merger of Bancshares or UCB into or with any other entity (other than with the other or with any affiliated corporation) and in which Bancshares or UCB will not be the surviving corporation, or a sale of substantially all of Bancshares' or UCB's assets to any other such entity, in which event Bancshares shall not be able to terminate the Agreement on account of the 30-Day Average exceeding $43.20.

      Lastly, Triad may terminate the Agreement if the 30-Day Average is less than $28.80.

      In the event of the termination and abandonment of the Merger pursuant to the termination provisions thereof, the Agreement will become void and have no effect, except that certain provisions of the Agreement relating to expenses, indemnification and confidentiality of information obtained pursuant to the Agreement or in connection with the negotiation thereof will survive any such termination and abandonment.

Closing Date and Effective Time

      Following and subject to the fulfillment of all conditions described in the Agreement, the closing of the Merger will be held on a date specified by Bancshares (the "Closing Date") within 30 days after the expiration of required waiting periods following receipt of regulatory approvals. The Effective Time of the Merger will be the date and time specified in Articles of Merger filed with the North Carolina Secretary of State (or, if a time is not so specified, then at the time Articles of Merger are so filed). However, in no event may the Effective Time be more than 10 days following the Closing Date.
Although there is no assurance as to whether or when the Merger will occur, it currently is expected that the Merger will become effective during the first half of 1996.

Interests of Certain Persons With Respect to the Merger

      Certain members of Triad's management and Board of Directors have certain interests in the Merger that are in addition to their interests as shareholders of Triad generally. Triad's Board of Directors was aware of these interests and considered them, among other things, in adopting the Agreement and recommending the transactions contemplated thereby.

      Indemnification. Pursuant to the Agreement, from and after the Effective Time UCB will indemnify the present and former officers and directors of Triad against liabilities arising from actions or omissions in their official capacities as officers and directors occurring on or prior to the Effective Time to the extent they would have had a right to indemnification from Triad.

      Employment Agreements. In order to assure itself of their assistance and continued services during the transition period following the Effective Time, UCB has agreed to enter into an employment agreement with James E. Mims (who currently serves as a director and as Chairman and Chief Executive Officer of Triad) and with Carl I. Carlson, III (who currently serves as a director and as President of Triad). As currently proposed, Mr. Mims' employment agreement provides for a term ending on December 31, 1998 during which time Mr. Mims will be paid a base salary at an annual rate equal to Mr. Mims' base salary with Triad immediately prior to the Effective Time, which amount shall be increased by 5% effective on each anniversary date of the agreement. Additionally, at the end of the term of the agreement, Mr. Mims shall retire and, upon retirement, UCB shall pay Mr. Mims $5,000 per month for 60 months (or until his death, whichever occurs sooner) as retirement benefits. Mr. Mims' agreement contains a covenant generally prohibiting Mr. Mims from competing against UCB within Triad's former banking market for a period of time following termination of his employment with UCB. The employment agreement for Mr. Carlson is for a term of six months. Under the agreement, Mr. Carlson will be paid an aggregate of $200,000 in monthly installments, which reflects the cash payment which he was due under his current employment agreement with Triad as a result of the acquisition of Triad by Bancshares and the termination of employment in his current position. Additionally, for the term of the agreement, Mr. Carlson will be paid $7,500 per month and UCB will assume Triad's obligations under two life insurance policies maintained by Triad on the life of Mr. Carlson. After the expiration of the agreement, Mr. Carlson will join UCB as a regional trust officer. The employment agreements with Mr. Mims and Mr. Carlson will supersede employment agreements currently in effect between Triad and Mr. Mims and Mr. Carlson.

      The Agreement provides that UCB will assume Triad's obligations under a split dollar life insurance policy for James E. Mims maintained by Triad. Also, subject to certain conditions, Triad shall transfer to Mr. Mims and Mr. Carlson at the Effective Time the title to the automobiles owned by Triad on the date of the Agreement and being used by Mr. Mims and Mr. Carlson, respectively.

      Triad Stock Options. There currently are outstanding Triad Options to purchase up to an aggregate of ______ shares of Triad Stock which are held by certain Triad employees and directors under Triad's Employee Stock Option Plan and its Stock Options Policy for Non-Employee Directors. At the Effective Time, each Triad Option previously granted by Triad which was outstanding on the date of the Agreement automatically will be converted into an option to purchase a number of shares of Bancshares Stock equal to the number of shares of Triad Stock covered by the option at the Effective Time multiplied by the Exchange Rate (rounded to the nearest whole share). The purchase or exercise price of each share of Bancshares Stock under each such option shall be equal to the per share purchase or exercise price of the Triad Stock previously covered by such option divided by the Exchange Rate (and rounded to the nearest cent). Bancshares' obligations with respect to each such converted Triad Option shall be in accordance with the terms of the applicable Triad option plan and the related option agreement under which such Triad Option originally was granted. From and after the Effective Time, each Triad Option so converted may be exercised solely for a number of shares of Bancshares Stock and for a purchase price calculated as described above. Under the Agreement, no further options to acquire Triad Stock may be granted by Triad.

      Directors Deferred Compensation. There currently are __________ shares of Triad Stock issuable to directors of Triad under Triad's Directors Deferred Compensation Plan. An aggregate of ___________ shares is anticipated to be due the directors immediately before the Effective Time. Immediately before the Effective Time, all shares due will be issued to the directors. At the Effective Time, each share of Triad Stock issued to a director under the plan automatically will be converted into Bancshares Stock at the Exchange Rate.

      UCB Board of Directors. Following the Effective Time, Bancshares' Board of Directors will appoint one member of Triad's Board of Directors (who will be selected by mutual agreement of Bancshares and Triad) to serve as a director of UCB until the next meeting of shareholders at which members of UCB's Board of Directors are elected. Thereafter, such person shall be nominated and recommended as a director of UCB for a one-year term at such meeting of UCB's shareholders. Such person's continued service as a director of UCB shall be subject to customary regulatory approvals, his or her qualification to serve as a director under applicable banking regulations and to Bancshares' and UCB's bylaws. For his services as a director of UCB, the person as appointed as described above, provided he remains a director of UCB, shall be compensated until the end of such person's full one-year term as a director of UCB in accordance with UCB's then current fee schedule.

      Advisory Board Members. To assure itself of their assistance and continued services during the transition period following the Effective Time, Bancshares and UCB have agreed that, following the Effective Time, and subject to their willingness to serve, each of Triad's directors and advisory board members at the Effective Time (other than directors who also are employees of Triad and the member who becomes a director of
UCB) will be appointed to serve as a member of the local advisory board for one of the UCB city offices in Triad's former geographic market. For service as an advisory board member, each Triad director who serves as an advisory board member for UCB for a period of one year following the Effective Time will be paid a retainer of $1,500 and fees equal to $300 per meeting attended and each Triad advisory board member will be paid a retainer of $200 and fees equal to $50 per meeting attended. These fees approximate the fee schedules for directors and advisory board members, respectively, of Triad in 1995. After the first year following the Effective Time, Triad's directors and advisory board members who continue to serve as advisory board members will receive fees in accordance with UCB's standard fee schedule for its local advisory boards.

      Other Employees. UCB has agreed that, so long as they remain employed by Triad at the Effective Time, it will attempt in good faith, but shall have no obligation, to locate suitable employment (at an office of UCB located within a reasonable commuting distance from their respective job locations at the Effective Time) for, and to offer employment to, all employees of Triad. Any such employment offered by UCB will be on an "at will" basis and will be in such a position, at such location, and for such compensation as UCB shall determine in its sole discretion. Triad will be permitted to pay severance compensation to any employee of Triad at the Effective Time who is not offered employment by UCB (other than any employee who is party to an employment agreement with Triad). The amount of such compensation paid to any employee shall not exceed the total of (i) two months' salary or normal wages (at the person's then current salary or wage rate as an employee of Triad) plus (ii) one week's salary or wages (at the person's then current salary or wage rate as an employee of Triad) multiplied by a number (which in no event shall be less than three or more than 14) equal to the person's number of complete years of service as an employee of Triad. If an employee of Triad becomes an employee of UCB and such individual's employment is terminated without cause within 90 days following the Effective Time, then such individual will be entitled to receive the severance compensation described above, less any salary paid to such employee between the Effective Time and the date of termination.

      In the cases of Richard M. Cobb and James C. Edwards (who currently serve as Senior Vice President/Chief Financial Officer and Senior Vice President/Director of Marketing, respectively, of Triad) in the event either of them is employed by Triad at the Effective Time and either of them is not offered employment by UCB or refuses to accept an offer of employment from UCB, then Triad will be permitted to pay severance compensation to such employee in an amount equal to the total of 12 months' salary (at the person's then current salary rate as an employee of Triad). In the event either Mr. Cobb or Mr. Edwards becomes an employee of UCB, UCB agrees that, if such employee voluntarily elects to terminate employment with UCB at any time within 12 months following the Effective Time, then UCB will pay to such terminated employee severance compensation in an amount equal to the amount of severance compensation such person would have received from Triad as provided above as if he had not accepted employment with UCB, less any salary or wages paid to such employee by UCB between the Effective Time and the date of such employee's termination; and provided further that in the event Mr. Cobb or Mr. Edwards becomes an employee of UCB, UCB agrees that, if such employee's employment is terminated by UCB within 12 months following the Effective Time without cause, then UCB will pay to such terminated employee severance compensation in an amount equal to the amount of severance compensation such person would have received from Triad as provided above.

      In addition, in the case of certain employees of Triad who will not be offered employment with UCB following the Effective Time or who will be offered employment with UCB but at salary or wage rates that are lower than their rates as employees at Triad, UCB may specifically request in writing that such employees remain employed by Triad until the Effective Time and, in the case of each such employee who does remain so employed until the Effective Time, then (whether or not such person becomes an employee of UCB) UCB will pay to such employee as a bonus an amount equal to 10% of the employee's then current annual salary or wage rate as an employee of Triad. No such bonus shall be payable to any employee unless UCB shall have specifically requested in writing that such employee remain until the Effective Time (and which written request shall specifically refer to such bonus). Employees of Triad who receive such a written request but who terminate their employment prior to the Effective Time shall not be entitled to receive such bonus payment.

      Employee Benefits. Triad employees who become employees of UCB in connection with the Merger ("New Employees") shall become entitled to receive all employee benefits and to participate in all benefit plans provided by UCB on the same basis (including costs) and subject to the same eligibility and vesting requirements, and to the same conditions, restrictions and limitations, as generally are in effect and applicable to other newly hired employees of UCB. However, subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, the Code, any governmental rules, regulations and policies thereunder, or any other law or regulations applicable to the operation of any such plan or program, each New Employee shall be given credit for his or her full years of service with Triad (including its predecessor banks, Bankers Trust of North Carolina and Piedmont State Bank) for purposes of (i) entitlement to vacation and sick leave, and (ii) eligibility for participation and vesting in Bancshares' Section 401(k) savings plan and in its defined benefit pension plan; provided however, that if Triad's pension plan is merged into UCB's pension plan each New Employee shall be given credit for past service with Triad (but not for past service with Triad's predecessor banks, Bankers Trust of North Carolina and Piedmont State Bank) for purposes of the calculation and determination of benefits under UCB's pension plan.

Restrictions on Resale of Bancshares Stock Received by Certain Persons

      Certain restrictions under the 1933 Act will apply to the resale of shares of Bancshares Stock issued to certain persons in connection with the Merger. Any person who was an "Affiliate" of Triad at the time the Agreement is submitted to a vote of Triad's shareholders may not resell or transfer shares of Bancshares Stock received by him during a period of three years following the Effective Time unless (i) such person's offer and resale of those shares has been registered under the 1933 Act, (ii) such person's offer and resale is made in compliance with Rule 145 promulgated under the 1933 Act (which permits limited sales under certain circumstances), or (iii) another exemption from registration is available. Additionally, as a condition of treating the Merger as a pooling-of-interests for accounting purposes, Triad's Affiliates will be prohibited from selling or transferring any shares of Bancshares Stock until Bancshares shall have published results of its combined operations for a period covering at least 30 days following the Effective Time.

      An Affiliate of Triad, as defined by rules promulgated under the 1933 Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Triad. The above restrictions are expected to apply to the directors and executive officers of Triad (and to any relative or spouse of any such person or any relative of any such spouse, any of whom live in the same home as such person, and any trust, estate, corporation or other entity in which such person has a 10% or greater beneficial or equity interest), and may apply to any current shareholder of Triad that owns an amount of stock sufficient to be considered to "control" Triad or that otherwise is an Affiliate of Triad. Stock transfer instructions will be given by Bancshares to its stock transfer agent with respect to the Bancshares Stock to be received by persons deemed by Bancshares to be subject to these restrictions, and the certificates for such stock may be appropriately legended.

      The Agreement provides that Triad will use its best efforts to cause each person considered by Bancshares to be an Affiliate of Triad to deliver to Bancshares a written agreement (an "Affiliate Agreement") providing that such person will not offer, sell, pledge, transfer or otherwise dispose of any shares of Bancshares Stock except in compliance with the restrictions described above. Bancshares' obligation to consummate the Merger is conditioned on its receipt of the Affiliate Agreements.

      Persons who are or may be Affiliates of Triad should consult with their own legal counsel regarding the application of the above restrictions to their Bancshares Stock.

Expenses

      The Agreement provides that Triad, Bancshares and UCB each will pay its own legal, accounting and financial advisory fees and all its other costs and expenses (including filing fees, printing costs and travel expenses) incurred or to be incurred in connection with the performance of its obligations under the Agreement or otherwise in connection with the Merger. Except under certain circumstances involving a wrongful termination or breach of the Agreement, the cost of soliciting proxies will be deemed to be incurred and shall be paid 50% by Triad and 50% by Bancshares. However, in the event the Agreement is terminated following a breach or violation of the Agreement by Bancshares or UCB, then Bancshares or UCB will be obligated to reimburse Triad for up to $175,000 in the above costs and expenses actually incurred by Triad. In the event the Agreement in terminated following a breach or violation of the Agreement by Triad, then Triad will be obligated to reimburse Bancshares and UCB for up to $100,000 in the above costs and expenses actually incurred by Bancshares and UCB.

Termination Fee

      If the Agreement is terminated because Bancshares or UCB has entered prior to the date of the Agreement, or terminates this Agreement in anticipation of entering, into a letter of intent or an agreement with any individual or entity that provides for such individual or entity to acquire Bancshares or UCB, merge with Bancshares or UCB where Bancshares or UCB is not the surviving entity, or purchase all or substantially all of the assets of Bancshares or UCB or prior to termination of the Agreement, or Bancshares or UCB engages in negotiations relating to any such transaction and a letter of intent or agreement with respect thereto is entered into within 12 months following the termination of the Agreement, or Bancshares or UCB engages in an acquisition and the result of engaging in such acquisition is that any of the conditions set forth in the Agreement shall fail to be satisfied on or before July 31, 1996 or the Effective Time shall otherwise not occur on or before July 31, 1996, then Bancshares and UCB shall pay to Triad a termination fee of $500,000 and reimburse Triad its expenses incurred as a result of the Agreement. If the Agreement is terminated because Triad has entered prior to the date of the Agreement, or terminates the Agreement in anticipation of entering, into a letter of intent or an agreement with any individual or entity that provides for such individual or entity to acquire Triad, merge with or into Triad, or purchase all or substantially all of the assets of Triad, or prior to the termination of this Agreement, Triad engages in negotiations relating to any such transaction and a letter of intent or agreement with respect thereto is entered into within 12 months following the termination of the Agreement, then Triad shall pay to Bancshares, or at the election of Bancshares to UCB, a termination fee of $500,000 and reimburse Bancshares and UCB their expenses incurred as a result of the Agreement.

                        RIGHTS OF DISSENTING SHAREHOLDERS

      The Merger will give rise to Dissenter's Rights under Article 13 of the North Carolina Business Corporation Act ("Article 13"). Pursuant to Article 13, any Triad shareholder who objects to the Merger may exercise Dissenter's Rights and become entitled to be paid the fair value of such shareholder's shares of Triad Stock if the Merger is consummated. The following is only a summary of the Dissenter's Rights of Triad's shareholders. A complete copy of Article 13 is attached hereto as Appendix B and incorporated by reference into this Prospectus/ Proxy Statement. Any shareholder who intends to exercise Dissenter's Rights should review the text of Article 13 carefully and comply exactly with its requirements, and also should consult with his attorney. Except as provided below, no further notices will be given to shareholders by Triad regarding the existence of Dissenter's Rights or any time periods within which those rights must be exercised.

      Article 13 provides for a shareholder's Dissenter's Rights and the detailed procedure for exercising those rights that must be followed by a dissenting shareholder. In summary, that procedure is described below.

      Any shareholder who desires to assert Dissenter's Rights must (i) give to Triad, and Triad must actually receive, before the vote on the Merger is taken, written notice of the shareholder's intent to demand payment for his shares if the Merger is consummated, and (ii) not vote his shares in favor of the Merger. Failure by a shareholder to satisfy both requirements will mean that the shareholder will not be entitled to assert Dissenter's Rights and obtain payment for his shares under
Article 13. (Shareholders should note that if they sign and return a blank appointment of proxy with no instructions as to how their shares should be voted, they will be deemed to have voted in favor of the Merger and thereafter will not be entitled to assert Dissenter's Rights.)

      If the Agreement is approved by Triad's shareholders at the Special Meeting (or at any adjournments thereof), then, within 10 days of the date the Merger is consummated, Triad must send a written notice (by registered or certified mail, return receipt requested) to each shareholder who has taken the actions described above and is entitled to exercise Dissenter's Rights. That notice will:

      (a) State where the dissenting shareholder's payment demand must be sent, and where and when share certificates must be deposited;

      (b)   Supply a form for demanding payment;

      (c) Set a date by which Triad must receive the dissenting shareholder's payment demand (which may not be fewer than 30 nor more than 60 days after the date the dissenter's notice is mailed); and,

      (d)   Be accompanied by a copy of Article 13.

      A shareholder who has been sent the dissenter's notice must demand payment AND must deposit his share certificates by the date set forth in and in accordance with the terms and conditions of the dissenter's notice; otherwise, such shareholder will not be entitled to payment for his shares under Article 13. A shareholder who demands payment and deposits his share certificates as required retains all other rights as a shareholder until such rights are cancelled or modified by consummation of the Merger.

      As soon as the Merger is consummated or upon receipt of a payment demand, Triad will offer to pay each dissenter who timely demanded payment and deposited his share certificates the amount Triad estimates to be the fair value of his shares, plus interest accrued to the date of payment, and will pay this amount to each dissenter who agrees in writing to accept it in full satisfaction of his demand. Triad's offer of payment will be accompanied by:

      (a)   Certain of Triad's most recent available financial statements;

      (b)   A statement of Triad's estimate of the fair value of the shares;

      (c)   An explanation of how the interest was calculated;

      (d) A statement of the dissenter's right to demand payment if dissatisfied with Triad's offer; and,

      (e)   A copy of Article 13.

      If Triad does not consummate the Merger within 60 days after the date set for demanding payment and depositing share certificates, Triad must return the deposited certificates, and if, thereafter, the Merger is consummated, Triad must send a new dissenter's notice and repeat the payment demand procedure set forth above.

      If a dissenter believes that the amount offered by Triad as described above is less than the fair value of his shares or that the interest due is incorrectly calculated, or if Triad fails to make payment to a dissenter who accepts its offer within 30 days after such acceptance, or if Triad fails to consummate the Merger and does not return the deposited certificates within 60 days after the date set for demanding payment, then the dissenter may notify Triad in writing of his own estimate of the fair value of his shares and the amount of interest due and may demand payment of his estimate, or may reject Triad's offer and demand payment of the fair value of his shares and interest due. In any such event, if a dissenting shareholder fails to take any such action within the 30-day period, he will be deemed to have waived his rights under Article 13 and to have withdrawn his dissent and demand for payment.

      If a dissenter has taken all required actions and his demand for payment remains unsettled, the dissenter may commence a proceeding within 60 days after the date of his payment demand and petition the court to determine the fair value of his shares and accrued interest. Upon service on it of the petition filed with the court, Triad must pay to the dissenter the amount originally offered by Triad. If the dissenter does not commence the proceeding within said 60-day period, he has an additional 30 days to either (i) accept in writing the amount offered by Triad, upon which acceptance Triad will pay such amount in full satisfaction of the dissenter's demand, or (ii) withdraw his demand for payment and resume the status of a nondissenting shareholder. A dissenter who takes no action within this 30-day period is deemed to have withdrawn his dissent and demand for payment.

      In the court proceeding described above, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value, and has discretion to make all dissenters whose demands remain unsettled parties to the proceeding. Each dissenter made a party to the proceeding must be served with a copy of the petition and is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, to exceed the amount paid by Triad. Court costs, appraisal and counsel fees may be assessed by the court as it deems equitable.

      Article 13 contains certain additional provisions with respect to dissent by nominees who hold shares for others, and by beneficial owners whose shares are held in the name of other persons, and reference is made to Appendix B for a more complete description thereof.

        PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                           (Unaudited)

     The following unaudited pro forma combined condensed balance sheet as of September 30, 1995, and the unaudited pro forma combined condensed statements of income for the nine months ended September 30, 1995, and for the years ended December 31, 1994, 1993, and 1992 combine the historical financial statements of Bancshares and Triad and are presented under the "pooling-of-interests" method of accounting for business combinations. The pro forma combined condensed balance sheet gives effect to the Merger as if the transaction had occurred on September 30, 1995. The pro forma combined condensed statements of income give effect to the Merger as if the transaction had occurred at the beginning of each of the periods presented. The Merger represents a stock exchange whereby Triad shareholders will receive .56944 shares of Bancshares Stock for each share of Triad Stock.

     The pro forma statements are provided for informational purposes. The unaudited pro forma financial information presented is not necessarily indicative of what the actual financial position or results of operations would have been had the Merger been completed as of September 30, 1995, or as of the beginning of each of the periods presented and is not indicative of future financial position or future results. The pro forma financial statements should be read in conjunction with the audited financial statements and the notes thereto of Bancshares and Triad and their unaudited interim financial statements incorporated herein by reference.

             United Carolina Bancshares Corporation and Subsidiaries
                   Pro Forma Combined Condensed Balance Sheets
                              At September 30, 1995
                                   (Unaudited)
                                 (In thousands)


                                                     United
                                                    Carolina         Triad                          Pro Forma
                                                    Bancshares        Bank          Adjustments      Combined

Assets
Cash and Due From Banks                             $   142,793   $    15,516       $              $   158,309
Investment Securities                                   766,166        45,218                          811,384
Federal Funds Sold and Other
Short-Term Investments                                  111,820         7,220                          119,040
Loans, Net of Reserve for Credit Losses               2,595,042       125,590                        2,720,632
Premises and Equipment                                   53,700         3,622                           57,322
Other Assets                                             97,122         2,071                           99,193
Total Assets                                        $ 3,766,643   $   199,237       $              $ 3,965,880

Liabilities
Demand Deposits                                     $   539,532   $    45,090       $              $   584,622
NOW, Money Market, and
Savings Deposits                                      1,248,235        61,112                        1,309,347
Time Deposits                                         1,610,439        75,097                        1,685,536
  Total Deposits                                      3,398,206       181,299                        3,579,505


Liabilities for Borrowed Funds                           31,533         1,069                           32,602
Other Liabilities                                        44,589         1,902                           46,491
   Total Other Liabilities                               76,122         2,971                           79,093

Stockholders' Equity

Capital Stock                                            59,075         4,547           (405)(1)        63,217
Surplus                                                  42,441         7,525            405(1)         50,371
Retained Earnings                                       190,045         2,924                          192,969
Unrealized Gains (Losses) on
  Securities Available for Sale                             745           (29)                             725
Total Stockholders' Equity                              292,315        14,967                          307,282
Total Liabilities and Capital                       $ 3,766,643   $   199,237      $               $ 3,965,880


See Notes to Pro Forma Combined Condensed Financial Information.

             United Carolina Bancshares Corporation and Subsidiaries
                Pro Forma Combined Condensed Statements of Income
                  For the Nine Months Ended September 30, 1995
                                   (Unaudited)
                  (Dollars in thousands except per share data)





                                                     United
                                                    Carolina         Triad                          Pro Forma
                                                    Bancshares       Bank           Adjustments     Combined

Interest Income
  Loans                                           $ 177,917       $ 8,587         $                 $186,504
  Federal Funds Sold and Other Short-
    Term Investments                                  4,808           114                              4,922
  Investment Securities                              27,784         1,918                             29,702
Total Interest Income                               210,509        10,619                            221,128

Interest Expense
  Deposits                                           91,137         4,114                             95,251
  Borrowed Funds                                      2,218            59                              2,277
Total Interest Expense                               93,355         4,173                             97,528
Net Interest Income Before Provision
   for Loan Losses                                  117,154         6,446                            123,600
Provisions for Loan Losses                            4,400           125                              4,525
Net Interest Income after Provision
   for Loan Losses                                  112,754         6,321                            119,075
Other Operating Income                               33,355         1,364                             34,719
Other Operating Expenses                             93,894         6,129                            100,023
Net Income Before Income Taxes                       52,215         1,556                             53,771
Income Taxes                                         19,027           176                             19,203
Net Income                                        $  33,188       $ 1,380         $                $  34,568
Earnings Per Share(2)                             $    2.25       $  0.74         $                $    2.19


See Notes to Pro Forma Combined Condensed Financial Information

             United Carolina Bancshares Corporation and Subsidiaries
                Pro Forma Combined Condensed Statements of Income
                      For the Year Ended December 31, 1994
                                   (Unaudited)
                  (Dollars in thousands except per share data)


                                                     United
                                                    Carolina         Triad                          Pro Forma
                                                    Bancshares       Bank           Adjustments      Combined

Interest Income
  Loans                                             $ 199,988     $ 9,323          $                $ 209,311
  Federal Funds Sold and Other Short-
   Term Investments                                     2,283         111                               2,394
  Investment Securities                                29,585       2,406                              31,991
Total Interest Income                                 231,856      11,840                             243,696

Interest Expense
  Deposits                                             84,070       4,013                              88,083
  Borrowed Funds                                        2,951          81                               3,032
Total Interest Expense                                 87,021       4,094                              91,115
Net Interest Income Before Provision
   for Loan Losses                                    144,835       7,746                             152,581
Provisions for Loan Losses                              3,371         150                               3,521
Net Interest Income after Provision
   for Loan Losses                                    141,464       7,596                             149,060
Other Operating Income                                 43,405       1,768                              45,173
Other Operating Expenses                              137,605       7,851                             145,456
Net Income Before Income Taxes                         47,264       1,513                              48,777
Income Taxes                                           17,198         343                              17,541
Income Before Cumulative Effect of a
   Change in Accounting Method                         30,066       1,170                              31,236
Cumulative Effect of a Change in
   Accounting Method                                     (316)                                           (316)
Net Income                                         $   29,750     $ 1,170           $                $ 30,920
Income Per Share Before Cumulative
   Effect of a Change in
   Accounting Method                               $     2.05     $  0.65           $                $   1.99


See Notes to Pro Forma Combined Condensed Financial Information

             United Carolina Bancshares Corporation and Subsidiaries
                Pro Forma Combined Condensed Statements of Income
                      For the Year Ended December 31, 1993
                                   (Unaudited)
                  (Dollars in thousands except per share data)




                                                     United
                                                    Carolina         Triad                          Pro Forma
                                                    Bancshares       Bank           Adjustments      Combined

Interest Income
  Loans                                             $173,128      $4,929           $                $178,057
  Federal Funds Sold and Other Short-
    Term Investments                                   2,917          91                               3,008
  Investment Securities                               30,407       1,380                              31,787
Total Interest Income                                206,452       6,400                             212,852

Interest Expense
  Deposits                                            76,747       2,077                              78,824
  Borrowed Funds                                       1,954           1                               1,955
Total Interest Expense                                78,701       2,078                              80,779
Net Interest Income Before Provision
   for Loan Losses                                   127,751       4,322                             132,073
Provisions for Loan Losses                             4,993         225                               5,218
Net Interest Income after Provision
   for Loan Losses                                   122,758       4,097                             126,855
Other Operating Income                                41,671       1,093                              42,764
Other Operating Expenses                             115,970       4,614                             120,584
Net Income Before Income Taxes                        48,459         576                              49,035
Income Taxes                                          15,842         147                              15,989
Income Before Cumulative Effect of a
   Change in Accounting Method                        32,617         429                              33,046
Cumulative Effect of a Change in
   Accounting Method                                     855         175                               1,030
Net Income                                          $ 33,472      $  604           $                $ 34,076
Income Per Share Before Cumulative
   Effect of a Change in
   Accounting Method                                $   2.23      $ 0.44           $                $   2.18


See Notes to Pro Forma Combined Condensed Financial Information

             United Carolina Bancshares Corporation and Subsidiaries
                Pro Forma Combined Condensed Statements of Income
                      For the Year Ended December 31, 1992
                                   (Unaudited)
                  (Dollars in thousands except per share data)



                                                     United
                                                    Carolina         Triad                          Pro Forma
                                                    Bancshares       Bank           Adjustments      Combined

Interest Income
  Loans                                             $171,834      $5,469          $                 $177,303
  Federal Funds Sold and Other Short-
    Term Investments                                   5,112         110                               5,222
  Investment Securities                               34,849       1,111                              35,960
Total Interest Income                                211,795       6,690                             218,485
Interest Expense
  Deposits                                            89,147       2,570                              91,717
  Borrowed Funds                                       2,658          13                               2,671
Total Interest Expense                                91,805       2,583                              94,388
Net Interest Income Before Provision
   for Loan Losses                                   119,990       4,107                             124,097
Provisions for Loan Losses                            11,920         526                              12,446
Net Interest Income after Provision
   for Loan Losses                                   108,070       3,581                             111,651
Other Operating Income                                38,982       1,143                              40,125
Other Operating Expenses                             105,655       4,501                             110,156
Net Income Before Income Taxes                        41,397         223                              41,620
Income Taxes                                          12,968          41                              13,009
Income Before Cumulative Effect of a
   Change in Accounting Method                        28,429         182                              28,611
Cumulative Effect of a Change in
   Accounting Method                                                  41                                  41
Net Income                                          $ 28,429      $  223          $                 $ 28,652
Income Per Share Before Cumulative
   Effect of a Change in
   Accounting Method                                $   1.96      $ 0.19          $                 $   1.90


See Notes to Pro Forma Combined Condensed Financial Information

           Notes to Pro Forma Combined Condensed Financial Information
                                   (Unaudited)

(1) Adjustment based on an exchange ratio of .569444 for the conversion of Triad Stock to Bancshares Stock. At September 30, 1995, Triad had 1,818,623 shares outstanding.

(2) Except for the nine month period ended September 30, 1995, the dilutive effect of common stock equivalents had an immaterial effect on earnings per share for Triad. For the nine months ended September 30, 1995, the earnings per share amount reflects fully diluted earnings per share. For all periods presented, the dilutive effect of common stock equivalents had an immaterial effect on earnings per share of Bancshares on an historical and pro forma combined basis.

               MARKET AND DIVIDEND INFORMATION REGARDING
                    TRIAD STOCK AND BANCSHARES STOCK



         On September 30, 1995, there were 1,818,623 outstanding shares of Triad Stock held by an aggregate of approximately 1,400 shareholders of record. There is no established market in which the Triad Stock is regularly traded nor any uniformly quoted price for Triad Stock. To the knowledge of management of Triad, the last trade price of Triad Stock prior to the date the Merger was publicly announced was $15.25. The last trade price of Triad Stock known to management of Triad prior to January ___, 1996, was $______.



           The following table presents the high and low sales price for the Triad Stock known to management of Triad for the periods indicated and the amounts of cash dividends declared, with respect to the Triad Stock for each quarterly period since January 1, 1993. (See "CAPITAL STOCK OF BANCSHARES AND TRIAD.")






                                                                   High             Low            Cash dividend
 Year                        Quarterly period                     price            price             declared

1996      First quarter (through January __, 1996)  .     $                 $                         None


1995      Fourth quarter . . . . . . . . . . . . . .                                                  None


          Third quarter  . . . . . . . . . . . . . . .           15.75           10.25                None


          Second quarter . . . . . . . . . . . . . . .           10.25            9.25                None


          First quarter  . . . . . . . . . . . . . . .           10.25            8.75                None


1994      Fourth quarter . . . . . . . . . . . . . . .           12.00            9.25                None


          Third quarter  . . . . . . . . . . . . . . .            9.00            8.00                None


          Second quarter . . . . . . . . . . . . . . .            7.50            7.00                None


          First quarter  . . . . . . . . . . . . . . .            6.50            6.50                None


1993      Fourth quarter . . . . . . . . . . . . . . .            6.50            6.25                None


          Third quarter  . . . . . . . . . . . . . . .            6.25            6.00                None


          Second quarter . . . . . . . . . . . . . . .            6.75            5.00                None

          First quarter  . . . . . . . . . . . . . . .            5.50            4.50                None





         The outstanding shares of Bancshares Stock are held by an aggregate of approximately 7,800 shareholders of record. Bancshares Stock is traded in the over-the-counter market and is listed on the Nasdaq National Market. On October 18, 1995, the last trading day before public announcement of the Merger, the last sale price of Bancshares Stock on the Nasdaq National Market was $36.25. On
January ___, 1996, the last reported sale price for Bancshares  Stock on
the Nasdaq National Market was $______.   The following table lists the
high and low closing prices as reported by Nasdaq, and the amounts of cash dividends declared, with respect to Bancshares Stock for each
quarterly period since January 1, 1993.    (See "CAPITAL STOCK OF
BANCSHARES AND TRIAD.")





                                                                      High              Low             Cash
                                                                    closing           closing         dividend
      Year                      Quarterly period                     price             price          declared

     1996         First quarter (through January __, 1996)           $                 $                 $


     1995         Fourth quarter . . . . . . . . . . . . . .

                  Third quarter  . . . . . . . . . . . . . .           36.75             30.25             0.25

                  Second quarter . . . . . . . . . . . . . .           31.00             29.00             0.25

                  First quarter  . . . . . . . . . . . . . .           31.00             24.25             0.22

     1994         Fourth quarter . . . . . . . . . . . . . .           27.25             23.00             0.22

                  Third quarter  . . . . . . . . . . . . . .           27.75             23.00             0.22

                  Second quarter . . . . . . . . . . . . . .           23.75             20.50             0.20

                  First quarter  . . . . . . . . . . . . . .           22.75             21.00             0.20

     1993         Fourth quarter . . . . . . . . . . . . . .           25.75             21.50             0.20

                  Third quarter  . . . . . . . . . . . . . .           25.75             22.00             0.20

                  Second quarter . . . . . . . . . . . . . .           23.75             20.25             0.18

                  First  quarter . . . . . . . . . . . . . .           23.75             19.75             0.18


                             CAPITALIZATION

         The following table sets forth (i) the unaudited historical capitalization of Bancshares as of September 30, 1995, (ii) the
unaudited historical capitalization of Triad as of September 30, 1995, and (iii) the unaudited pro forma capitalization of Bancshares at September 30, 1995, assuming the Merger had been consummated as of that date (and with no shareholder of Triad exercising Dissenter's Rights). This financial information is based on and should be read in conjunction with Bancshares' and Triad's interim unaudited financial statements, including the related notes thereto, which are
incorporated herein by reference.   In addition, the following information
does not include the effects of a recently announced merger by Bancshares which is not considered to be material. (See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE", "UNITED CAROLINA BANCSHARES CORPORATION AND UNITED CAROLINA BANK - Recent Events" and "FINANCIAL STATEMENTS OF TRIAD BANK.")



                                                                              At September 30, 1995


                                                             Bancshares           Triad             Proforma
                                                              (actual)           (actual)          combined (1)
                                                                               (In thousands)

  Common stock:
      Par value $4 per share: 40,000,000 shares
        authorized, 14,768,740 shares issued  . . . .         $ 59,075          $                   $   63,217

      Par value $2.50 per share: 4,000,000 shares
        authorized, 1,818,623 shares issued . . . . .                               4,547

  Preferred Stock:
      Par value $10 per share: 2,000,000 shares
        authorized, no shares issued  . . . . . . . .             -                                       _

      None authorized . . . . . . . . . . . . . . . .                                _

  Surplus . . . . . . . . . . . . . . . . . . . . . .           42,441              7,525               50,371

  Retained earnings   . . . . . . . . . . . . . . . .          190,045              2,924              192,969

  Unrealized gains (losses) on securities
    available for sale, net of deferred income taxes               754                (29)                 725

    Total shareholders' equity  . . . . . . . . . . .         $292,315          $  14,967           $  307,282



(1) Assumes the Merger became effective at September 30, 1995, and that all shares of Triad Stock outstanding on that date were converted into 1,035,603 shares of Bancshares Stock at the Exchange Rate of 0.569444.


    UNITED CAROLINA BANCSHARES CORPORATION AND UNITED CAROLINA BANK

General

         Bancshares is a North Carolina business corporation organized in 1970 and which is registered with the Federal Reserve as
a  bank  holding  company.    Bancshares'  principal business is
providing banking and other financial services through its two wholly-owned bank subsidiaries, UCB and United Carolina Bank of South
Carolina ("UCBSC").    UCB  is  a  North  Carolina banking corporation
which has its principal offices in Whiteville, North Carolina, and operates 126 banking offices in 29 counties in the southeastern and south central regions of North Carolina. UCBSC is a South Carolina banking corporation which has its principal offices in Greer, South Carolina, and operates 14 banking offices located in three counties in the northwestern and eastern regions of South Carolina. Bancshares' and UCB's principal offices are located at 127 West Webster Street, Whiteville, North Carolina.

Recent Events

         On September 19, 1995, Bancshares and UCB announced that UCB had entered into a definitive agreement with Seaboard Savings Bank, Inc., SSB, Plymouth, North Carolina ("Seaboard"), pursuant to which
Seaboard will merge with  and  into  UCB.   Terms of UCB's agreement
with Seaboard provide for Bancshares to exchange 0.9104 shares of Bancshares Stock for each of Seaboard's outstanding shares of common stock (305,647 shares outstanding at September 30, 1995),
subject  to  adjustment.    At September 30, 1995 Seaboard reported
$47.7 million in total assets, $36.9 million in loans, and $40.3 million in total deposits, and had common shareholders equity totaling
$6.0  million.    Seaboard owns and operates its main office in
Plymouth, North Carolina and one branch in each of Columbia and Williamston, North Carolina. Subject to required regulatory approvals and the approval of Seaboard's shareholders, it currently is expected that Seaboard will be merged into UCB during the first calendar quarter of 1996.

Beneficial Ownership of Securities

         The following table gives the number of shares and percentage of the outstanding Bancshares Stock beneficially owned as of September 30, 1995, by each of Bancshares' directors and certain of its executive officers individually, and by all Bancshares' directors and executive officers as a group:



                      Name of                             Amount and nature of                Percent of
                 beneficial owner                       beneficial ownership (1)                class
   Directors:

      J. W. Adams  . . . . . . . . . . . . . .                        44,040 (2)                    .30 %

      John V. Andrews   . . . . . . . . . . . .                        7,118                        .05 %

      Russell M. Carter   . . . . . . . . . . .                        4,000                        .03 %

      W. E. Carter . . . . . . . . . . . . . .                        54,771                        .37 %

      Alfred E. Cleveland   . . . . . . . . . .                       15,650                        .11 %

      James L. Cresimore  . . . . . . . . . . .                       23,584                        .16 %

      Thomas P. Dillon  . . . . . . . . . . . .                        6,377                        .04 %

      C. Frank Griffin  . . . . . . . . . . . .                       20,508                        .14 %

      James C. High   . . . . . . . . . . . . .                        8,987                        .06 %

      E. Rhone Sasser   . . . . . . . . . . . .                       74,156                        .50 %

      Jack E. Shaw . . . . . . . . . . . . . .                       202,885 (3)                   1.37 %

      Harold B. Wells   . . . . . . . . . . . .                       62,725                        .42 %

      Charles M. Winston  . . . . . . . . . . .                       16,449                        .11 %


   Certain non-director executive officers:

      Kenneth L. Miller, Jr.  . . . . . . . . .                       10,816                        .07 %

      Jeff D. Etheridge, Jr.  . . . . . . . . .                       46,382                        .31 %

      Ronald C. Monger  . . . . . . . . . . . .                       15,587                        .10 %

      David L. Thomas   . . . . . . . . . . . .                       20,667                        .14 %

   All Bancshares' directors
      and executive officers
      as a group (22 persons):  . . . . . . . .                      702,246                       4.75 %


 (1) Except as otherwise noted, and to the best knowledge of management of Bancshares, each individual and the group has sole voting and investment power with respect to all shares beneficially owned. The named individuals and group have shared voting and investment power as to the following numbers
         of shares:    Mr.  Carter  - 27,905 shares;  Mr. Cleveland -
         496 shares; Mr. Cresimore -46 shares; Mr. High - 85 shares; Mr. Sasser - 417 shares; Mr. Shaw - 34,990 shares; Mr. Wells - 7,353 shares; Mr. Monger - 500 shares; all directors and executive officers as a group - 78,035 shares. The named individuals and group have shared voting power only as to the following numbers of shares held in trust for their respective accounts pursuant to the terms of Bancshares' 401(k) Savings Plan. Mr. Sasser  -  27,292
         shares;   Mr. Miller - 8,158 shares;  Mr. Etheridge - 12,213
         shares; Mr. Monger - 10,087 shares; Mr. Thomas -10,772 shares; all directors and executive officers as a group - 110,856 shares.

 (2) Includes 9,935 shares held in trust for Mr. Adams and his children. Mr. Adams has no voting or investment power with respect to those shares.

 (3) Does not include 13,500 shares held of record by Mr. Shaw's spouse and 186 shares held of record by Mr. Shaw's daughter. Mr. Shaw disclaims any beneficial ownership of those shares.

                               TRIAD BANK

General

         Triad  is  a  North Carolina commercial bank which was
organized in 1982 with two branches located in Greensboro.    By
mid-1993, Triad had grown to seven branches in Greensboro and Winston-Salem. In December 1993, BTNC Corporation and its wholly owned subsidiary, Bankers Trust of North Carolina, merged with and into Triad adding two branches in Greensboro and one branch in Asheboro. Triad opened a new branch in Greensboro in May 1994. Triad also has a loan production office in each of Kernersville and Burlington, North Carolina.

         Triad is a community-oriented financial institution which offers a variety of financial services to meet the needs of the communities it serves and which is primarily engaged in the business of
taking deposits and  making  loans.    Triad's  principal  lending
activity is making commercial and consumer loans in Triad's market area. However, Triad also offers other types of loans, including, without limitation, home equity loans (predominantly second mortgage loans secured by the equity in the home), multi-family residential mortgage loans, construction/permanent loans, and commercial real estate loans. Triad's primary source of revenue is interest income from its lending activities and, to a lesser extent, from its investment portfolio.

Beneficial Ownership of Securities

         As of September 30, 1995, no shareholder known to management of Triad beneficially owned more than 5% of the outstanding shares of Triad Stock. As of the September 30, 1995, the beneficial ownership of Triad Stock by directors and by directors and executive officers as a group, was as follows:




                                                             AMOUNT AND NATURE
             NAME OF                                      OF BENEFICIAL OWNERSHIP                 PERCENT OF
       BENEFICIAL OWNER                                          OF STOCK (1)                      CLASS (2)
H. Frank Auman, Jr.                                                     65,775(3)                      3.62%

Carl I. Carlson, III                                                    31,140(4)                      1.70%

Stephen C. Carlson                                                      16,648(5)                      0.92%

Bobby R. Curtis                                                            840(6)                      0.05%

Michael A. Falk                                                         21,776(7)                      1.20%

Ronald L. Garber, M.D.                                                   9,037(8)                      0.50%

Kenneth M. Greene                                                        1,680(9)                      0.09%

Rachel S. Hull                                                          15,647(10)                     0.86%

James A. King, Jr.                                                       8,112(11)                     0.45%

Jerry W. Lawson                                                          6,746(12)                     0.37%

Larry C. Lewis                                                          39,673(13)                     2.18%

Ted Y. Matney                                                           53,481(14)                     2.91%

David C. Millikan                                                       7,930(15)                      0.44%

                                   41



                                                             AMOUNT AND NATURE
             NAME OF                                      OF BENEFICIAL OWNERSHIP                 PERCENT OF
       BENEFICIAL OWNER                                          OF STOCK (1)                      CLASS (2)



James E. Mims                                                          30,944(16)                      1.17%

James S. Schenck, III                                                   8,060(17)                      0.44%

William E. Stanley, Jr.                                                88,388(18)                      4.85%

Dwight D. Stone                                                         5,554(19)                      0.31%

Priscilla P. Taylor, PhD.                                                 570(20)                      0.03%

T. Talmage Timberlake                                                  23,101(21)                      1.27%
All Executive Officers and
 Directors as a Group (28 persons)                                    473,028(22)                     24.55%

________________________

(1) Except as otherwise noted, to the best knowledge of management of Triad the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned.

(2) The calculations of the percentage of class beneficially owned by each individual and by the group as a whole are based, in each case, on a number of total outstanding shares equal to 1,818,623 shares currently outstanding plus the number of shares capable of being issued to that individual (if any) and to the group, respectively, as a whole within 60 days after September 30, 1995 upon the exercise of stock options held by each of them (if any) and by the group, respectively.

(3) Mr. Auman exercises sole voting and investment power with respect to 65,145 shares and sole investment power with respect to the 630 shares for which he holds exercisable options.

(4) Mr. Carl I. Carlson, III exercises sole voting and investment power with respect to 2,830 shares, shared voting and investment power with respect to 9,808 shares, and sole investment power with respect to 18,502 shares for which he holds exercisable options.


(5) Mr. Stephen C. Carlson exercises sole voting and investment power with respect to 14,069 shares, and sole investment power only with respect to 315 shares for which he holds exercisable options.

(6) Mr. Curtis exercises sole voting and investment power with respect to 210 shares and sole investment power only with respect to 630 shares for which he holds exercisable options.

(7) Mr. Falk exercises sole voting and investment power with respect to 17,996 shares, and sole investment power only with respect to the 3,780 shares for which he holds exercisable options.

(8) Dr. Garber exercises sole voting and investment power with respect to 2,448 shares, shared voting and investment power with respect to 3,439 shares, and sole investment power only with respect to the 3,150 shares for which he holds exercisable options.

(9) Mr. Greene exercises sole voting and investment power with respect to 1,050 shares and sole investment power only with respect to 630 shares for which he holds exercisable options.

(10) Ms. Hull exercises sole voting and investment power with respect to 10,833 shares, shared voting and investment power with respect to 4,184 shares and sole investment power only with respect to 630 shares for which she holds exercisable options.

(11) Mr. King exercises sole voting and investment power with respect to 4,090 shares, shared voting and investment power with respect to 242 shares, and sole investment power only with respect to 3,780 shares for which he holds exercisable options.

(12) Mr. Lawson exercises sole voting and investment power with respect to 2,966 shares, and sole investment power only with respect to 3,780 shares for which he holds exercisable options.

(13) Mr. Lewis exercises sole voting and investment power with respect to 27,282 shares, shared voting and investment power with respect to 11,761 shares, and sole investment power only with respect to 630 shares for which he holds exercisable options.

(14) Mr. Matney exercises sole voting and investment power with respect to 15,363 shares, shared voting and investment power with respect to 16,136 shares, and sole investment power only with respect to 21,982 shares for which he holds exercisable options.

(15) Mr. Millikan exercises sole voting and investment power with respect to 7,300 shares and sole investment power only with respect to 315 shares for which he holds exercisable options.

(16) Mr. Mims exercises sole voting and investment power with respect to 12,158 shares, and sole investment power only with respect to 18,786 shares for which he holds exercisable options.

(17) Mr. Schenck exercises sole voting and investment power with respect to 5,192 shares, shared voting and investment power with respect to 2,238 shares, and sole investment power only with respect to 630 shares for which he holds exercisable options.

(18) Mr. Stanley exercises sole voting and investment power with respect to 84,608 shares, and sole investment power only with respect to 3,780 shares for which he holds exercisable options.

(19) Mr. Stone exercises sole voting and investment power with respect to 4,924 shares and sole investment power only with respect to 630 shares for which he holds exercisable options.


(20) Ms. Taylor exercises sole voting and investment power with respect to 255 shares, and sole investment power only with respect to 315 shares for which she holds exercisable options.

(21) Mr. Timberlake exercises sole voting and investment power with respect to 12,006 shares, shared voting and investment power with respect to 9,940 shares, and sole investment power only with respect to 1,155 shares for which he holds exercisable options.

(22) Includes a total of 306,593 shares as to which the persons included in the group exercise sole voting and investment power and 105,796 shares as to which voting and investment power is shared. Also includes 107,993 shares for which the group holds options to purchase which are capable of being exercised within 60 days of September 30, 1995 as to which such individuals have sole investment power only. The 2,264 shares held in trust for Carl I. Carlson, III and Stephen C. Carlson are included in the beneficial ownership of Carl I. Carlson, III and Stephen C. Carlson, as beneficiaries under a trust, and are reflected separately in the beneficial ownership of each such individual, but are included only once in the beneficial ownership of the group.


                       REGULATION AND SUPERVISION

        Federal and state legislation and regulation have significantly affected the operations of financial institutions in the past several years and have increased competition among commercial banks, savings institutions and other providers of financial services. In addition, federal legislation has imposed new limitations on the investment authority of, and higher insurance and examination assessments on, financial institutions and has made other changes that may adversely affect the future operations and competitiveness of regulated financial institutions with other financial intermediaries. The operations of regulated depository institutions and their holding companies, including Bancshares and its depository institution subsidiaries, will continue to be subject to changes in applicable statutes and regulations from time to time.

        Bancshares.    Bancshares  is a bank holding company registered
under the Bank Holding Company Act of 1956, as amended (the "BHCA") and is subject to the regulations of the Federal Reserve. Under the BHCA, Bancshares' activities and those of its subsidiaries are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or engaging in any other activity which the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

        The  BHCA  prohibits  Bancshares  from acquiring direct or indirect control of more than 5% of the outstanding voting stock or substantially all of the assets of any bank or savings bank or merging or consolidating with another bank  holding company or savings bank holding company without prior approval of the Federal Reserve. (See "PROPOSAL 1: THE MERGER - Required Regulatory Approvals.") Congress
has approved legislation which permits adequately capitalized and managed bank holding companies to acquire control of a bank in any state (the "Interstate Banking Law"). Existing state laws setting minimum age restrictions on target banks can be retained, so long as the age
requirement does not exceed  five  years.   Acquisitions will be subject
to anti-trust provisions that cap at 10% the portion of the United
States' bank deposits a single bank holding company may control, and cap at 30% the portion of a state's deposits a single bank holding company may control. States have the authority to waive the 30% cap.

        Under the Interstate Banking Law, beginning on June 1, 1997, banks also will be permitted to merge with one another across state lines, subject to concentration, capital and Community Reinvestment Act requirements and regulatory approval. A state can authorize mergers earlier than June 1, 1997, or it can opt out of interstate branching by enacting legislation before June 1, 1997. Effective with the date of enactment, a state can also choose to permit out-of-state banks to open new branches within its borders. In addition, if a state chooses to allow interstate acquisition of branches, then an out-of-state bank also may acquire branches by merger.

        Interstate  branches  that  primarily siphon off deposits
without servicing a community's credit needs will be prohibited.    If
loans are less than 50% of the average of all institutions in the state, the branch will be reviewed to see if it is meeting the community credit needs. If it is not, the branch may be closed and the bank may be restricted from opening a new branch in the state.


        The  Interstate  Banking  Law  also  modifies  the
controversial safety and soundness provisions contained in Section 39 of the 1991 Banking Law described below which required the banking regulatory agencies to write regulations governing such matters as internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation and fees and whatever else those agencies determined to be appropriate. The legislation exempts bank holding companies from these provisions and requires the agencies to write guidelines, as opposed to regulations, dealing with these areas. It also gives more discretion to the banking regulatory agencies with regard to prescribing standards for banks' asset quality, earnings and stock valuation.

        The Interstate Banking Law also expands current exemptions from the requirement that banks be examined on a 12-month cycle. Exempted banks will be inspected every 18 months. Other provisions address paperwork reduction and regulatory improvements, small business and commercial real estate loan securitization, truth-in-lending amendments on high cost mortgages, strengthening of the independence of certain financial regulatory agencies, money laundering, flood insurance reform and extension of certain statutes of limitations. At this time, Bancshares is unable to predict how the Interstate Banking Law may affect its operations.

        Additionally, the BHCA prohibits Bancshares from engaging in, or acquiring ownership or control of more than 5% of the outstanding voting stock of any company engaged in a non-banking business, including thrifts, unless such business is determined by the Federal Reserve to be so closely related to banking as to be properly incident thereto. The BHCA generally does not place territorial restrictions on the activities of such non-banking related activities.

        Federal Reserve approval (or, in certain cases, non-disapproval) also must be obtained prior to any person acquiring control of Bancshares or one of its depository institution subsidiaries. Control is conclusively presumed to exist if, among other things, a person acquires more than 25% of any class of voting stock of the institution or holding company or controls in any manner the election of a majority of the directors of the institution or the holding company. Control is presumed to exist if a person acquires more than 10% of any class of voting stock and the institution or the holding company has registered securities under Section 12 of the 1934 Act or the acquiror will be the largest shareholder after the acquisition.

                 There are a number of obligations and restrictions imposed on bank holding companies and their insured depository institution subsidiaries by law and regulatory policies that are designed to minimize potential loss to depositors of such depository institutions and the FDIC insurance funds in the event the depository institution becomes in danger of default or in default.
For example, under the Federal Deposit Insurance Corporation Improvement
Act of 1991 (the "1991 Banking Law"), to reduce the likelihood of receivership of an insured depository institution subsidiary, a bank holding company is required to guarantee the compliance of any insured depository institution subsidiary that may become "undercapitalized" with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of (i) an amount equal to 5% of the institution's total assets at the time the institution became undercapitalized or (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all acceptable capital standards as of the time the institution fails to comply with such capital restoration plan.
Under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its depository institution subsidiaries and to commit resources to support such institutions in circumstances where it might not do so absent such policy. Under the BHCA, the Federal Reserve also has the authority to require a bank holding company to terminate any activity or to relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness and stability of any depository institution subsidiary of the bank holding company.

        In addition, the "cross-guarantee" provisions of the Federal Deposit Insurance Act ("FDIA") require insured depository institutions under common control to reimburse the FDIC for any loss suffered by either the SAIF or the Bank Insurance Fund ("BIF") of the FDIC as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the SAIF or the BIF or both. The FDIC's claim is superior to claims of shareholders of the insured depository institution or its holding company but subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.


        Bancshares is subject to the obligations and restrictions described above, and its depository institution subsidiaries are subject to the cross-guarantee provisions of the FDIC. However, management of Bancshares currently does not expect that any of these provisions will have an impact on the operations of Bancshares or its subsidiaries.

        Bank holding companies are required to comply with the Federal Reserve's risk-based capital guidelines which require a minimum ratio of total capital to risk-weighted assets (including certain off-balance
sheet activities, such as  standby  letters  of  credit)  of  8%.    At
least half of the total capital is required to be "Tier I capital," principally consisting of common shareholders' equity, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less certain goodwill items. The remainder ("Tier II capital") may consist of a limited amount of subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock, and a limited amount of the general loan loss allowance. In addition to the risk-based capital guidelines, the Federal Reserve has adopted a minimum leverage capital ratio, under which a bank holding company must maintain a minimum level of Tier I capital to average total consolidated assets of at least 3% in the case of a bank holding company which has the highest regulatory examination rating and is not contemplating significant growth or
expansion.    All  other bank holding companies are expected to maintain a leverage capital ratio of at least 1% to 2% above the stated minimum.

        The following table sets forth Bancshares' regulatory capital position at September 30, 1995. (For the regulatory capital positions of Bancshares' depository institution subsidiaries as of September 30, 1995, see the discussions below).




                                                                                   Risk-Based Capital
                              Leverage Capital                        Tier I                            Tier II
                                          % of                               % of                              % of
                               Amount    Assets               Amount        Assets                Amount      Assets
                                                                (Dollars in Thousands)
  Actual  . . . . . . . .    $274,228    7.35%                $274,228      10.53%               $306,776     11.78%

Minimum capital
    standard  . . . . . .      78,116    3.00                  104,155       4.00                 208,310      8.00

  Excess of actual
    regulatory capital over
    minimum regulatory
    capital standard . . .   $196,112    4.35%                $170,073       6.53%               $ 98,466      3.78%

        Under current federal law, transactions between depository institutions and any affiliate are governed by Section 23A and 23B of the Federal Reserve Act. An affiliate of a depository institution is any company or entity that controls, is controlled by or is under common control with the institution. In a holding company context, the parent holding company of a depository institution and any companies which are controlled by such parent holding company are affiliates of the depository institution. Generally, Sections 23A and 23B (i) limit the extent to which the depository institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the institution or the subsidiary as those provided to a nonaffiliate. The term "covered transaction" includes the making of loans or other extensions of credit to an affiliate, the purchase of assets from an affiliate, the purchase of, or an investment in, the securities of an affiliate, the acceptance of securities of an affiliate as collateral for a loan or extension of credit to any person, or issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate. In addition to the restrictions imposed by Sections
23A and 23B, no depository institution may (i) loan or otherwise extend credit to an affiliate, except for any affiliate which engages only in activities that are permissible for bank holding companies, or (ii) purchase or invest in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates that are subsidiaries of the institution.

        Additionally, the FDIC has adopted regulations that affect contracts between a bank holding company or its non-depository subsidiaries or related interests under common control, and the
holding company's insured depository institution  affiliates.    Certain
types of contracts between an insured depository institution and any company which directly or indirectly controls it (or which is under common control with it) could be considered unsafe and unsound, including those relating to: (i) making or purchasing loans, (ii) servicing loans, (iii) performing trust functions, (iv) providing bookkeeping or data processing services, (v) furnishing management services, (vi) selling or transferring any department or subsidiary, (vii) payments for intangible assets, (viii) transferring any asset for less than fair market value as evidenced by an independent written appraisal, or (ix) prepaying any liability more than
30  days  prior  to  its  due  date.    The  FDIC also has proposed
regulations which would prohibit any insured depository institution from entering into any contract with any person to provide goods, products or services if such contract is determined to adversely affect the safety or soundness of the insured institution.

        Section 4(i) of the BHCA authorizes the Federal Reserve to approve the application of a bank holding company to acquire any savings institution under Section 4(c)(8) of the BHCA. In approving such an application, the Federal Reserve is precluded from imposing any restrictions on transactions between the bank holding company and the acquired savings institution, except as required by Section 23A or 23B of the Federal Reserve Act or any other applicable law. Further, the FDIA, as amended by the 1991 Banking Law, authorizes the merger or consolidation of any BIF member with any SAIF member, the assumption of any liability by any BIF member to pay any deposits of any SAIF member or vice versa, or the transfer of any assets of any BIF member to any SAIF member in consideration for the assumption of liabilities of such BIF member or vice versa, provided that certain conditions are met and, in the case of any acquiring, assuming or resulting depository institution which is a BIF member, such institution continues to make payment of SAIF assessments on the portion of liabilities attributable to any acquired, assumed or merged SAIF-insured institution.

        As a result of its ownership of a North Carolina-chartered commercial bank, Bancshares is registered under the bank holding company laws of North Carolina. Accordingly, Bancshares and UCB are
subject to regulation by the Commissioner.    The  Commissioner  has
asserted authority to examine North Carolina bank holding companies and their affiliates and is in the process of formulating regulations in this area.

        UCB.    UCB  is organized as a North Carolina commercial bank
and is subject to various statutory requirements and to rules and regulations promulgated and enforced by the Commissioner and the FDIC. Its deposits are insured by the BIF, but a small portion of UCB's deposits are SAIF-insured as a result of an earlier acquisition of a thrift institution. Upon consummation of the Merger, the portion of UCB's deposits attributable to Triad will be BIF-insured.

        North Carolina commercial banks, such as UCB, are subject to legal limitations on the amounts of dividends they are permitted to pay. Prior approval of the Commissioner is required if the total of all dividends declared by UCB in any calendar year exceeds its net profits (as defined by statute) for that year combined with its retained net profits (as defined by statute) for the preceding two calendar years, less any required transfers to surplus. Also, under the 1991 Banking Law an insured depository institution, such as UCB, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized" (as such term is defined in the statute). Based on its current financial condition, Bancshares does not expect that this provision will have any impact on UCB's ability to pay dividends.

        As an FDIC-insured commercial bank which is not a member of the Federal Reserve System, UCB is subject to capital requirements imposed by the FDIC. Under the FDIC's regulations, state nonmember banks that (a) receive the highest rating during the examination process and (b) are not anticipating or experiencing any significant growth, are required to maintain a minimum leverage ratio of 3% of Tier I capital to average total consolidated assets. All other banks are required to maintain a minimum ratio of 1% or 2% above the stated minimum, with a minimum leverage ratio of not less than 4%.

       The following table sets forth UCB's regulatory capital positions at September 30, 1995:



                                                                          Risk-Based Capital
                              Leverage  Capital                    Tier I                    Tier II
                                           % of                          % of                          % of
                               Amount     Assets              Amount    Assets        Amount          Assets
                                                          (Dollars in Thousands)

  Actual  . . . . . . . .    $222,547     6.61%               $222,547    9.38%       $252,215      10.63%

  Minimum capital
    standard  . . . . . .      71,203     3.00                  94,937    4.00         189,875       8.00

  Excess of actual
    regulatory capital over
    minimum regulatory
    capital standard. . .    $151,344     3.61%               $127,610    5.3%        $ 62,340       2.63%


        UCB also is subject to insurance assessments imposed by the FDIC. Under current law, as amended by the 1991 Banking Law, the insurance assessment to be paid by BIF-insured institutions shall be as specified in a schedule required to be issued by the FDIC that would specify, at semiannual intervals, target reserve ratios designed to increase  the  reserve ratio to 1.25% of estimated insured deposits
(or such higher ratio as the FDIC may determine in accordance with the statute) in 15 years. Further, the FDIC is authorized, under the 1991 Banking Law, to impose one or more special assessments in any amount deemed necessary to enable repayment of amounts borrowed by the FDIC from the United States Treasury Department. Effective January 1, 1993, the FDIC replaced the uniform assessment rate with a transitional risk-based assessment schedule which became fully effective in January 1994, having assessments ranging from 0.23% to 0.31 % of an
institution's  average  assessment  base.   Effective July 1, 1995, the
FDIC reduced assessments to 0.04% for the strongest banks, but left unchanged the 0.31% assessment rate for the weakest banks. On November 14, 1995, the FDIC again reduced assessments
(effective January 1, 1996) from a range of 0.04% to 0.31% to a range of 0% to 0.27%. This reduction was a result of the BIF's reserve ratio being over 1.30%. These recent premium reductions do not affect the deposit premiums paid on SAIF-insured deposits. The actual assessment to be paid by each BIF member is based on an institution's assessment risk classification, which is determined based on whether the institution is considered "well capitalized," "adequately capitalized" or "under capitalized," as such terms have been defined in applicable federal regulations adopted to implement the prompt corrective action provisions of the 1991 Banking Law, and whether such institution is considered by its supervisory agency to be financially sound or to have supervisory concerns. (See "- Impact of the 1991 Banking Law".) Based on the current financial condition and capital levels of UCB, Bancshares does not expect that the transitional risk-based assessment schedule will have a material impact on UCB's future earnings.

        Various proposals are currently being considered by committees of the United States Congress concerning a possible merger of the SAIF and BIF of the FDIC. One of the principal issues under discussion is the amount of additional funds needed to recapitalize the SAIF prior to such a merger. Substantially all of the proposals under consideration contemplate a one-time special assessment to be levied on SAIF-insured deposits, which assessment has ranged from $.66 to $.85 per $100 of SAIF-insured deposits maintained by the institution assessed. In addition, the various proposals differ as to whether the proposed assessment will be deductible for tax purposes by the
institution assessed.    At September 30, 1995, UCB had approximately
$125 million of SAIF-insured deposits which would be subject to such a special assessment. Due to the uncertainty as to which, if any, of the various proposals will be adopted and the ultimate amount and tax deductability of the assessment to be levied on UCB, the impact of the proposals and the assessment on UCB is impossible to predict with certainty at this time.

        Further,  under  current  federal  law,  depository
institutions are subject to the restrictions contained in Section 22(h) of the Federal Reserve Act with respect to loans to directors,
executive officers and principal shareholders.   Under Section 22(h),
loans to directors, executive officers and shareholders who own more than 10% of a depository institution (18% in the case of institutions located in an area with less than 30,000 in population), and certain affiliated entities of any of the foregoing, may not exceed, together with all other outstanding loans to such person and affiliated entities, the institution's loan-to-one-borrower limit as
established by federal law (as discussed  below).    Section  22(h) also
prohibits loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers and shareholders who own more than 10% of an institution, and their respective affiliates, unless such loans are approved in advance by a majority of the board of directors of the institution. Any "interested" director may not participate in the voting. The Federal Reserve has prescribed the loan amount (which includes all other outstanding loans to such person), as to which such prior board of director approval is required, as being the greater of $25,000 or 5% of capital and surplus (up to $500,000). Further, pursuant to Section 22(h), the Federal Reserve requires that loans to directors, executive officers, and principal shareholders be made on terms substantially the same as offered in comparable transactions to other persons.

        UCB is subject to FDIC-imposed loan-to-one-borrower limits which are substantially the same as those applicable to national banks. Under these limits, no loans and extensions of credit to any borrower outstanding at one time and not fully secured by readily marketable collateral shall exceed 15% of the unimpaired capital and unimpaired surplus of the bank. Loans and extensions of credit fully secured by readily marketable collateral may comprise an additional 10% of unimpaired capital and unimpaired surplus. These limits also authorize banks to make loans to one borrower, for any purpose, in an amount not to exceed $500,000.

        Regulations promulgated by the FDIC pursuant to the 1991 Banking Law place limitations on the ability of insured depository institutions to accept, renew or roll over deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in such depository institution's normal market area. Under these regulations, "well capitalized" depository institutions may accept, renew or roll such deposits over without restriction, "adequately capitalized" depository institutions may accept, renew or roll such deposits over with a waiver from the FDIC (subject to certain restrictions on payments of rates), and "undercapitalized" depository institutions may not accept, renew or roll such deposits over. The regulations contemplate that the definitions of "well capitalized," "adequately capitalized" and "undercapitalized" will be the same as the definition adopted by the agencies to implement the corrective action provisions of the 1991 Banking Law. (See " - Impact of the 1991 Banking Law".)

        UCB is subject to examination by the FDIC and the Commissioner. In addition, UCB is subject to various other state and federal laws and regulations, including state usury laws, laws relating to fiduciaries, consumer credit and equal credit, fair credit reporting laws and laws relating to branch banking. UCB, as an insured North Carolina commercial bank, is prohibited from engaging as a principal in activities that are not permitted for national banks, unless (i) the FDIC determines that the activity would pose no significant risk to the appropriate deposit insurance fund and (ii) the bank is, and continues to be, in compliance with all applicable capital standards.

        Under Chapter 53 of the North Carolina General Statutes, if the capital stock of a North Carolina commercial bank is impaired by losses or otherwise, the Commissioner is authorized to require payment of the deficiency by assessment upon the bank's shareholders, pro rata, and to the extent necessary, if any such assessment is not paid by any shareholder, upon 30 days notice, to sell as much as is necessary of the stock of such shareholder to make good the deficiency. Bancshares is the sole shareholder of UCB.

        Triad. Triad is a North Carolina commercial bank. Triad's deposits are insured by the FDIC through the BIF, and it is subject to examination and regulation by the FDIC and the Commissioner and to regulations governing such matters as capital standards, mergers, establishment of branch offices, subsidiary investments and activities, and general investment authority to the same extent as UCB.

        The following table sets forth the consolidated FDIC regulatory capital positions of Triad as of September 30, 1995:



                                                                          Risk-Based Capital

                                 Leverage Capital                  Tier I                    Tier II
                                              % of                        % of                       % of
                               Amount        Assets        Amount        Assets        Amount       Assets

                                                          (Dollars in Thousands)
  Actual  . . . . . . . .    $ 14,967          7.51%       $14,967          11.07%  $16,669       12.33%

  Minimum capital
    standard  . . . . . .       7,969          4.00          5,407           4.00    10,814        8.00

  Excess of actual
    regulatory capital over
    minimum regulatory
    capital standard . . .   $  6,998          3.51%     $   9,560           7.07%    5,855       4.33%


        Impact of the 1991 Banking Law. Among other things, the 1991 Banking Law provides increased funding for the BIF and the SAIF, and provides for expanded regulation of depository institutions and their affiliates, including parent holding companies.

        The 1991 Banking Law provides authority for special assessments against insured deposits and for the development of a general risk-based deposit insurance assessment system which the FDIC implemented on a transitional basis effective

January 1, 1993. The BIF and SAIF funding provisions could result in a significant increase in the assessment rate on deposits of BIF and SAIF institutions over the next 15 years. No assurance can be given at this time as to what levels of assessments against insured deposits will be applied in the future.

        The 1991 Banking Law provides the federal banking agencies with broad powers to take corrective action to resolve the problems of insured depository institutions. The extent of these powers will depend upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized." In September 1992, each of the federal banking agencies issued final uniform regulations to be effective December 19, 1992, which define such capital levels. Under the final regulations, an institution is considered "well capitalized" if it has (i) a total risk-based capital ratio of 10% or greater, (ii) a Tier I risk-based capital ratio of 6% or greater, (iii) a leverage ratio of 5% or greater and (iv) is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure. An "adequately capitalized" institution is defined as one that has (i) a total risk-based capital ratio of 8% or greater, (ii) a Tier I risk-based capital ratio of 4% or greater and (iii) a leverage ratio of 4% or greater (or 3% or greater in the case of an institution with the highest examination rating). An institution is considered (A) "undercapitalized" if it has (i) a total risk-based capital ratio of less than 8%, (ii) a Tier I risk-based capital ratio of less than 4% or
(iii) a leverage ratio of less than 4% (or 3% in the case of an institution with the highest examination rating; (B) "significantly undercapitalized" if the institution has (i) a total risk-based capital ratio of less than 6%, or (ii) a Tier I risk-based capital ratio of less than 3% or (iii) a leverage ratio of less than 3% and (C) "critically undercapitalized" if the institution has a ratio of tangible equity to total assets equal to or less than 2%.

        The 1991 Banking Law also amended the prior law with respect to the acceptance of brokered deposits by insured depository institutions to permit only a "well capitalized" (as defined in the statute as significantly exceeding each relevant minimum capital level) depository institution to accept brokered deposits without
prior regulatory  approval.    In  June  1992,  the  FDIC  issued final
regulations implementing these provisions regulating brokered deposits. Under the regulations, "well-capitalized" banks may accept brokered deposits without restrictions, "adequately capitalized" banks may accept brokered deposits with a waiver from the FDIC (subject to certain restrictions on payment of rates), while "under-capitalized" banks may not accept brokered deposits. The regulations contemplate that the definitions of "well capitalized," "adequately capitalized" and "under capitalized" are the same as the definitions adopted by the agencies to implement the prompt corrective action provisions of the 1991 Banking Law (as described in the previous paragraph). Bancshares does not believe that these regulations have had or will have a material adverse effect on the current operations of its depository institution subsidiaries.

        To facilitate the early identification of problems, the 1991 Banking Law requires the federal banking agencies to review and, under certain circumstances, prescribe more stringent accounting and reporting requirements than those required by generally accepted accounting principles. The FDIC issued a final rule, effective July 2,
1993,  implementing  those  provisions.    The  rule,  among  other
things, requires that management report on the institution's responsibility for preparing financial statements and establishing and maintaining an internal control structure and procedures for financial reporting and compliance with designated laws and regulations concerning safety and soundness, and that independent auditors attest to and report separately on assertions in management's reports concerning compliance with such laws and regulations, using FDIC-approved audit procedures.

        The 1991 Banking Law further requires the federal banking agencies to develop regulations requiring disclosure of contingent assets and liabilities and, to the extent feasible and practicable, supplemental disclosure of the estimated fair market value of assets and liabilities. The 1991 Banking Law also requires annual examinations of all insured depository institutions by the appropriate federal banking agency, with some exceptions for small, well-capitalized institutions and state chartered institutions examined by state regulators. Moreover, the federal banking agencies are required to set operational and managerial, asset quality, earnings and stock valuation standards for insured depository institutions and depository institution holding companies, as well as compensation standards for insured depository institutions that prohibit excessive compensation, fees or benefits to officers, directors, employees, and principal shareholders.

        The foregoing necessarily is a general description of certain provisions of the 1991 Banking Law and does not purport to be
complete.   Several of the provisions of the 1991 Banking Law will be
implemented through regulations issued by the various federal banking agencies, only a portion of which have been adopted in final form. The effect of the 1991 Banking Law on Bancshares and its subsidiaries will not be fully ascertainable until after all of the provisions are effective and after all of the regulations are adopted.

                 CAPITAL STOCK OF BANCSHARES AND TRIAD

Capital Stock of Bancshares

        Authorized  Capital.    The  authorized capital stock of
Bancshares consists of (i) 40,000,000 shares of $4.00 par value common stock (which is the Bancshares Stock into which outstanding shares of Triad Stock will be converted), of which 14,768,740 shares were issued and outstanding at September 30, 1995, and (ii) 2,000,000 shares of $10.00 par value preferred stock, of which there were no shares issued and outstanding at September 30, 1995.

        Voting  Rights.    The  holders  of  Bancshares Stock are
entitled to one vote per share held of record on all matters submitted to a vote of shareholders. Bancshares' shareholders are not entitled to vote cumulatively in the election of directors.

        Merger, Share Exchange, Sale of Assets and Dissolution. In general, North Carolina law requires that any merger, share exchange, voluntary liquidation or transfer of substantially all the assets (other than in the ordinary course of business) of a business corporation be approved by the corporation's shareholders by a majority of the votes entitled to be cast on the proposed transaction. However, Bancshares charter provides that, except as described below, the affirmative vote of the holders of not less than 75% of the outstanding shares of each class of Bancshares' capital stock entitled to vote will be required to authorize (i) any merger or consolidation of Bancshares into or with any other corporation, (ii) any sale, lease, exchange, mortgage, transfer or other disposition of all or any substantial part (more than 10%) of Bancshares' assets, (iii) the issuance or transfer of any securities of Bancshares or any subsidiary to an "Interested Shareholder" (any person who, together with his or its affiliates, beneficially owns 10% or more of any class of Bancshares' capital stock), (iv) any recapitalization or reclassification of securities that would have the effect of increasing the voting power of any Interested Shareholder, or (v) the adoption of any plan proposed by an Interested Shareholder for Bancshares' liquidation or dissolution. The above "supermajority" vote will not be required if the transaction to be approved has been approved by at least two-thirds of Bancshares' directors and satisfies certain "fair price" requirements.


        Charter  Amendments.    Subject  to  certain  conditions,  an
amendment to Bancshares' charter, including a provision to increase the authorized capital stock of Bancshares, may be effected if the amendment is approved by a simple majority of the votes cast on the amendment by every voting group entitled to vote on the amendment (and by a majority of the votes entitled to be cast on the amendment by any separate voting group with respect to which the amendment would create Dissenter's Rights). However, the affirmative vote of the holders of not less than 75% of the outstanding voting shares of all classes of Bancshares capital stock is required to approve any modification or amendment of the "supermajority" provision contained in Bancshares' charter (as described above). Additionally, North Carolina law allows Bancshares' Board of Directors, as a condition to its approval of any charter amendment, to require that the amendment be approved by a vote of shareholders greater than otherwise would be required by law.

        Dividends.    Holders  of Bancshares Stock are entitled to
dividends when and if declared by Bancshares' Board of Directors from funds legally available, whether in cash or in stock. (See "-
Differences in Capital Stock of Bancshares and Triad.")

        Miscellaneous.    In  accordance  with  North  Carolina  law,
holders of Bancshares Stock are entitled, upon dissolution or liquidation, to participate ratably in the distribution of assets legally available for distribution to shareholders after payment of debts. Shareholders do not have preemptive rights to acquire other or additional shares which might be issued by Bancshares, or any redemption, sinking fund or conversion rights. Bancshares Stock may be used as collateral to secure a loan from UCB.

Differences in Capital Stock of Bancshares and Triad

        Upon consummation of the Merger, Triad's shareholders (other than those shareholders who exercise Dissenter's Rights) will become shareholders of Bancshares. Certain legal distinctions exist between owning Bancshares Stock and Triad Stock.

        Triad is a North Carolina commercial bank, and the rights of the holders of Triad Stock are governed by Chapter 53 of the North Carolina General Statutes which is applicable to North Carolina banks ("Chapter 53") and Chapter 55 of the North Carolina General Statutes which is applicable to North Carolina business corporations ("Chapter 55"). Bancshares is a North Carolina business corporation and the rights of the holders of Bancshares Stock are governed solely by Chapter 55.

        Because of differences between Chapter 53 and Chapter 55, the Merger will result in certain changes in the rights of Triad's shareholders who receive Bancshares Stock in exchange for their Triad Stock. While it is not practical to describe all differences, those basic differences which will have the most significant effect on the rights of Triad's shareholders if they become shareholders of Bancshares are discussed below.

        The  following  is  only a general summary of certain
differences in the rights of holders of Bancshares Stock and  those  of
holders  of  Triad  Stock.    Shareholders should consult with their own
legal counsel with respect to specific differences and changes in their rights as shareholders which will result from the Merger.

        Charter  Amendments.   Chapter 53 requires that, following
shareholder approval, amendments to Triad's charter must  be  approved
by  the  Commissioner.    Amendments to Bancshares' charter are not
required to be approved by the Commissioner or by any other banking regulator.

        Dividends.    The shareholders of Bancshares and Triad are
entitled to dividends when and if declared by their respective Boards of Directors, subject to the restrictions described below.

        Pursuant to Chapter 55, Bancshares is authorized to pay dividends as are declared by its Board of Directors, provided that no such distribution results in its insolvency on a going concern or balance sheet basis. The principal sources of funds for the payment of dividends by Bancshares are dividends from UCB. The ability of UCB to pay dividends is subject to statutory and regulatory restrictions on the payment of cash dividends, including the requirement under North Carolina banking laws that cash dividends be paid only out of undivided profits and only if the bank has surplus of a specified level. Federal bank regulatory authorities also have the general authority to limit the dividends paid by insured banks and bank holding companies if such payment may be deemed to constitute an unsafe and unsound practice.


        Triad, as a North Carolina bank, is subject to the same restrictions on the payment of dividends as UCB.

        Merger, Share Exchange, Sale of Assets, or Dissolution. Pursuant to Chapter 53, Triad may not merge or consolidate with any other entity, or sell substantially all of its assets to any other entity, without the prior approval of the holders of at least two-thirds of its outstanding shares and the prior written approval of
the Commissioner.  (See  "PROPOSAL  1: THE MERGER   Required Regulatory
Approvals.") In addition, pursuant to Chapter 53, Triad may not be dissolved without the prior approval of the holders of at least two-thirds of its outstanding shares. As described above (see "- Capital Stock of Bancshares"), different levels of shareholder approval are required in order for Bancshares to engage in those transactions under Chapter 55 and Bancshares' charter.

        The prior approval of Bancshares' shareholders is not required to effect a merger of a bank into UCB or UCBSC provided that Bancshares remains in control of its subsidiary following consummation of the merger. Therefore, future acquisitions by Bancshares through the merger of a third party bank with or into UCB or UCBSC could be effected without the approval of Bancshares' shareholders.

        Repurchase of Capital Stock. Under federal and North Carolina law, Triad may not purchase any of its capital stock without the prior approval of the FDIC and the Commissioner. No repurchase will be allowed if the effect of such transaction would be to reduce the net worth of Triad to an amount which is less than the minimum amount required by applicable federal and state regulations. Further, shareholder approval is necessary under North Carolina law.

        Under Chapter 55, Bancshares may repurchase its capital stock by action of its Board of Directors without the prior approval of its shareholders. However, as a bank holding company, Bancshares is required to give the Federal Reserve at least 45 days' prior written notice of the purchase or redemption of any shares of its outstanding equity securities if the gross consideration to be paid for such purchase or redemption, when aggregated with the net consideration paid by Bancshares for all purchases or redemptions of its equity securities during the 12 months preceding the date of notification, equals or exceeds 10% of Bancshares' consolidated net worth as of the
date of such notice.   The Federal Reserve may permit a purchase or
redemption to be accomplished prior to expiration of the 45-day notice period if it determines that the repurchase or redemption would not constitute an unsafe or unsound practice and that it would not violate any applicable law, rule, regulation or order, or any condition imposed by, or written agreement with, the Federal Reserve.

        Regulation of Transferability. The capital stock of Triad, unlike that of Bancshares, is exempt from the registration requirements of the 1933 Act and the North Carolina Securities Act. The effect of such exemptions is to allow Triad and its shareholders to sell Triad Stock without registration under such laws. In contrast, the public sale by Bancshares of its stock, and resales of Bancshares Stock by certain persons who at the time of resale are "affiliates" of Bancshares, must be registered under the 1933 Act and the North Carolina Securities Act or meet certain statutory and regulatory requirements to qualify for an exemption from registration. The exemption from registration under the 1933 Act most often used by affiliates of public corporations is Rule 144 which limits the amount of stock that can be sold during any three-month period and requires, among other things, that affiliates' shares be sold in "brokers' transactions" without any solicitation of offers to purchase such shares.

                            INDEMNIFICATION

        Chapter 55 provides for indemnification by a corporation of its officers, directors, employees and agents, and any person who is or was serving at the corporation's request as a director, officer, employee or agent of another entity or enterprise or as a trustee or administrator under an employee benefit plan, against liability and expenses, including reasonable attorney's fees, in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities.

        Permissible Indemnification. Under Chapter 55, a corporation may, but is not required to, indemnify or agree to indemnify any such person against liability and expenses incurred in any such proceeding, provided such person conducted himself or herself in good faith and
(i) in the case of conduct in his or her official corporate capacity, reasonably believed that his or her conduct was in the corporation's best interests, and (ii) in all other cases, reasonably believed that his or her conduct was at least not opposed to the corporation's best interests; and, in the case of a criminal proceeding, where he or she had no reasonable cause to believe his or her conduct was unlawful. However, a corporation may not indemnify such person either in connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person (whether or not involving action in an official capacity) in which such person was adjudged liable on the basis that personal benefit was improperly received.

        Mandatory Indemnification. Unless limited by the corporation's charter, Chapter 55 requires a corporation to indemnify a director or officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party because he or she is or was a director or officer of the corporation against reasonable expenses incurred in connection with the proceeding.

        Advance  for  Expenses.    Expenses  incurred  by a director,
officer, employee or agent of the corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors in the specific case, or as authorized by the charter or bylaws or by any applicable resolution or contract, upon receipt of an undertaking by or on behalf of such person to repay amounts advanced unless it ultimately is determined that such person is entitled to be indemnified by the corporation against such expenses.

        Court-Ordered Indemnification. Unless otherwise provided in the corporation's charter, a director or officer of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court deems necessary, may order indemnification if it determines either (i) that the director or officer is entitled to mandatory indemnification as described above, in which case the court also will order the corporation to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (ii) that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such person met the requisite standard of conduct or was adjudged liable to the corporation in connection with a proceeding by or in the right of the corporation or on the basis that personal benefit was improperly received in connection with any other proceeding so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

        Voluntary  Indemnification.  In  addition  to  and  separate and apart from "permissible" and "mandatory" indemnification described above, a corporation may, by charter, bylaw, contract or resolution, indemnify or agree to indemnify any one or more of its officers, directors, employees and agents against liability and expenses in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities. However, the corporation may not indemnify or agree to indemnify a person against liability or expenses he or she may incur on account of activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of the
corporation.   Any provision in a corporation's charter or bylaws
or in a contract or resolution may include provisions for recovery from the corporation of reasonable costs, expenses and attorneys' fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing such rights.

        Parties Entitled to Indemnification. Chapter 55 defines "director" to include ex-directors and the estate or personal representative of a director. Unless its charter provides otherwise, a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director and also may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, as may be provided in its charter or bylaws, by general or specific action of its board of directors, or by contract.

        Indemnification by Bancshares and UCB. Subject to such restrictions as are provided by federal securities law, Bancshares' and UCB's Bylaws provide for indemnification of their respective directors and officers to the fullest extent permitted by law and require their respective Boards of Directors to take all actions
necessary and appropriate  to  authorize  such  indemnification.   In
addition, Bancshares and UCB currently maintain directors' and officers' liability insurance.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Bancshares pursuant to the foregoing provisions, Bancshares has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable.

        Release of Director Liability. As permitted by Chapter 55, Bancshares' Articles of Incorporation limit the personal liability of its directors in any action by or in the right of the corporation or otherwise for monetary damages for breach of their duties as directors.

                         TAX AND LEGAL MATTERS

        The validity of the shares of Bancshares Stock to be issued to Triad's shareholders in connection with the Merger will be passed upon for Bancshares by Howard V. Hudson, Jr., Esq., who is employed as General Counsel and Secretary of Bancshares and UCB and, at September 30, 1995, beneficially owned 16,052 shares of Bancshares Stock. Certain other legal matters will be passed upon for Bancshares and UCB by McCoy, Weaver, Wiggins, Cleveland & Raper, Fayetteville, North Carolina, which serves as special counsel to Bancshares and UCB with respect to the Merger. Certain members of that firm beneficially own an aggregate of approximately 29,095 shares of Bancshares Stock. Certain legal matters will be passed upon for Triad by Ward and Smith, P.A., Raleigh, North Carolina.

        The federal and North Carolina income tax consequences of the Merger have been passed upon by KPMG Peat Marwick LLP, Raleigh, North Carolina.

                                EXPERTS

        The    consolidated  financial  statements of Bancshares as of
December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to the fact that on December 31, 1993, Bancshares adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and on January 1, 1993, Bancshares adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The report of KPMG Peat Marwick LLP also refers to the fact that on January 1, 1994, Bancshares adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits."

        The financial statements of Triad as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to the fact that on January 1, 1994, Triad adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and on January

1, 1993, Triad adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                             OTHER MATTERS

        Triad's Board of Directors does not intend to bring any matter before the Special Meeting other than as specifically set forth in this Prospectus/Proxy Statement, and it knows of no other business that will be brought before the Special Meeting by any other person. However, should other matters properly be presented for action at the Special Meeting, the Proxies or their substitutes, will be authorized to vote shares represented by appointments of proxy according to their best judgment on such matters.

                       PROPOSALS OF SHAREHOLDERS

        If for any reason the Merger is not consummated, then a 1996 Annual Meeting of Triad's shareholders likely would be held during May 1996. In such event, any proposal (other than nominations for directors) of a shareholder intended to be presented at that meeting would have to have been received by Triad at its main office in Greensboro, North Carolina, no later than January 31, 1996, to be considered timely received for inclusion in the proxy statement and appointment of proxy issued in connection with that meeting.

                                                                 APPENDIX A

                               AGREEMENT AND PLAN

                          OF REORGANIZATION AND MERGER

                                  BY AND AMONG

                                   TRIAD BANK

                                       AND

                              UNITED CAROLINA BANK

                                       AND

                     UNITED CAROLINA BANCSHARES CORPORATION

                                OCTOBER 19, 1995

                                TABLE OF CONTENTS

         ARTICLE I.  AGREEMENT TO MERGE.........................................................................  2

                  1.01.             Names of Merging Corporations...............................................  2
                  1.02.             Nature of Transaction.......................................................  2
                  1.03.             Effect of Merger; Surviving Corporation...................................... 2
                  1.04.             Assets and Liabilities of Triad.............................................. 2
                  1.05.             Conversion and Exchange of Stock............................................. 2
                           a.       Conversion of Triad Stock.................................................... 2
                           b.       Issuance of Shares by Bancshares; Exchange
                                        Procedures............................................................... 3
                           c.       Treatment of Fractional Shares............................................... 4
                           d.       Surrender of Certificates.................................................... 4
                           e.       Antidilutive Adjustments..................................................... 5
                           f.       Dissenters................................................................... 5
                           g.       Lost Certificates............................................................ 5
                           h.       Treatment of Triad's Stock Options........................................... 5
                           i.       Outstanding Bancshares and UCB Stock......................................... 6

                  1.06.             Articles, By-Laws and Management............................................. 6
                  1.07.             Closing; Plan of Merger; Effective Time...................................... 6

         ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF TRIAD...................................................  7

                  2.01.             Organization; Standing; Power...............................................  7
                  2.02.             Capital Stock................................................................ 7
                  2.03.             Principal Shareholders....................................................... 7
                  2.04.             Subsidiaries................................................................. 8
                  2.05.             Convertible Securities, Options, Etc......................................... 8
                  2.06.             Authorization and Validity of Agreement...................................... 8
                  2.07.             Validity of Transactions; Absence of Required
                                       Consents or Waivers........................................................8
                  2.08.             Triad Books and Records...................................................... 9
                  2.09.             Triad Reports................................................................ 9
                  2.10.             Triad Financial Statements.................................................. 10
                  2.11.             Tax Returns and Other Tax Matters........................................... 10
                  2.12.             Absence of Material Adverse Changes or Certain
                                       Other Events............................................................. 11
                  2.13.             Absence of Undisclosed Liabilities.......................................... 11
                  2.14.             Compliance with Existing Obligations........................................ 12
                  2.15.             Litigation and Compliance with Law...........................................12
                  2.16.             Real Properties............................................................. 13
                  2.17.             Loans, Accounts, Notes and Other Receivables................................ 14
                  2.18.             Securities Portfolio and Investments........................................ 15
                  2.19.             Personal Property and Other Assets.......................................... 15
                  2.20.             Patents and Trademarks...................................................... 15
                  2.21.             Environmental Matters....................................................... 16
                  2.22.             Absence of Brokerage or Finders Commissions................................. 17
                  2.23.             Material Contracts.......................................................... 18
                  2.24.             Employment Matters; Employee Relations...................................... 18
                  2.25.             Employee Agreements; Employee Benefit Plans................................. 19
                  2.26.             Insurance................................................................... 21
                  2.27.             Insurance of Deposits....................................................... 22
                  2.28.             Affiliates.................................................................. 22
                  2.29.             Obstacles to Regulatory Approval, Accounting
                                       Treatment or Tax Treatment............................................... 22
                  2.30.             Disclosure.................................................................. 22






         ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF UCB AND
                             BANCSHARES........................................................................  23

                  3.01.             Organization; Standing; Power............................................... 23
                  3.02.             Capital Stock............................................................... 23
                  3.03.             Authorization and Validity of Agreement..................................... 23
                  3.04.             Validity of Transactions; Absence of Required
                                       Consents or Waivers...................................................... 24
                  3.05              Bancshares Books and Records................................................ 24
                  3.06.             Bancshares Reports.......................................................... 25
                  3.07.             Bancshares Financial Statements............................................. 25
                  3.08.             Absence of Material Adverse Changes......................................... 26
                  3.09.             Litigation and Compliance with Law.......................................... 26
                  3.10              Environmental Matters....................................................... 27
                  3.11.             Absence of Brokerage or Finders Commissions................................. 28
                  3.12.             Employee Benefit Plans...................................................... 28
                  3.13.             Insurance................................................................... 29
                  3.14.             Obstacles to Regulatory Approval, Accounting
                                       Treatment or Tax Treatment............................................... 30
                  3.15.             Disclosure.................................................................. 30

         ARTICLE IV.  COVENANTS OF TRIAD........................................................................ 30

                  4.01.             Affirmative Covenants of Triad.............................................. 30
                           a.       "Affiliates" of Triad....................................................... 30
                           b.       Conduct of Business Prior to Effective Time................................. 30
                           c.       Periodic Information Regarding Loans........................................ 31
                           d.       Notice of Certain Changes or Events......................................... 32
                           e.       Consents to Assignment of Leases............................................ 33
                           f.       Further Action; Instruments of Transfer, etc................................ 33
                  4.02.             Negative Covenants of Triad................................................. 33
                           a.       Amendments to Articles of Incorporation or
                                       Bylaws................................................................... 33
                           b.       Change in Capital Stock..................................................... 33
                           c.       Options, Warrants and Rights................................................ 33
                           d.       Dividends................................................................... 34
                           e.       Employment, Benefit or Retirement Agreements
                                       or Plans................................................................. 34
                           f.       Increase in Compensation.................................................... 34
                           g.       Accounting Practices........................................................ 34
                           h.       Acquisitions; Additional Branch Offices..................................... 35
                           i.       Changes in Business Practices............................................... 35
                           j.       Exclusive Merger Agreement.................................................. 35
                           k.       Acquisition or Disposition of Assets........................................ 35
                           l.       Debt; Liabilities........................................................... 36
                           m.       Liens; Encumbrances......................................................... 37
                           n.       Waiver of Rights............................................................ 37
                           o.       Other Contracts............................................................. 37

         ARTICLE V.  COVENANTS OF UCB AND BANCSHARES............................................................ 37

                  5.01.             Board of Directors.......................................................... 37
                           a.   Appointment of Director......................................................... 37
                           b.   Local Advisory Board............................................................ 38

                  5.02.             Nasdaq Notification of Listing of Additional
                                    Shares of Bancshares Stock.................................................. 38
                  5.03              Interim Financial Results................................................... 38




ARTICLE VI.  MUTUAL AGREEMENTS.................................................................................. 39

                  6.01.             Shareholders' Meeting; Registration Statement;
                                      Proxy Statement/Prospectus................................................ 39
                           a.  Meeting of Shareholders.......................................................... 39
                           b.  Preparation and Distribution of Proxy
                                      Statement/Prospectus...................................................... 39
                           c.  Registration Statement and "Blue Sky"
                                      Approvals................................................................. 39
                           d.  Recommendation of Triad's Board of
                                      Directors................................................................. 40
                           e.  Information for Proxy Statement/Prospectus and
                                      Registration Statement.................................................... 40
                  6.02.             Regulatory Approvals........................................................ 40
                  6.03.             Access...................................................................... 41
                  6.04.             Costs....................................................................... 41
                  6.05.             Announcements............................................................... 42
                  6.06.             Environmental Studies....................................................... 42
                  6.07.             Employees; Severance Payments; Employee
                                       Benefits................................................................. 43
                           a.       Employment Agreements....................................................... 43
                           b.       Employment of Other Triad Employees......................................... 43
                           c.       Severance Compensation...................................................... 44
                           d.       Employee Benefits........................................................... 45
                           e.       Other Agreements............................................................ 46

                  6.08.             Confidentiality............................................................. 46
                  6.09.             Tax-Free Reorganization..................................................... 47
                  6.10.             Accounting Treatment........................................................ 47
                  6.11.             Directors' and Officers' Liability Insurance................................ 47
                  6.12              Other Permissible Transactions.............................................. 48

         ARTICLE VII.  CONDITIONS PRECEDENT TO MERGER........................................................... 48

                  7.01.             Conditions to all Parties' Obligations...................................... 48
                           a.       Approval by Governmental or Regulatory
                                       Authorities; No Disadvantageous Conditions............................... 48
                           b.       Adverse Proceedings, Injunction, Etc........................................ 48
                           c.       Approval by Boards of Directors and
                                       Shareholders............................................................. 49
                           d.       Fairness Opinion............................................................ 49
                           e.       Tax Opinion................................................................. 49
                           f.       No Termination or Abandonment............................................... 50
                           g.       Nasdaq Listing.............................................................. 50

                  7.02.             Additional Conditions to Triad's

                                    Obligations................................................................. 50
                           a.       Material Adverse Change..................................................... 50
                           b.       Compliance with Laws........................................................ 50
                           c.       Bancshares' and UCB's Representations and
                                       Warranties and Performance of Agreements;
                                         Officers' Certificate.................................................. 50
                           d.       Legal Opinion of Bancshares and UCB Counsel................................. 51
                           e.       Other Documents and Information from
                                       Bancshares and UCB....................................................... 51
                           f.       Articles of Merger; Other Actions........................................... 51
                           g.       Acceptance by Triad's Counsel............................................... 51

                  7.03.             Additional Conditions to Bancshares' and UCB's
                                       Obligations.............................................................. 51
                           a.       Material Adverse Change..................................................... 51
                           b.       Compliance with Laws; Adverse Proceedings,

                                       Injunction, Etc.......................................................... 51
                           c.       Triad's Representations and Warranties and
                                    Performance of Agreements; Officers'
                                       Certificate.............................................................. 52
                           d.       Effectiveness of Registration Statement;
                                       Compliance with Securities and Other "Blue
                                       Sky" Requirements........................................................ 52
                           e.       Agreements from Triad Affiliates............................................ 52
                           f.       Accounting Treatment........................................................ 52
                           g.       Legal Opinion of Triad Counsel.............................................. 53
                           h.       Other Documents and Information from
                                    Triad....................................................................... 53
                           i.       Consents to Assignment of Real Property
                                    Leases...................................................................... 53
                           j.       Acceptance by Bancshares' and UCB's
                                    Counsel..................................................................... 53
                           k.       Certain Merger Expenses..................................................... 53

         ARTICLE VIII.  TERMINATION; BREACH; REMEDIES........................................................... 53

                  8.01.             Mutual Termination.......................................................... 53
                  8.02.             Unilateral Termination...................................................... 54
                           a.       Termination by Bancshares or UCB............................................ 54
                           b.       Termination by Triad........................................................ 55
                           c.       Extension of Expiration Date................................................ 56
                  8.03.             Breach; Remedies............................................................ 56
                  8.04.             Termination Fee............................................................. 56

         ARTICLE IX.  INDEMNIFICATION........................................................................... 57

                  9.01.             Indemnification Following Termination of
                                       Agreement................................................................ 57
                           a.       By Triad.................................................................... 57
                           b.       By Bancshares and UCB....................................................... 58
                  9.02.             Indemnification Following Effective Time.................................... 59
                  9.03.             Procedure for Claiming Indemnification...................................... 59

         ARTICLE X.  MISCELLANEOUS PROVISIONS................................................................... 60

                 10.01             Previously Disclosed Information............................................. 60
                 10.02.            Survival of Representations, Warranties,
                                       Indemnification and Other Agreements..................................... 60
                           a.       Representations, Warranties and Other
                                       Agreements............................................................... 60
                           b.       Indemnification............................................................. 60
                  10.03.            Waiver...................................................................... 60
                  10.04.            Amendment................................................................... 61
                  10.05.            Notices..................................................................... 61
                  10.06.            Further Assurance........................................................... 62
                  10.07.            Headings and Captions....................................................... 62
                  10.08.            Entire Agreement............................................................ 62
                  10.09.            Severability of Provisions.................................................. 62
                  10.10.            Assignment.................................................................. 62
                  10.11.            Counterparts................................................................ 62
                  10.12.            Governing Law............................................................... 62
                  10.13.            Inspection.................................................................. 62

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                  BY AND AMONG

                                   TRIAD BANK

                                       AND

                              UNITED CAROLINA BANK

                                       AND

                     UNITED CAROLINA BANCSHARES CORPORATION

                  THIS   AGREEMENT  AND  PLAN  OF   REORGANIZATION   AND
MERGER (hereinafter called "Agreement") entered into as of the 19th day of October, 1995, by and among TRIAD BANK ("Triad"), UNITED CAROLINA BANK ("UCB") and UNITED CAROLINA BANCSHARES CORPORATION ("Bancshares").

                  WHEREAS, Triad is a North Carolina banking corporation with its principal office and place of business located in Greensboro, North Carolina; and BT Financial Corp. (the
"Subsidiary") is a North Carolina business corporation with its principal office and place of business located in Greensboro, North Carolina, and is the wholly-owned subsidiary of Triad; and,

                  WHEREAS, UCB is a North Carolina banking corporation with its principal office and place of business located in Whiteville, North Carolina; and,

                  WHEREAS, Bancshares is a North Carolina business corporation with its principal office and place of business located in Whiteville, North Carolina, and is the parent company of UCB; and,

                  WHEREAS, Bancshares, UCB and Triad have agreed that it is in their mutual best interests and in the best interests of their respective shareholders for Triad to be merged into UCB with the effect that each of the outstanding shares of Triad's common stock will be converted into newly issued shares of Bancshares' common stock, all in the manner and upon the terms and conditions contained in this Agreement; and,

                  WHEREAS, to effectuate the foregoing, Bancshares, UCB and Triad desire to adopt this Agreement as a plan of reorganization in accordance with the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended; and,

                  WHEREAS, while Triad's Board of Directors has approved this Agreement, Triad has executed this Agreement subject to the approval of its shareholders and has agreed to call a special meeting of its shareholders for the purpose of voting on the Agreement and will recommend to its shareholders that they approve the Agreement and the transactions described herein; and,

                  WHEREAS,  Bancshares'  and  UCB's  Boards  of
Directors have approved this Agreement and the transactions described herein, including the issuance by Bancshares of shares of its common stock to Triad's shareholders to effectuate such transactions.

                  NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, covenants and promises herein contained, and subject to the terms and conditions hereof, Bancshares, UCB and Triad hereby adopt and make this Agreement and mutually agree as follows:

                          ARTICLE I. AGREEMENT TO MERGE

         1.01. NAMES OF MERGING CORPORATIONS. The names of the corporations proposed to be merged are TRIAD BANK ("Triad") and UNITED CAROLINA BANK ("UCB").

         1.02.             NATURE OF TRANSACTION.  Subject to the
provisions of this Agreement, at the "Effective Time" (as defined in Paragraph 1.07. below), Triad shall be merged into and with UCB pursuant to N.C. GEN. STAT. (section mark) 53-12 (the "Merger").

         1.03. EFFECT OF MERGER; SURVIVING CORPORATION. At the Effective Time and as provided in N.C. GEN. STAT. (section mark) 53-13, by reason of the Merger the separate corporate existence of Triad shall cease while the corporate existence of UCB as the surviving corporation in the Merger shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger. Following the Merger, UCB shall continue to operate as the wholly-owned banking subsidiary of Bancshares and, as a North Carolina banking corporation, will continue to conduct its business at the then legally established branch and main offices of UCB and Triad. The duration of the corporate existence of UCB, as the surviving corporation, shall be perpetual and unlimited.

         1.04. ASSETS AND LIABILITIES OF TRIAD. At the Effective Time and by reason of the Merger, and in accordance with N.C. GEN. STAT. (section mark)(section mark) 53-13, 53-17 and 55-11-06, all of Triad's property, assets and rights of every kind and character (including without limitation all real, personal or mixed property, all debts due on whatever account, all other choses in action and all and every other interest of or belonging to or due to Triad, whether tangible or intangible) shall be transferred to and vest in UCB, and UCB shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature (including all trust and fiduciary properties, powers and rights) of Triad, all without any conveyance, assignment or further act or deed; and, UCB shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description (including duties as trustee or fiduciary) of Triad as of the Effective Time.

         1.05.             CONVERSION AND EXCHANGE OF STOCK.

                  a. CONVERSION OF TRIAD STOCK. At the Effective Time, all rights of Triad's shareholders with respect to all then outstanding shares of Triad's $2.50 par value common stock ("Triad

Stock") shall cease to exist, and, as consideration for and to effectuate the Merger (and except as otherwise provided below) each such outstanding share of Triad Stock (other than any shares held by Triad as treasury shares or shares held by Bancshares or as to which rights of dissent and appraisal are properly exercised as provided below) shall be converted, without any action on the part of the holder of such share, Bancshares, UCB or Triad, into .569444 (the
"Exchange Rate") newly issued shares of   Bancshares'   $4.00   par
value   common   stock   ("Bancshares   Stock"). Notwithstanding
anything contained herein to the contrary, (i) if the average of the closing prices of Bancshares Stock on the Nasdaq National Market for the thirty (30) consecutive trading days immediately preceding the date of the Shareholder Meeting (as defined below) (the "30-Day Average") is greater than $40.39, then the Exchange Rate shall be adjusted to be equal to the ratio (rounded to six decimal places) of $23.00 to the 30-Day Average, and (ii) if the 30-Day Average is less than $31.61, then the Exchange Rate shall be adjusted to be equal to the ratio (rounded to six decimal places) of $18.00 to the 30-Day Average. Provided, however, in the event the 30-Day Average is greater than $43.20 and Bancshares or UCB has become a party to an agreement in principle or a binding agreement that contemplates a merger of Bancshares or UCB into or with any other entity (other than with the other or with any affiliated corporation) and in which Bancshares or UCB will not be the surviving corporation or a sale of substantially all of Bancshares' or UCB's assets to any other such entity, the Exchange Rate shall be fixed at .569444.

                  At the Effective Time, and without any action by Triad, UCB, Bancshares or any holder thereof, Triad's stock transfer books shall be closed as to holders of Triad Stock immediately prior to the Effective Time and, thereafter, no transfer of Triad Stock by any such holder may be made or registered; and the holders of shares of Triad Stock shall cease to be, and shall have no further rights as, stockholders of Triad other than as provided herein. Following the Effective Time, certificates representing shares of Triad Stock outstanding at the Effective Time (herein sometimes referred to as "Old Certificates") shall evidence only the right of the registered holder thereof to receive, and may be exchanged for, (i) certificates for the number of whole shares of Bancshares Stock to which such holders shall have become entitled on the basis set forth above, plus cash for any fractional share interests as provided herein, (ii) in the case of shares as to which rights of dissent and appraisal are properly exercised (as provided below), cash as provided in Article 13 of the North Carolina Business Corporation Act.

                  b. ISSUANCE OF SHARES BY BANCSHARES; EXCHANGE PROCEDURES. At the Effective Time, Bancshares shall issue and deliver to UCB, in its capacity as Bancshares' agent for purposes of the exchange of Bancshares Stock for Triad Stock (the "Exchange Agent"), one certificate representing the aggregate number of whole shares of Bancshares Stock into which the outstanding shares of Triad Stock have been converted as provided above. As promptly as practicable following the Effective Time, Bancshares shall send or cause to be sent to each former shareholder of Triad of record immediately prior to the Effective Time written instructions and transmittal materials (a "Transmittal Letter") for use in surrendering
Old Certificates to the Exchange Agent. Upon the proper   delivery  to
the  Exchange  Agent  (in   accordance   with  the  above instructions,
and accompanied by a properly completed Transmittal Letter) by a former shareholder of Triad of his or her Old Certificates, the Exchange Agent shall register in the name of such shareholder the shares of Bancshares Stock and deliver said New Certificates to the individual shareholder entitled thereto upon and in exchange for the surrender and delivery to the Exchange Agent by said individual shareholder of his or her Old Certificates.

                  c. TREATMENT OF FRACTIONAL SHARES. No scrip or certificates representing fractional shares of Bancshares Stock will be issued to any former shareholder of Triad, and, except as provided below, no such shareholder will have any right to vote or receive any dividend or other distribution on, or any other right with respect to, any fraction of a share of Bancshares Stock resulting from the above exchange. In the event the exchange of shares would result in the creation of fractional shares, then, in lieu of the issuance of fractional shares of Bancshares Stock, Bancshares shall deliver cash to the Exchange Agent in an amount equal to the aggregate market value of all such fractional shares, and the Exchange Agent shall divide such cash among and remit it (without interest) to the former shareholders of Triad in accordance with their respective interests. For purposes of this Paragraph 1.05.c., the "aggregate market value" of all fractional shares of Bancshares Stock shall be equal to the total of such fractional shares multiplied by the average of the closing prices of Bancshares Stock on the Nasdaq National Market for
the  thirty  (30)  consecutive  trading  days  immediately   preceding
the Shareholder Meeting (as defined below).

                  d. SURRENDER OF CERTIFICATES. Subject to Paragraph 1.05.f. below, no certificate for any shares, or cash for any fractional share, of Bancshares Stock shall be delivered to any former shareholder of Triad unless and until such shareholder shall have properly surrendered to the Exchange Agent the Old Certificate(s) formerly representing his or her shares of Triad Stock, together with a properly completed Transmittal Letter in such form as shall be provided to the shareholder by Bancshares for that purpose. Further, until such Old Certificate(s) are so surrendered, no dividend or other distribution payable to holders of record of Bancshares Stock as of any date subsequent to the Effective Time shall be delivered to the holder of such Old Certificate(s). However, upon the proper surrender of such Old Certificate(s) the Exchange Agent shall pay to the registered holder of the shares of Bancshares Stock represented by such Old Certificate(s) the amount of any such
cash,   dividends  or distributions  which have accrued but remain unpaid with respect to such shares. Neither Bancshares, UCB, Triad, nor the Exchange Agent, shall have any obligation to pay any interest on any such cash, dividends or distributions for any period prior to such payment. Further, and notwithstanding any other provision of this Agreement, neither Bancshares, UCB, Triad, nor the Exchange Agent shall be liable to a former holder of Triad Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

                  e.  ANTIDILUTIVE  ADJUSTMENTS.  If, following the date
of this Agreement,   Bancshares  shall  change  the  number  of
outstanding shares of Bancshares Stock as a result of a dividend payable in shares of Bancshares Stock, a stock split, a reclassification or other subdivision or combination of outstanding shares, and if the record date of such event occurs prior to the Effective Time, then an appropriate and proportionate adjustment will be made to increase or decrease the number of shares of Bancshares Stock to be issued in exchange for each of the shares of Triad Stock.

                  f. DISSENTERS. Any shareholder of Triad who has and properly exercises the right of dissent and appraisal with respect to the Merger as provided in Article 13 of the North Carolina
Business   Corporation  Act ("Dissenters  Rights") shall be entitled to receive payment of the fair value of his or her shares of Triad Stock in the manner and pursuant to the procedures provided therein. Shares of Triad Stock held by persons who exercise Dissenters Rights shall not be converted into Bancshares Stock as provided in Paragraph 1.05.a. above. However, if any shareholder of Triad who exercises Dissenters Rights shall fail to perfect his or her right to receive cash as provided above, or effectively shall waive or lose such right, then each of his or her shares of Triad Stock, at Bancshares' sole option, shall be deemed to have been converted into the right to receive Bancshares Stock as of the Effective Time as provided in Paragraph 1.05.a. above. Any shares of Bancshares Stock authorized to be issued pursuant to this Agreement but not exchanged for shares of Triad Stock because of the exercise of Dissenters Rights may be sold by the Exchange Agent at public auction or by private sale, or through a dealer or by any other reasonable method, at its election, for the best available price, and the net proceeds of any such sale shall be retained by Bancshares.

                  g.       LOST CERTIFICATES.      Any shareholder of
Triad whose certificate evidencing shares of Triad Stock has been lost, destroyed, stolen or otherwise is missing shall be entitled to receive a certificate representing the shares of Bancshares Stock to which he or she is entitled in accordance with and upon compliance with conditions imposed by the Exchange Agent or Bancshares pursuant to the provisions of N.C. GEN. STAT. (section mark) 25-8-405 and N.C. GEN. STAT. (section mark) 25-8-104 (including without limitation a requirement that the shareholder provide a lost instruments indemnity or surety bond in form, substance and amount satisfactory to the Exchange Agent and Bancshares).

                  h. TREATMENT OF TRIAD'S STOCK OPTIONS. At the Effective Time, each option previously granted by Triad to purchase shares of Triad Stock and which is outstanding on the date of this Agreement automatically shall be converted into an option to purchase a number of shares of Bancshares Stock equal to the number of shares of Triad Stock originally covered by the option multiplied by the Exchange Rate (rounded to the nearest whole share); provided, however, in no event shall options to purchase more than 162,579 shares of Triad Stock be converted into options to purchase Bancshares Stock. The purchase or exercise price of each share of Bancshares Stock under each such option shall be equal to the per share purchase or exercise price of Triad Stock previously covered by such option divided by the Exchange Rate (and rounded to the nearest cent). All other terms of each such stock option shall apply to the purchase of Bancshares Stock thereunder and shall be unaffected by the Merger or conversion, including but not limited to stock appreciation rights, exercise and vesting provisions of each such stock option except that the Merger will trigger the immediate vesting provisions of each such option in accordance with the terms of each such option.

                  i. OUTSTANDING BANCSHARES AND UCB STOCK. The status of the shares of Bancshares Stock and the shares of the capital stock of UCB which are outstanding immediately prior to the Effective Time shall not be affected by the Merger.

         1.06. ARTICLES, BY-LAWS AND MANAGEMENT. The Articles of Incorporation and By-Laws of UCB in effect at the Effective Time shall be the Articles of Incorporation and By-Laws of UCB as the surviving corporation. The officers and directors of UCB in office at the Effective Time shall continue to hold such offices until removed as provided by law or until the election or appointment of their respective successors.

         1.07. CLOSING; ARTICLES OF MERGER; EFFECTIVE TIME. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Ward and Smith, P.A. in Raleigh, North Carolina, or at such other place as Bancshares shall designate, on a date specified by Bancshares (the "Closing Date") after the expiration of any and all required waiting periods following the effective date of required approvals of the Merger by governmental or regulatory authorities (but in no event more than thirty (30) days following the expiration of all such required
waiting  periods).   At  the  Closing, Bancshares,  UCB and Triad shall
take such actions (including without limitation the delivery of certain closing documents) as are required herein and as shall otherwise be required by law to consummate the Merger and cause it to become effective, and shall execute Articles of Merger under North Carolina law which shall contain a "Plan of Merger" substantially in the form attached as Schedule A hereto.

         Subject to the terms and conditions set forth herein (including without limitation the receipt of all required approvals of government and regulatory authorities), the Merger shall be effective on the date and at the time (the "Effective Time") designated in the Articles of Merger executed at the Closing and filed with the North Carolina Secretary of State in accordance with law; provided, however, that the date and time so specified as the Effective Time shall in no event be more than ten days following the Closing Date. If the Articles of Merger do not designate a date or specific time as the Effective Time, then the Effective Time shall be that date and time when the Articles of Merger are properly filed with the North Carolina Secretary of State.

               ARTICLE II. REPRESENTATIONS AND WARRANTIES OF TRIAD

         Except as otherwise specifically provided herein or as "Previously Disclosed" (as defined in Paragraph 10.01. below) to UCB, Triad hereby makes the following representations and warranties to UCB and Bancshares.

                  2.01.  ORGANIZATION;   STANDING;  POWER.  Triad  (i)
is duly organized and incorporated, validly existing and in good standing as a banking corporation under the laws of North Carolina;
(ii) has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as now being conducted; (iii) is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a material adverse effect on Triad; and, (iv) is not transacting business or operating any properties owned or leased by it in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on Triad.

                  2.02. CAPITAL STOCK. Triad's authorized capital stock consists of 4,000,000 shares of common stock, $2.50 par value per share. As of the date of this Agreement, 1,818,623 shares of Triad Stock are issued and outstanding, which constitute Triad's only issued and outstanding securities.

                   The Subsidiary's authorized capital stock consists of 100,000 shares of common stock, $1.00 par value per share
("Subsidiary Stock") of which 10,000 shares are issued and outstanding and constitute the Subsidiary's only outstanding securities. All outstanding shares of Subsidiary Stock are owned of record and beneficially by Triad.

                           Each outstanding share of Triad Stock and
Subsidiary Stock, respectively, (i) has been duly authorized and is validly issued and outstanding, and is fully paid and nonassessable (except to the extent assessable under applicable North Carolina banking law), (ii) has not been issued in violation of the preemptive rights of any shareholder, and (iii) has been issued pursuant to and in compliance with the requirement of an applicable exemption from registration requirements under the Securities Act of 1933, as amended (the "1933 Act").

                  2.03. PRINCIPAL SHAREHOLDERS. No person or entity is known to Triad to beneficially own, directly or indirectly, more than 5% of the outstanding shares of Triad Stock.

                  2.04. SUBSIDIARIES. Triad is the record and beneficial owner of all of the issued and outstanding shares of Subsidiary Stock. Otherwise, neither Triad nor the Subsidiary has any subsidiary (direct or indirect), nor owns any stock or other equity interest in any corporation, service corporation, joint venture, partnership or other entity.

                  2.05. CONVERTIBLE SECURITIES, OPTIONS, ETC.. With the exception of options to purchase an aggregate of 162,579 shares of Triad Stock which have been issued and are outstanding under Triad's Stock Options Policy for Non-Employee Directors and Triad's Employees' Stock Option Plan and shares to be issued pursuant to the Directors Deferred Compensation Plan, neither Triad nor the Subsidiary has any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of Triad Stock or Subsidiary Stock or any other securities of Triad or the Subsidiary, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of Triad Stock or Subsidiary Stock or any other securities of Triad or the Subsidiary, or (iii) plan, agreement or other arrangement pursuant to which shares of Triad Stock or Subsidiary Stock or any other securities of Triad or the Subsidiary, or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

                  2.06. AUTHORIZATION AND VALIDITY OF AGREEMENT. This Agreement has been duly and validly approved by Triad's Board of Directors and executed and delivered on Triad's behalf. Subject only to approval of this Agreement by the shareholders of Triad in the manner required by law (as contemplated by Paragraph 6.01.a. below), (i) Triad has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings and approvals required to authorize Triad to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein have been duly and properly completed or obtained, and
(iii) this Agreement has been executed on behalf of Triad and constitutes a valid and binding agreement of Triad enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally, (B) by legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

                  2.07. VALIDITY OF TRANSACTIONS; ABSENCE OF REQUIRED CONSENTS OR WAIVERS. Except where the same would not have a material adverse effect on Triad and the Subsidiary considered as one enterprise, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by Triad with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, Triad's Articles of Incorporation or Bylaws, or any contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which Triad or the Subsidiary is bound or by which it, its business, capital stock or any of its properties or assets may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of Triad's or the Subsidiary's properties or assets; (iii) violate any applicable federal or state statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) result in the acceleration of any obligation or indebtedness of Triad or the Subsidiary; or, (v) interfere with or otherwise adversely affect Triad's or the Subsidiary's ability to carry on its business as presently conducted, or interfere with or otherwise adversely affect the ability of Bancshares or UCB to carry on such business after the Effective Time.

                  No consents, approvals or waivers are required to be obtained from any person or entity in connection with Triad's execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of Triad's shareholders as described in Paragraph 7.01.c. below and of governmental or regulatory authorities as described in Paragraph 7.01.a. below.

                  2.08. TRIAD BOOKS AND RECORDS. Triad's and the Subsidiary's books of account and business records have been maintained in substantial compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books and records are complete and reflect accurately in all material respects Triad's and the Subsidiary's respective items of income and expense and all of their respective assets, liabilities and stockholders' equity. The minute books of Triad and the Subsidiary accurately reflect in all material respects the corporate actions which their respective shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to UCB and its representatives.

                  2.09. TRIAD REPORTS. Since January 1, 1990, and where the failure to file has had or could have a material and adverse effect on Triad and the Subsidiary considered as one enterprise, Triad and the Subsidiary each has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the Federal Deposit Insurance Corporation (the "FDIC"), (ii) the North Carolina Commissioner of Banks (the "Commissioner"), or (iii) any other governmental or regulatory authorities having jurisdiction over Triad or the Subsidiary. All such reports, registrations and statements filed by Triad with the FDIC, the Commissioner or other such regulatory authority are collectively referred to herein as the "Triad Reports." As of their respective dates, each Triad Report complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which it was filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and neither Triad nor the Subsidiary has been notified that any such Triad Report was deficient in any material respect as to form or content. Following the date of this Agreement, Triad shall deliver to Bancshares, simultaneous with the filing thereof, a copy of each report, registration, statement or other regulatory filing made by it or the Subsidiary with the FDIC, the Commissioner or any other such regulatory authority.

                  The Triad Stock is registered under the Securities Exchange Act of 1934 (the "Exchange Act"); Triad is subject to the periodic reporting requirements of the Exchange Act.

                  2.10. TRIAD FINANCIAL STATEMENTS. Triad has delivered to UCB a copy of (i) its balance sheets as of December 31, 1993 and December 31, 1994, and its statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1992, December 31, 1993 and December 31, 1994, together with notes thereto (the "Triad Financial Statements"), and (ii) a copy of its balance sheet as of June 30, 1995 and its statement of operations for the six months ended June 30, 1995 (the "Triad Interim Financial Statements"); and, following the date of this Agreement, Triad promptly will deliver to UCB all other annual or interim financial statements prepared by or for Triad. The Triad Financial Statements and Triad Interim Financial Statements (including any related notes and schedules thereto) (i) are in accordance with Triad's books and records, and (ii) were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated and present fairly in all material
respects Triad's financial condition,   assets  and   liabilities,
results  of  operations,   changes  in stockholders' equity and changes
in cash flows as of the dates indicated and for the periods specified therein. The Triad Financial Statements have been audited and certified by Triad's independent certified public accountants, KPMG Peat Marwick, LLP.

                  2.11.             TAX RETURNS AND OTHER TAX MATTERS.
(i) Triad and the Subsidiary each has timely filed or caused to be filed all federal, state and local tax returns and reports which are required by law to have been filed, and, to the best knowledge and belief of management of Triad, all such returns and reports were true, correct and complete and contained all material information required to be contained therein; (ii) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against Triad or the Subsidiary or their property have been become fully paid, and, with respect to any such taxes to become due from Triad or the Subsidiary for any period or periods through and including June 30, 1995, adequate provision has been made for the payment of all such taxes and such provision is reflected in the Triad Interim Financial Statements; (iii) Triad's and the Subsidiary's tax returns and reports have been examined or closed by applicable statutes of limitations through the tax year ended December 31, 1991, and neither Triad nor the Subsidiary has received any indication of the pendency of any audit or examination in connection with any tax return or report and has no knowledge that any such return or report is subject to adjustment; and (iv) Triad has not executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitation) with respect to any tax year, the audit of any tax return or report or the assessment or collection of any tax. Any deferred taxes of Triad or the Subsidiary have been provided for in the Triad Financial Statements and Triad Interim Financial Statements in all material respects.

                  2.12. ABSENCE OF MATERIAL ADVERSE CHANGES OR CERTAIN OTHER EVENTS.

                                  (i)       Since December 31, 1994,
Triad and the Subsidiary each has conducted its business only in the ordinary course, and there has been no material adverse change, and there has occurred no event or development and, to the best knowledge of management of Triad, there currently exists no condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in a material adverse change, in or affecting the financial condition of Triad or the Subsidiary or in its
results of  operations,   prospects,  business,  assets,  loan
portfolio,  investments, properties or operations.

                                 (ii)       Since December 31, 1994, and
other than in the ordinary course of its business, neither Triad nor the Subsidiary has incurred any material liability or engaged in any material transaction or entered into any material agreement, increased the salaries, compensation or general benefits payable to its employees, suffered any loss, destruction or damage to any of its properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease.

                  2.13.             ABSENCE OF UNDISCLOSED LIABILITIES.
Neither Triad nor the Subsidiary has any liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including without limitation tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in Triad Interim Financial Statements, or (ii) obligations or liabilities incurred in the ordinary course of their business since June 30, 1995 and which are not, individually or in the aggregate, material to Triad.

                  2.14.             COMPLIANCE WITH EXISTING
OBLIGATIONS. Triad and the Subsidiary each has performed in all material respects all obligations required to be performed by it under, and it is not in default in any respect under, or in violation in any respect of, the terms and conditions of its Articles of Incorporation or Bylaws, and/or any contract, agreement, lease, mortgage, note, bond, indenture, license, obligation, understanding or other undertaking (whether oral or written) to which Triad or the Subsidiary is bound or by which it, its business, capital stock or any of its properties or assets may be affected.

                  2.15.             LITIGATION AND COMPLIANCE WITH LAW.

                                  (i)       There are no actions, suits,
arbitrations, controversies or other proceedings or investigations (or, to the best knowledge and belief of management of Triad or the Subsidiary, any facts or circumstances which reasonably could result in such), including without limitation any such action by any governmental or regulatory authority, which currently exists or is ongoing, pending or, to the best knowledge and belief of management of Triad or the Subsidiary threatened, contemplated or probable of assertion, against, relating to or otherwise affecting Triad or the Subsidiary or any of their properties or assets which, if determined adversely, could result in liability on the part of Triad or the Subsidiary for, or subject it to, monetary damages, fines or penalties, or an injunction, and which could have a material adverse effect on Triad's financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations or on the ability of Triad to consummate the Merger;

                                 (ii)       Triad and the Subsidiary
each has all licenses, permits, orders, authorizations or approvals ("Permits") of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of its business or to own, lease and operate its properties; all such Permits are in full force and effect; no violations are or have been recorded in respect of any such Permits; and no proceeding is pending or, to the best knowledge of management of Triad and the Subsidiary, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit;

                                (iii)       Neither Triad nor the
Subsidiary is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including without limitation the FDIC or the Commissioner) relating to its financial condition, directors or officers, operations, capital, regulatory compliance or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against Triad or the Subsidiary which in any manner limit, restrict, regulate, enjoin or prohibit any present or past business or practice of Triad or the Subsidiary; and neither Triad nor the Subsidiary has been advised or has no reason to believe that any
regulatory  or  other   governmental   authority  or  any  court  is
contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award; and,

                                 (iv)       Neither Triad nor the
Subsidiary is in violation or default in any material respect under, and each has complied in all material respects with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including without limitation all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other laws and regulations applicable to extensions of credit by Triad) and there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing that would have any material adverse effect on the financial condition of
Triad  and  the  Subsidiary   considered  as  one enterprise.

                  2.16. REAL PROPERTIES. Triad has Previously Disclosed to UCB a listing of all real property owned or leased by Triad or the Subsidiary (including Triad's banking facilities and all other real estate or foreclosed properties owned by Triad) (the "Real Property") and all leases, if any, pertaining to any such Real Property to which Triad or the Subsidiary is a party (the "Real Property Leases"). With respect to all Real Property owned by Triad, Triad has good and marketable fee simple title to such Real Property and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects and exceptions to title other than (i) the lien of current taxes not yet due and payable, and (ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not affect materially the value of the Real Property and which do not and will not materially detract from, interfere with or restrict the present or future use of the properties subject thereto or affected thereby. With respect to each Real Property Lease (i) such lease is valid and
enforceable  in accordance  with its terms,   (ii)  there  currently
exists no circumstance or condition which constitutes an event of default by Triad or its lessor or which, with the passage of time or the giving of required notices will or could constitute such an event of default, and (iii) subject to any required consent of Triad's lessor, each such Real Property Lease may be assigned to UCB and the execution and delivery of this Agreement does not constitute an event of default thereunder.

                           To the best of the knowledge and belief of
management of Triad, the Real Property complies in all material respects with all applicable federal, state and local laws, regulations, ordinances or orders of any governmental authority, including those relating to zoning, building and use permits, and the Real Property may be used under applicable zoning ordinances for commercial banking facilities as a matter of right rather than as a conditional or nonconforming use.

                           All improvements and fixtures included in or
on the Real Property are in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which interferes with Triad's (or will interfere with UCB's) use or affects the economic value thereof.

                  2.17.             LOANS, ACCOUNTS, NOTES AND OTHER
                  RECEIVABLES.

                         (i)        All loans, accounts, notes and other
receivables reflected as assets on Triad's books and records (A) have resulted from bona fide business transactions in the ordinary course of Triad's operations, (B) in all material respects were made in accordance with Triad's standard loan policies and procedures, and
(C) are owned by Triad free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

                        (ii) All records of Triad regarding all outstanding loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to each loan which Triad's loan documentation indicates is secured by any real or personal property or property rights ("Loan Collateral"), such loan is secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in Triad's records of such loan.

                       (iii) To the best knowledge of management of Triad, each loan reflected as an asset on Triad's books, and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon, and no defense, offset or counterclaim has been asserted with respect to any such loan or guaranty.

                        (iv) Triad has Previously Disclosed to UCB a listing of (A) each loan, extension of credit or other asset of Triad which, as of September 30, 1995, is classified by the FDIC, the Administrator or by Triad as "Loss", "Doubtful", "Substandard" or "Special Mention" (or otherwise by words of similar import), or which Triad has designated as a special asset or for special handling or placed on any "watch list" because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, and (B) each loan or extension of credit of Triad which, as of September 30, 1995, was past due as to the payment of principal and/or interest, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, is the subject of a proceeding in bankruptcy or otherwise has indicated any inability or intention not to repay such loan or extension of credit. Each such listing is accurate and complete as of the date indicated.

                         (v)        To the best knowledge and belief of
Triad's management, each of Triad's loans and other extensions of credit (with the exception of those loans and extensions of credit specified in the written listings described in Subparagraph (iv) above) is collectible in the ordinary course of Triad's business in an amount which is not less than the amount at which it is carried on Triad's books and records.

                        (vi) Triad's reserve for possible loan losses (the "Loan Loss Reserve") shown in the Triad Interim Financial Statements has been established in conformity with GAAP, sound banking practices and all applicable requirements of the FDIC and rules and policies of the Commissioner and, in the best judgment of Triad's management, is reasonable in view of the size and character of Triad's loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in Triad's loan portfolio and other real estate owned.

                  2.18.             SECURITIES PORTFOLIO AND
INVESTMENTS. All securities owned by Triad or the Subsidiary (whether owned of record or beneficially) are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory, which would materially impair the ability of Triad or the Subsidiary to dispose freely of any such security and/or otherwise to realize the benefits of ownership thereof at any time (other than pledges of securities in the ordinary course of Triad's business to secure public funds deposits). There are no voting trusts or other agreements or undertakings to which Triad or the Subsidiary is a party with respect to the voting of any such securities. With respect to all "repurchase agreements" to which Triad or the Subsidiary has "purchased" securities under agreement to resell (if any), Triad or the Subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed to Triad which is secured by such collateral.

Except for  fluctuations  in the market  values of United  States
Treasury and agency or municipal securities, since June 30, 1995, there has been no significant deterioration or material adverse change in the quality, or any material decrease in the value, of Triad's or the Subsidiary's securities portfolio.

                  2.19.             PERSONAL PROPERTY AND OTHER ASSETS.
All assets of Triad and the Subsidiary (including without limitation all banking equipment, data processing equipment, vehicles, and all other personal property located in or used in the operation of each office of Triad or the Subsidiary or otherwise used by Triad or the Subsidiary in the operation of its business) are owned by Triad or the Subsidiary free and clear of all liens, leases, encumbrances, title defects or exceptions to title. All of Triad's banking equipment is in good operating condition and repair, ordinary wear and tear excepted.

                  2.20. PATENTS AND TRADEMARKS. Triad and the Subsidiary each owns, possesses or has the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct its business as now conducted; and neither Triad nor the Subsidiary has violated, and neither of them currently is in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity.

                  2.21. ENVIRONMENTAL MATTERS. Triad has Previously Disclosed and provided to UCB copies of all written reports, correspondence, notices or other materials, if any, in its possession pertaining to environmental reports, surveys, assessments, notices of violation, notices of regulatory requirements, penalty assessments, claims, actions or proceedings, past or pending, of the Real Property or any of its Loan Collateral and any improvements thereon, or to any violation of Environmental Laws (as defined below) on, affecting or otherwise involving the Real Property, any Loan Collateral or otherwise involving Triad or the Subsidiary.

         To the best of the knowledge and belief of management of Triad:

                                  (i)       there has been no presence,
use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control or clean-up, in a reportable or regulated quantity, of any hazardous, toxic or otherwise regulated materials, substances or wastes, chemical
substances   or   mixtures,   pesticides,   pollutants, contaminants,
toxic chemicals,  oil or other petroleum  products or byproducts,
asbestos  or   materials   containing   (or   presumed  to  contain)
asbestos, polychlorinated biphenyls, or radioactive materials, and/or any hazardous, toxic, regulated or dangerous waste, substance or material defined as such by the United States Environmental Protection Agency or any other federal, state or local government or agency or political subdivision thereof, or for the purpose of any Environmental Laws (as defined herein), as may now or hereafter (through the Effective Time) be defined or in effect ("Hazardous Substances") by any person on, from or relating to any parcel of the Real Property;

                                 (ii)       neither Triad nor the
Subsidiary has violated any federal, state or local law, rule, regulation, order, permit or other requirement relating to health, safety or the environment or imposing liability, responsibility or standards of conduct applicable to environmental conditions (all such laws, rules, regulations, orders and other requirements being herein collectively referred to as "Environmental Laws"), and there has been no violation of any Environmental Laws (including any violation with respect to or relating to any Loan Collateral) by any other person or entity for whose liability or obligation with respect to any particular matter or violation Triad or the Subsidiary is or may be responsible or liable;

                                (iii)       neither Triad nor the
Subsidiary is subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the
presence,  use,  production, generation,    handling,    transportation,
treatment,   storage,   disposal, distribution,  labeling,  reporting,
testing, processing, emission, discharge, release, threatened release, control or clean-up of any Hazardous Substances on, from or relating to the Real Property or any Loan Collateral, by Triad or the Subsidiary or any other person or entity; and,

                                 (iv)       no facts, events or
conditions relating to the Real Property or any Loan Collateral, or the operations of Triad or the Subsidiary at any of its office locations, will prevent, hinder or limit continued compliance with Environmental Laws, or give rise to any investigatory, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

                  For purposes of this Agreement, "Environmental Laws" shall include:

                                  (i)       all federal, state and local
statutes, regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law,

                                 (ii)       all contractual agreements, and

                                (iii)       all common law,
concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all standards of conduct and bases of obligations relating
to the  presence,  use,  production, generation,    handling,
transportation,    treatment,   storage,   disposal, distribution,
labeling, reporting, testing, processing, discharge, release, threatened release, control or clean-up of any Hazardous Substances (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and
Reauthorization  Act, the Federal Insecticide,   Fungicide   and
Rodenticide   Act,  the   Hazardous   Materials Transportation Act, the
Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Oil Pollutant Act, the Coastal Zone Management Act, any "Superfund" or "Superlien" law, the North Carolina Oil Pollution and Hazardous Substances Control Act, the North Carolina Water and Air Resources Act and the North Carolina Occupational Safety and Health Act, including any amendments thereto from time to time) as such may now or hereafter (through the Effective
Time) be defined or in effect.

                  2.22. ABSENCE OF BROKERAGE OR FINDERS COMMISSIONS. (i) All negotiations relative to this Agreement and the transactions described herein have been carried on by Triad directly with UCB and Bancshares; (ii) no person or firm has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, Triad or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with the transactions described herein; and, (iii) Triad has not agreed to pay any brokerage fee or other commission to any person or entity in connection with the transactions described herein.

                  2.23. MATERIAL CONTRACTS. Except for leases on Triad's branch offices, neither Triad nor the Subsidiary is a party to or bound by any agreement involving money or other property in an amount or with a value in excess of $50,000 (i) which is not to be performed in full prior to December 31, 1995, (ii) which calls for the provision of goods or services to Triad or the Subsidiary and cannot be terminated without material penalty upon written notice to the other party thereto, (iii) which is material to Triad and was not entered into in the ordinary course of business, (iv) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps,
(v) which commits Triad or the Subsidiary to extend any loan or credit (with the exception of letters of credit, lines of credit and loan commitments extended in the ordinary course of Triad's business),
(vi) which involves the purchase or sale of any assets of Triad or the Subsidiary, or the purchase, sale, issuance, redemption or transfer of any capital stock or other securities of Triad or the Subsidiary, or
(vii) with any director, officer or principal shareholder of Triad or the Subsidiary (including without limitation any employment or consulting agreement, but not including any agreement relating to loans or other banking services which were made in the ordinary course of Triad's business and on substantially the same terms and conditions as were prevailing at that time for similar agreements with unrelated persons).

                  Neither Triad nor the Subsidiary is in default in any material respect, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default, under any contract, lease, insurance policy, commitment or arrangement to which it is a party or by which it or its property is or may be bound or affected or under which it or its property receives benefits, where the consequences of such default would have a material adverse effect on the financial condition, results of operations,
prospects,  business,  assets,  loan  portfolio,   investments,
properties  or operations of Triad.

                  2.24. EMPLOYMENT MATTERS; EMPLOYEE RELATIONS. Triad and the Subsidiary each (i) has paid in full to or accrued on behalf of all its directors, officers and employees all wages, salaries, commissions, bonuses, fees, sick pay, severance pay, all other amounts promised to the extent required by law or when Triad has a policy of making such payments and other direct compensation for all services performed by them to the date of this Agreement and (ii) is in compliance with all federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions, and wages and hours and other compensation matters; and, no person has, to the knowledge of management of Triad or the Subsidiary, asserted that Triad or the Subsidiary is liable in any amount for any arrearages in wages or employment taxes or for any penalties for failure to comply with any of the foregoing.

                           There is no action, suit or proceeding by any
person pending or, to the best knowledge of management of Triad or the Subsidiary, threatened, against Triad or the Subsidiary (or any of its employees), involving employment discrimination, sexual harassment, wrongful discharge or similar claims.

                           Neither Triad nor the Subsidiary is a party
to or bound by any collective bargaining agreement with any of its employees, any labor union or any other collective bargaining unit or organization. There is no pending or threatened labor dispute, work stoppage or strike involving Triad or the Subsidiary and any of its employees, or any pending or threatened proceeding in which it is asserted that Triad or the Subsidiary has committed an unfair labor practice; and neither Triad nor the Subsidiary is aware of any activity involving it or any of its employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

                  2.25.             EMPLOYMENT AGREEMENTS; EMPLOYEE
                  BENEFIT PLANS.

                         (i)        Neither Triad nor the Subsidiary is
a party to or bound by any employment agreements with any of its directors, officers or employees.

                        (ii) Triad has Previously Disclosed to UCB a listing of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock
ownership,   stock  bonus,  stock  purchase, restricted stock and stock option plans; all employment and severance contracts; all medical, dental, health, and life insurance plans; all vacation, sickness, disability and death benefit plans; and all other employee benefit plans, contracts, or arrangements maintained or contributed to by Triad or the Subsidiary for the benefit of any employees, former employees, directors, former directors or any of their beneficiaries (collectively, the "Plans"). True and complete copies of all Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto, previously have been supplied to UCB. Except as Previously Disclosed to UCB, neither Triad nor the Subsidiary maintains, sponsors, contributes to or otherwise participates in any "Employee Benefit Plan" within the meaning of (section mark) 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any "Multiemployer Plan" within the meaning of (section mark) 3(37) of ERISA, or any "Multiple Employer Welfare Arrangement" within the meaning of (section mark)(section mark) 3(40) of ERISA. Each Plan which is an "employee pension benefit plan" within the meaning of (section mark) 3(2) of ERISA and which is intended to be qualified under (section mark) 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") has received a favorable determination letter from the Internal Revenue Service, and neither Triad nor the Subsidiary is aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. All reports and returns with respect to the Plans (and any Plans previously maintained by Triad or the Subsidiary) required to be filed with any governmental department, agency, service or other authority, including without limitation Internal Revenue Service Form 5500 (Annual Report), have been properly and timely filed.

                       (iii)        All "Employee Benefit Plans"
maintained by or otherwise covering employees or former employees of Triad or the Subsidiary, to the extent subject to ERISA, currently are, and at all times have been, in compliance with all material provisions and requirements of ERISA. There is no pending or threatened litigation relating to any Plan or any such Plan previously maintained by Triad or the Subsidiary. Neither Triad nor the Subsidiary has engaged in a transaction with respect to any Plan that could subject Triad or the Subsidiary to a tax or penalty imposed by either (section mark) 4975 of the Code, or (section mark) 502(i) of ERISA.

                        (iv) Triad has delivered to UCB a true, correct and complete copy (including copies of all amendments thereto) of the Triad Savings Plus Plan (the "Savings Plan") and the Triad Defined Benefit Pension Plan (the "Pension Plan"), together with true, correct and complete copies of the summary plan descriptions relating to the Savings Plan and the Pension Plan, the most recent determination letter received from the Internal Revenue Service (the "IRS") regarding the Savings Plan and the Pension Plan, and the most recent Annual Report (Form 5500 series) and related schedules, if any, for the Savings Plan and the Pension Plan.

                           The Savings Plan and the Pension Plan are
qualified under the provisions of (section mark) 401(a) of the Code, the trusts under the Savings Plan and Pension Plan are exempt trusts under (section mark) 501(a) of the Code, and Triad has received a determination letter with respect to the Savings Plan and the Pension Plan to said effect, including a determination letter covering the current terms and provisions of the Savings Plan and the Pension Plan. There are no issues relating to said qualification or exemption of the Savings Plan and the Pension Plan currently pending before the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court. The Savings Plan and the Pension Plan and the administration thereof meet (and have met since the establishment of the Savings Plan and the Pension Plan) all of the applicable requirements of ERISA, the Code and all other laws, rules and regulations applicable to the Savings Plan and the Pension Plan and do not violate (and since the establishment of the Savings Plan and the Pension Plan have not violated) any of the applicable provisions of ERISA, the Code and such other laws, rules and regulations. Without limiting the generality of the foregoing, all reports and returns with respect to the Savings Plan and the Pension Plan required to be filed with any governmental department, agency, service or other authority have been properly and timely filed. There are no issues or disputes with respect to the Savings Plan and the Pension Plan or the administration thereof currently existing between Triad, or any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of Triad or beneficiary of any such employee or any other person or entity. No "reportable event" within the meaning of
Section 4043(b) of ERISA has occurred at any time with respect to the Savings Plan or the Pension Plan.

                         (v)        No liability under subtitle C or D
of Title IV of ERISA has been or is expected to be incurred by Triad or the Subsidiary with respect to the Savings Plan or the Pension Plan or with respect to any other ongoing, frozen or terminated defined benefit pension plan currently or formerly maintained by Triad. Neither Triad nor the Subsidiary presently contribute to a "multiemployer plan" and has not contributed to such a plan within the five calendar years since December 31, 1990. All contributions required to be made under the terms of each of the Plans (including without limitation the Savings Plan and the Pension Plan have been timely made. Neither the Savings Plan nor the Pension Plan maintained by Triad or the Subsidiary has an "accumulated funding deficiency" (whether or not waived) within the meaning of (section mark) 412 of the Code or (section mark) 302 of ERISA. Neither Triad nor the Subsidiary has provided, nor is required to provide, security to any "pension plan" or to any "single employer plan" pursuant to (section mark) 401(a)(29) of the Code. Under the Savings Plan and the Pension Plan, as of the last day
of the most recent plan year ended prior to the date  hereof,   the
actuarially   determined  present  value  of  all  "benefit
liabilities," within the meaning of (section mark) 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of any such plan since the last day of the most recent plan year.

                        (vi)        There are no restrictions on the
rights of Triad to amend or terminate any Plan without incurring any liability thereunder. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (except as otherwise specifically provided herein) (A) result in any payment to any person (including without limitation any severance compensation or payment, unemployment compensation, "golden parachute" or "change in control" payment, or otherwise) becoming due under any plan or agreement to any director, officer, employee or consultant, (B) increase any benefits otherwise payable under any plan or agreement, or (C) result in any acceleration of the time of payment or vesting of any such benefit.

                  2.26. INSURANCE. Triad and the Subsidiary have in effect a "banker's blanket bond" and such other policies of general liability, casualty, directors and officers liability, employee fidelity, errors and omissions and other property and liability insurance as have been Previously Disclosed to UCB (the "Policies"). The Policies provide coverage in such amounts and against such liabilities, casualties, losses or risks as is customary or reasonable for entities engaged in Triad's or the Subsidiary's businesses or as is required by applicable law or regulation; and, in the reasonable opinion of management of Triad and the Subsidiary, the insurance coverage provided under the Policies is considered reasonable and adequate in all respects for Triad and the Subsidiary. Each of the Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility and which is qualified to transact business in North Carolina; and Triad and the Subsidiary each has taken all requisite actions (including the giving of required notices) under each such Policy in order to preserve all rights thereunder with respect to all matters. Neither Triad nor the Subsidiary is in default under the provisions of, has not received notice of cancellation or nonrenewal of or any premium increase on, or has any knowledge of any failure to pay any premium on or any inaccuracy in any application for any Policy. There are no pending claims with respect to any Policy (and neither Triad nor the Subsidiary is aware of any facts which would form the basis of any such claim), and neither Triad nor the Subsidiary has any knowledge of any state of facts or of the occurrence of any event that is reasonably likely to form the basis for any such claim.

                  2.27. INSURANCE OF DEPOSITS. All deposits of Triad are insured by the Bank Insurance Fund of the FDIC to the maximum extent permitted by law, all deposit insurance premiums due from Triad to the FDIC have been paid in full in a timely fashion, and, to the best of the knowledge and belief of Triad's executive officers, no proceedings have been commenced or are contemplated by the FDIC or otherwise to terminate such insurance.

                  2.28. AFFILIATES. Triad has Previously Disclosed to UCB a listing of those persons deemed by Triad and its counsel as of the date of this Agreement to be "Affiliates" of Triad (as that term is defined in Rule 405 promulgated under the Securities Act of
1933), including persons, trusts, estates, corporations or other entities related to persons deemed to be Affiliates of Triad.

                  2.29. OBSTACLES TO REGULATORY APPROVAL, ACCOUNTING TREATMENT OR TAX TREATMENT. To the best of the knowledge and belief of management of Triad and the Subsidiary, there exists no fact or condition (including Triad's record of compliance with the Community Reinvestment Act) relating to Triad or the Subsidiary that may reasonably be expected to (i) prevent or materially impede or delay Bancshares, UCB or Triad from obtaining the regulatory approvals required in order to consummate transactions described herein, (ii) prevent the Merger from being treated as a "pooling of interests" for accounting purposes, or (iii) prevent the Merger from qualifying to be a tax-free reorganization under Section 368(a)(1)(A) of the Code; and, if any such fact or condition becomes known to Triad, Triad shall promptly (and in any event within three days after obtaining such knowledge) communicate such fact or condition to the President of Bancshares.

                  2.30. DISCLOSURE. To the best of the knowledge and belief of Triad, no written statement, certificate, schedule, list or other written information furnished by or on behalf of Triad or the Subsidiary at any time to Bancshares or UCB in connection with this Agreement (including without limitation information "Previously Disclosed" by Triad), when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by Triad or the Subsidiary to Bancshares or UCB is or will be a true and complete copy of such document, unmodified except by another document delivered by Triad.

                         ARTICLE III. REPRESENTATIONS AND WARRANTIES OF UCB AND BANCSHARES

          Except as otherwise specifically described herein or as "Previously Disclosed" (as defined in Paragraph 10.01. below) to Triad, UCB and Bancshares each hereby makes the following representations and warranties to Triad.

                  3.01. ORGANIZATION; STANDING; POWER. UCB and Bancshares each (i) is duly organized and incorporated, validly existing and in good standing (as a banking corporation and a business corporation, respectively) under the laws of North Carolina, (ii) has all requisite power and authority (corporate and other) to own its respective properties and conduct its respective businesses as now being conducted, (iii) is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its respective businesses makes such qualification necessary, except where failure so to qualify would not have a material adverse effect on Bancshares and its subsidiaries considered as one enterprise, and (iv) is not transacting business, or operating any properties owned or leased by it, in violation of any provision of federal or state law or any rule or
regulation promulgated thereunder,  which violation   would  have  a
material   adverse  effect  on  Bancshares  and  its subsidiaries
considered as one enterprise.

                  3.02. CAPITAL STOCK. Bancshares' authorized capital stock consists of 40,000,000 shares of Bancshares Stock and 2,000,000 shares of no par Preferred Stock. As of the date of this Agreement, an aggregate of 14,768,740 shares of Bancshares Stock were issued and outstanding, and no shares of Preferred Stock were issued or outstanding. Bancshares' outstanding capital stock has been duly authorized and validly issued, and is fully paid and nonassessable, and the shares of Bancshares Stock issued to Triad's shareholders pursuant to this Agreement, when issued as described herein, will be duly authorized, validly issued, fully paid and nonassessable.

                  All outstanding shares of UCB's common stock ("UCB Stock") have been validly issued and are owned by Bancshares.

                  3.03. AUTHORIZATION AND VALIDITY OF AGREEMENT. This Agreement has been duly and validly approved by BancShares' and UCB's Boards of Directors and executed and delivered on BancShares' and UCB's behalf. (i) Bancshares and UCB each has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings required to be taken to authorize Bancshares and UCB to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein have been duly and properly taken, and
(iii) this Agreement constitutes the valid and binding agreement of Bancshares and UCB enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally,
(B) by legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

                  3.04. VALIDITY OF TRANSACTIONS; ABSENCE OF REQUIRED CONSENTS OR WAIVERS. Except where the same would not have a material adverse effect on Bancshares and its subsidiaries considered as one enterprise, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by Bancshares or UCB with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, Bancshares' or UCB's Articles of Incorporation or Bylaws, or any contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which Bancshares or UCB is bound or by which it, its business, capital stock or any of its properties or assets may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of Bancshares' or UCB's properties or assets; (iii) violate any applicable federal or state statute, law, rule or regulation, or any order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) result in the acceleration of any obligation or indebtedness of Bancshares or UCB; or (v) interfere with or otherwise adversely affect Bancshares' or UCB's ability to carry on its business as presently conducted.

                  No consents, approvals or waivers are required to be obtained from any person or entity in connection with Bancshares' or UCB's execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for the approval of the respective Boards of Directors of Bancshares and UCB as described in Paragraph 7.01.c. below and required approvals of governmental or regulatory authorities described in Paragraph 7.01.a. below.

                  3.05.             BANCSHARES BOOKS AND RECORDS.
Bancshares' and UCB's books of account and business records have been maintained in substantial compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books and records are complete and reflect accurately in all material respects Bancshares' and UCB's respective items of income and expense and all of their respective assets, liabilities and stockholders' equity. The minute books of Bancshares and UCB accurately reflect in all material respects the corporate actions which their respective shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to Triad and its representatives.

                  3.06. BANCSHARES REPORTS. Since January 1, 1990, and where the failure to file has had or could have a material and adverse effect on Bancshares and its subsidiaries considered as one enterprise, Bancshares and its consolidated subsidiaries have filed all reports, registrations and statements, together with any amendments that were required to be made with respect thereto, that were required to be filed with (i) the Securities and Exchange Commission (the "SEC"), (ii) the Board of Governors of the Federal Reserve System (the "FRB"), (iii) the FDIC, (iv) the Commissioner, and (v) any other governmental or regulatory authorities having jurisdiction over Bancshares or its subsidiaries. All such reports and statements filed with the SEC, the FRB, the FDIC, the Commissioner or other such regulatory authority are collectively referred to herein as the "Bancshares Reports." As of their respective dates, the Bancshares Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and Bancshares has not been notified that any such Bancshares Reports were deficient in any material respect as to form or content. Following the date of this Agreement, Bancshares shall deliver to Triad upon its request a copy of any report, registration, statement or other regulatory filing made by Bancshares or UCB with the SEC, the FRB, the FDIC, the Commissioner or any other such regulatory authority.

                  3.07.             BANCSHARES FINANCIAL STATEMENTS.
Bancshares has delivered to Triad (i) a copy of Bancshares' consolidated balance sheets as of December 31, 1993 and December 31, 1994, and its consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 1992, December 31, 1993 and December 31, 1994 (the "Bancshares Financial Statements"), and (ii) a copy of Bancshares' balance sheet as of June 30, 1995 and its statement of operations for the six months ended June 30, 1995 (the "Bancshares Interim Financial Statements"). The Bancshares Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and have been audited and certified by Bancshares' independent accountants, KPMG Peat Marwick LLP, and both the Bancshares Financial Statements and the Bancshares Interim Financial Statements present fairly in all material respects Bancshares' consolidated financial condition, assets and liabilities, results of operations, changes in stockholders' equity and changes in cash flows as of the dates and for the periods specified therein.

                  3.08.             ABSENCE OF MATERIAL ADVERSE CHANGES.
Since June 30, 1995, there has been no material adverse change, and there has occurred no event or development and, to the best knowledge of management of Bancshares or UCB, there currently exists no condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in a material adverse change, in or affecting Bancshares' consolidated financial condition or results of operations, or in its prospects, business, assets, loan portfolio, investments, properties or operations.

                  3.09.             LITIGATION AND COMPLIANCE WITH LAW.

                                  (i)       There are no actions, suits,
arbitrations, controversies or other proceedings or investigations (or, to the best knowledge and belief of management of Bancshares or UCB, any facts or circumstances which reasonably could result in such), including without limitation any such action by any governmental or regulatory authority, which currently exists or is ongoing, pending or, to the best knowledge and belief of management of Bancshares or UCB, threatened, contemplated or probable of assertion, against, relating to or otherwise affecting Bancshares or UCB or any of their properties or assets which, if determined adversely, could result in liability on the part of Bancshares or UCB for, or subject it to, monetary damages, fines or penalties, an injunction, and which could have a material adverse change, in or affecting Bancshares' consolidated financial condition or results of operations, or in its prospects, business, assets, loan portfolio, investments, properties or operations or on the ability of Bancshares or UCB to consummate the Merger;

                                 (ii)       Bancshares and UCB each has
all licenses, permits, orders, authorizations or approvals ("Permits") of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of its business or to own, lease and operate its properties; all such Permits are in full force and effect; no violations are or have been recorded in respect of any such Permits; and no proceeding is pending or, to the best knowledge of management of Bancshares or UCB, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit;

                                (iii)       neither Bancshares nor UCB
is subject to any  supervisory  agreement,   enforcement  order,  writ,
injunction,   capital directive,  supervisory directive,  memorandum of
understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including without limitation the FDIC, the FRB or the Commissioner) relating to its financial condition, directors or officers, operations, capital, regulatory compliance or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against Bancshares or UCB which in any manner limit, restrict, regulate, enjoin or prohibit any present or past business or practice of Bancshares or UCB; and, neither Bancshares nor UCB has been advised or has any reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award; and,

                                 (iv)       Neither Bancshares nor UCB
is in violation or default in any material respect under, and each has complied in all material respects with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including without limitation all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other laws and regulations applicable to extensions of credit by UCB) and there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing that would have any material effect on the consolidated financial condition of Bancshares.

                  3.10.             ENVIRONMENTAL MATTERS.
To the best of the knowledge and belief of management of Bancshares:

                                  (i)       there has been no presence,
use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control or clean-up in a reportable or regulated quantity of any Hazardous Substances by any person on, from or relating to any of its real property;

                                 (ii)       neither Bancshares nor UCB
has violated any Environmental Laws, and there has been no violation of any Environmental Laws (including any violation with respect to or relating to any loan collateral) by any other person or entity for whose liability or obligation with respect to any particular matter or violation Bancshares or UCB is or may be responsible or liable;

                                (iii)       neither Bancshares nor UCB
is subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation,
treatment,  storage,  disposal,  distribution,   labeling,  reporting,
testing, processing,   emission,  discharge,  release,  threatened
release, control or clean-up of any Hazardous Substances on, from or relating to its real property or any loan collateral, by Bancshares or UCB or any other person or entity; and,

                                 (iv)       no facts, events or
conditions relating to its real property or any loan collateral, or the operations of Bancshares or UCB at any of its office locations, will prevent, hinder or limit continued compliance with Environmental Laws, or give rise to any investigatory, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

                  3.11.             ABSENCE OF BROKERAGE OR FINDERS COMMISSIONS.

(i) All negotiations relative to this Agreement and the transactions described herein have been carried on by Bancshares and UCB directly with Triad; (ii) no person or firm has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, Bancshares or UCB or their respective Boards of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with the transactions described herein; and, (iii) neither Bancshares nor UCB has agreed to pay any brokerage fee or other commission to any person or entity in connection with the transactions described herein.

                  3.12.             EMPLOYEE BENEFIT PLANS.

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


                         (i)        Each plan of Bancshares or UCB which
is an "employee pension benefit plan" within the meaning of (section mark) 3(2) of ERISA and which is intended to be qualified under (section mark) 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") has received a favorable determination letter from the Internal Revenue Service, and neither Bancshares nor UCB is aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. All reports and returns with respect to the Plans required to be filed with any governmental department, agency, service or other authority, including without limitation Internal Revenue Service Form 5500 (Annual Report), have been properly and timely filed.

                        (ii)        All "Employee Benefit Plans"
maintained by or otherwise covering employees or former employees of Bancshares or UCB, to the extent subject to ERISA, currently are, and at all times have been, in compliance with all material provisions and requirements of ERISA. There is no pending or threatened litigation relating to any plan maintained by Bancshares or UCB. Neither Bancshares nor UCB has engaged in a transaction with respect to any plan that could subject Bancshares or UCB to a tax or penalty imposed by either (section mark) 4975 of the Code, or (section mark) 502(i) of ERISA.

                       (iii) Any 401(k) savings plan maintained by Bancshares or UCB (a "UCB Savings Plan") is qualified under the provisions of (section mark)(section mark) 401(a) of the Code, the trust under the UCB Savings Plan is an exempt trust under (section mark) 501(a) of the Code, and Bancshares or UCB has received a determination letter with respect to the UCB Savings Plan to said effect, including a determination letter covering the current terms and provisions of the UCB Savings Plan. There are no issues relating to said qualification or exemption of the UCB Savings Plan currently pending before the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court. The UCB Savings Plan and the administration thereof meet (and have met since the establishment of the UCB Savings Plan) all of the applicable requirements of ERISA, the Code and all other laws, rules and regulations applicable to the UCB Savings Plan and do not violate (and since the establishment of the UCB Savings Plan have not violated) any of the applicable provisions of ERISA, the Code and such other laws, rules and regulations. Without limiting the generality of the foregoing, all reports and returns with respect to the UCB Savings Plan required to be filed with any governmental department, agency, service or other authority have been properly and timely filed. There are no issues or disputes with respect to the UCB Savings Plan or the administration thereof currently existing between Triad, or any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of Bancshares or UCB or beneficiary of any such employee or any other person or entity. No "reportable event" within the meaning of Section 4043(b) of ERISA has occurred at any time with respect to the UCB Savings Plan.

                        (iv)        All contributions required to be
made under the terms of each of any plans (including without limitation the UCB Savings Plan and any "pension plan" (as defined in (section mark) 3(2) of ERISA) maintained by Bancshares or UCB) have been timely made. Neither the Savings Plan nor any "pension plan" maintained by Bancshares or UCB or has an "accumulated funding deficiency" (whether or not waived) within the meaning of (section mark) 412 of the Code or (section mark)(section mark) 302 of ERISA. Under the UCB Savings Plan and any "pension plan" maintained by Bancshares or UCB, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of (section mark) 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of any such plan since the last day of the most recent plan year.

                  3.13. INSURANCE. Bancshares and UCB have in effect a "banker's blanket bond" and such other policies of general liability, casualty, directors and officers liability, employee fidelity, errors and omissions and other property and liability insurance as have been Previously Disclosed to Triad (the "UCB Policies"). The UCB Policies provide coverage in such amounts and against such liabilities, casualties, losses or risks as is customary or reasonable for entities engaged in Bancshares' and UCB's businesses or as is required by applicable law or regulation; and, in the reasonable opinion of management of Bancshares and UCB, the insurance coverage provided under the UCB Policies is considered reasonable and adequate for Bancshares and UCB.

                  3.14. OBSTACLES TO REGULATORY APPROVAL, ACCOUNTING TREATMENT OR TAX TREATMENT. To the best of the knowledge and belief of the executive officers of Bancshares and UCB, no fact or condition (including UCB's record of compliance with the Community Reinvestment
Act) relating to Bancshares or UCB exists that may reasonably be expected to (i) prevent or materially impede or delay Bancshares, UCB or Triad from obtaining the regulatory approvals required in order to consummate the transactions described herein, (ii) prevent the Merger from being treated as a "pooling of interests" for accounting purposes, or (iii) prevent the Merger from qualifying to be a tax-free reorganization under Section 368(a)(1)(A) of the Code; and, if any such fact or condition becomes known to the executive officers of Bancshares or UCB, it promptly (and in any event within three days after obtaining such knowledge) shall communicate such fact or condition to the Chairman of Triad.

                  3.15. DISCLOSURE. To the best of the knowledge and belief of Bancshares and UCB, no written statement, certificate, schedule, list or other written information furnished by or on behalf of Bancshares or UCB at any time to Triad in connection with this Agreement (including without limitation information "Previously Disclosed" by Bancshares and UCB), when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by Bancshares or UCB to Triad is or will be a true and complete copy of such document, unmodified except by another document delivered by Bancshares or UCB.

                         ARTICLE IV. COVENANTS OF TRIAD

         4.01. AFFIRMATIVE COVENANTS OF TRIAD. Triad hereby covenants and agrees as follows with Bancshares and UCB.

                  a. "AFFILIATES" OF TRIAD. Triad will use its best efforts to cause each person who shall be deemed by Bancshares or its counsel, in their sole discretion, to be an Affiliate of Triad (as defined in Paragraph 2.28 above), to execute and deliver to Bancshares prior to the Closing a written agreement (the "Affiliates' Agreement") relating to restrictions on shares of Bancshares Stock to be received by such Affiliates pursuant to this Agreement and which Affiliates' Agreement shall be in form and content reasonably satisfactory to Bancshares and substantially in the form attached as Schedule B to this Agreement. Certificates for the shares of Bancshares Stock issued to Affiliates of Triad shall bear a restrictive legend (substantially in the form as shall be set forth in the Affiliates' Agreement) with respect to the restrictions applicable to such shares.

                  b. CONDUCT OF BUSINESS PRIOR TO EFFECTIVE TIME. While the parties recognize that the operation of Triad and the Subsidiary until the Effective Time is the responsibility of Triad and the Subsidiary and their respective Boards of Directors and officers, Triad agrees that, between the date of this Agreement and the Effective Time, Triad will carry on its business, and it will cause the Subsidiary to carry on its business, in and only in the regular and usual course in substantially the same manner as such business heretofore was conducted, and, to the extent consistent with such business and within its ability to do so, Triad agrees that it will:

                         (i)        preserve intact its present business
organization,  keep available its present  officers and employees,  and
preserve its  relationships  with  customers,  depositors,   creditors,
correspondents, suppliers, and others having business relationships with it;

                        (ii)        maintain all its properties and
equipment in customary repair, order and condition, ordinary wear and tear excepted;

                       (iii) maintain its books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis;

                        (iv)        comply with all laws, rules and
regulations applicable to it, its properties and to the conduct of its business;

                         (v)        continue to maintain in force
insurance such as is described in Paragraph 2.26. above; will not modify any bonds or policies of insurance in effect as of the date hereof unless the same, as modified, provides substantially equivalent coverage; and, will not cancel, allow to be terminated or, to the extent available, fail to renew, any such bond or policy of insurance unless the same is replaced with a bond or policy providing substantially equivalent coverage; and,

                        (vi) promptly provide to Bancshares and UCB such information about Triad and the Subsidiary and their
financial  condition, results  of  operations,   prospects, businesses,
assets,   loan  portfolio, investments, properties or operations, as they reasonably shall request.

                  c. PERIODIC INFORMATION REGARDING LOANS. All new extensions of credit in excess of $800,000 will be submitted by Triad to UCB on an after-the-fact basis for UCB's review within 10 business days of the date of the extension of credit.

                           Additionally, Triad agrees to make available
and provide to Bancshares and UCB the following information with respect to Triad's loans and other extensions of credit (such assets herein referred to as "Loans") as of September 30, 1995 and each month thereafter until the Effective Time, such information for each month to be in form and substance as is usual and customary in the conduct of Triad's business and to be furnished within twenty (20) days of the end of each month ending after the date hereof:

                         (i)        a list of Loans past due for sixty
                                    (60) days or more as to principal or
                                    interest;

                        (ii) an analysis of the Loan Loss Reserve and management's assessment of the adequacy of the Loan Loss Reserve, which analysis and assessment shall include a list of all classified or "watch list" Loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such classified or "watch list" Loan;

                       (iii)        a list of Loans in nonaccrual
                                    status;

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

                        (iv)        a list of all Loans over $50,000
                                    without principal reduction for a
                                    period of longer than one year;

                         (v)        a list of all foreclosed real
                                    property or other real estate owned
                                    and all repossessed personal
                                    property;

                        (vi) a list of reworked or restructured Loans over $50,000 and still outstanding, including original terms, restructured terms and status; and

                       (vii)        a  list   of  any   actual   or
                                    threatened litigation by or against
                                    Triad pertaining to any  Loans  or
                                    credits,  which  list  shall contain
                                    a  description   of   circumstances
                                    surrounding  such  litigation,  its
                                    present status and  management's
                                    evaluation of such litigation.

                  d. NOTICE OF CERTAIN CHANGES OR EVENTS. Following the execution of this Agreement and up to the Effective Time, Triad promptly will notify UCB in writing of and provide to it such information as it shall request regarding (i) any material adverse change in its financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change, or of (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation or warranty of Triad herein, or any information that has been Previously Disclosed by Triad to UCB, to be or become materially inaccurate, misleading or incomplete, or which has resulted or may or could cause, create or result in the material breach or violation of any of Triad's covenants or agreements contained herein or in the failure of any of the conditions described in Paragraphs 7.01. or 7.03. below.

                  e. CONSENTS TO ASSIGNMENT OF LEASES. Triad will use its best efforts to obtain all required consents of its landlords to the assignment to UCB of Triad's rights and obligations under the Real Property Leases, each of which consents shall be in such form as shall be specified by UCB.

                  f. FURTHER ACTION; INSTRUMENTS OF TRANSFER, ETC. Triad covenants and agrees with Bancshares and UCB that it (i) will use its best efforts in good faith to take or cause to be taken all action required of it hereunder as promptly as practicable so as to permit the consummation of the transactions described herein at the earliest possible date, (ii) shall perform all acts and execute and deliver to Bancshares and UCB all documents or instruments required herein or as otherwise shall be reasonably necessary or useful to or requested by either of them in consummating such transactions, and,
(iii) will cooperate with Bancshares and UCB in every way in carrying out, and will pursue diligently the expeditious completion of, such transactions.

         4.02. NEGATIVE COVENANTS OF TRIAD. Triad hereby covenants and agrees that, between the date hereof and the Effective Time, Triad will not do any of the following things or take any of the following actions without the prior written consent and authorization of the President of Bancshares.

                  a. AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS. Neither Triad nor the Subsidiary will amend its Articles of Incorporation or Bylaws.

                  b. CHANGE IN CAPITAL STOCK. Except for Triad Stock to be issued under Triad's Stock Options Policy for Non-Employee Directors and Triad's Employees' Stock Option Plan and Triad's Directors Deferred Compensation Plan, neither Triad nor the Subsidiary will
(i) make any change in its authorized capital stock, or create any other or additional authorized capital stock or other securities, or
(ii) issue, sell, purchase, redeem, retire, reclassify, combine or split any shares of its capital stock or other securities, other than the issuance of shares upon the exercise of stock options which are outstanding as of the date of this Agreement (including securities convertible into capital stock), or enter into any agreement or understanding with respect to any such action. The members of Triad's Board of Directors shall be allowed to elect deferral of their directors' fees pursuant to Triad's Directors Deferred Compensation Plan until December 31, 1995. Any fees earned thereafter until the Effective Time shall be paid in cash.

                  c. OPTIONS, WARRANTS AND RIGHTS. Except for options to be granted pursuant to the terms of the Non-Employee Director Stock Option Plan dated February 16, 1993, neither Triad nor the Subsidiary will grant or issue any options, warrants, calls, puts or other rights of any kind relating to the purchase, redemption or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.

                  d. DIVIDENDS. Except as provided in Paragraph 8.02.c. hereof, Triad will not declare or pay any dividends or make any other distributions on or in respect of any shares of its capital stock or otherwise to its shareholders.

                  e.  EMPLOYMENT,  BENEFIT OR  RETIREMENT  AGREEMENTS
OR PLANS. Except as required by law, neither Triad nor the Subsidiary will (i) enter into or become bound by any contract, agreement or commitment for the employment or compensation of any officer, employee or consultant which is not immediately terminable by Triad or the Subsidiary without cost or other liability on no more than thirty (30) days notice; (ii) adopt, enter into or become bound by any new or additional profit-sharing, bonus, incentive, change in control or "golden parachute", stock option, stock purchase,
pension,  retirement,   insurance (hospitalization,  life or other) or
similar contract, agreement, commitment, understanding, plan or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees or consultants; or (iii) enter into or become bound by any contract with or commitment to any labor or trade union or association or any collective bargaining group.

                  f. INCREASE IN COMPENSATION; ADDITIONAL COMPENSATION. Except as otherwise provided herein, neither Triad nor the Subsidiary will increase the compensation or benefits of, or pay any bonus or other special or additional compensation to, any of its directors, officers, employees or consultants. Notwithstanding anything contained herein to the contrary, this Paragraph 4.02.f. shall not prohibit annual merit increases in the salaries of its employees or other payments made to employees or directors in connection with existing compensation or benefit plans including the Short-Term Management Incentive Plan, the Long-Term Management Incentive Plan, the Sales Incentive Plan and the Bonus Plan so long as such increases or payments are effected at such times and in such manner and amounts as shall be consistent with Triad's past compensation policies and practices and, in the case of payments made pursuant to compensation or benefit plans, consistent with the terms of those plans and provided that if the Merger occurs prior to such compensation or benefit plans' normal anniversary date, payments made pursuant to those compensation or benefit plans shall be made on a pro rata basis for the appropriate portion of the fiscal year prior to the Merger.

                  g. ACCOUNTING PRACTICES. Neither Triad nor the Subsidiary will make any changes in its accounting methods, practices or procedures or in depreciation or amortization policies, schedules or rates heretofore applied (except as required by generally accepted accounting principles or governmental regulations).

                  h. ACQUISITIONS; ADDITIONAL BRANCH OFFICES. Neither Triad nor the Subsidiary will directly or indirectly (i) acquire or merge with, or acquire any branch or all or any significant part of the assets of, any other person or entity, (ii) open any new branch office, or (iii) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction or the opening of a new branch office; provided that Triad shall be allowed to open a branch at 127 North Greene Street, Greensboro, North Carolina and open a branch at another location to replace its existing Irving Park branch.

                  i. CHANGES IN BUSINESS PRACTICES. Except as may be required by the FDIC, the Commissioner or any other governmental or other regulatory agency or as shall be required by applicable law, regulation or this Agreement, neither Triad nor the Subsidiary will

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(i) change in any material respect the nature of its business or the manner in which it conducts its business, (ii) discontinue any material portion or line of its business, or (iii) change in any material respect its lending, investment, asset-liability management or other material banking or business policies (except to the extent required by Paragraph 4.01.b. above).

                  j.  EXCLUSIVE   MERGER   AGREEMENT.   Neither  Triad
nor the Subsidiary will, directly or indirectly, through any person (i) encourage, solicit or attempt to initiate or procure discussions, negotiations or offers with or from any person or entity (other than Bancshares or UCB) relating to a merger or other acquisition of Triad or the Subsidiary, or the purchase or acquisition of any Triad Stock or Subsidiary Stock, any branch office of Triad or all or any significant part of Triad's or the Subsidiary's assets; or provide assistance to any person in connection with any such offer; (ii) disclose to any person or entity any information not customarily disclosed to the public concerning Triad or the Subsidiary or their businesses, or afford to any other person or entity access to its properties, facilities, books or records; (iii) sell or transfer any branch office of Triad or all or any significant part of its or the Subsidiary's assets to any other person or entity, or
(iv) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction.

                  k.       ACQUISITION OR DISPOSITION OF ASSETS.
Neither Triad nor the Subsidiary will, without the prior written consent of UCB, which consent shall not be unreasonably withheld:

                         (i)        sell or lease (as lessor), or enter
into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any real estate; or sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any equipment or any other fixed or capital asset (other than real estate) having a value on Triad's or the Subsidiary's books or a fair market value, whichever is greater, of more than $25,000 for any individual item or asset, or more than $50,000 in the aggregate for all such items or assets;

                        (ii)         except for renegotiation of
existing leases, the reduction of the size of the Northpoint branch and the possible transfer of operations from the Irving Park branch to another location, purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any real property; or purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any equipment or any other fixed assets (other than real estate) having a purchase price, or involving aggregate lease payments, in excess

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

of $25,000 for any individual item or asset, or more than $50,000 in the aggregate for all such items or assets;

                       (iii) enter into any purchase commitment for supplies or services which calls for prices of goods or fees for services materially higher than current market prices or fees or which obligates Triad or the Subsidiary for a period longer than 12 months;

                        (iv) sell, purchase or repurchase, or enter into or become bound by any contract, agreement, option or commitment to sell, purchase or repurchase, any loan or other receivable or any participation in any loan or other receivable (with the exception of investment securities and residential mortgage loans sold in the ordinary course of Triad's business); or

                         (v)         sell or dispose of, or enter into
or become bound by any contract, agreement, option or commitment relating to the sale or other disposition of, any other asset of Triad or the Subsidiary (whether tangible or intangible, and including without limitation any trade name, copyright, service mark or intellectual property right or license); or assign its right to or otherwise give any other person its permission or consent to use or do business under Triad's or the Subsidiary's corporate name or any name similar thereto; or release, transfer or waive any license or right granted to it by any other person to use any trademark, trade name, copyright or intellectual property right.

                  l. DEBT; LIABILITIES. Except in the ordinary course of its business consistent with its past practices (including routine borrowings for liquidity purposes from the Federal Home Loan Bank of Atlanta and other correspondent banks), neither Triad nor the Subsidiary will (i) enter into or become bound by any promissory note, loan agreement or other agreement or arrangement pertaining to its borrowing of money, (ii) assume, guarantee, endorse or otherwise become responsible or liable for any obligation of any other person or entity, or (iii) incur any other liability or obligation (absolute or contingent).

                  m. LIENS; ENCUMBRANCES. Neither Triad nor the Subsidiary will mortgage, pledge or subject any of its assets to, or permit any of its assets to become or (except as Previously Disclosed) remain subject to, any lien or any other encumbrance (other than in the ordinary course of business consistent with its past practices in connection with securing of public funds deposits, securities repurchase agreements or other similar operating matters).

                  n. WAIVER OF RIGHTS.  Neither  Triad nor the
Subsidiary will waive, release or compromise any material rights in its favor (except in the ordinary course of business) except in good faith for fair value in money or money's worth, nor waive, release or compromise any rights against or with respect to any of its

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

officers, directors or shareholders or members of families of officers, directors or shareholders.

                  o. OTHER  CONTRACTS.  Neither  Triad nor the
Subsidiary will enter into or become bound by any contracts, agreements, commitments or understandings (other than those described elsewhere in this Paragraph 4.02.) (i) for or with respect to any charitable contributions; (ii) with any governmental or regulatory agency or authority; (iii) pursuant to which Triad or the Subsidiary would assume, guarantee, endorse or otherwise become liable for the debt, liability or obligation of any other person; (iv) which is entered into other than in the ordinary course of its business; and
(v) which, in the case of any one contract, agreement, commitment or understanding and whether or not in the ordinary course of its business, would obligate or commit Triad or the Subsidiary to make expenditures of more than $25,000 (other than contracts, agreements, commitments or understandings entered into in the ordinary course of Triad's lending operations).

                   ARTICLE V. COVENANTS OF UCB AND BANCSHARES

         UCB and Bancshares each hereby covenants and agrees as follows with Triad.

                  5.01.             BOARD OF DIRECTORS.

                  a.  APPOINTMENT  OF DIRECTOR.  Following the
Effective Time, Bancshares' Board of Directors will appoint one member of Triad's Board of Directors (who will be selected by mutual agreement of Bancshares and Triad) to serve as a director of UCB until the next meeting of shareholders at which members of UCB's Board of Directors are elected. Thereafter, such person shall be nominated and recommended as a director of UCB for a one-year term at such meeting of UCB's shareholders. Such person's continued service as a director of UCB shall be subject to customary regulatory approvals, his or her qualification to serve as a director under applicable banking regulations and to Bancshares' and UCB's bylaws. For his services as a director of UCB, the person as appointed as described above, provided he remains a director of UCB, shall be compensated until the end of such person's full one-year term as a director of UCB in accordance with UCB's then current fee schedule.

                  b. LOCAL ADVISORY BOARD. Each of the members of Triad's Board of Directors and Triad's advisory boards at the Effective Time (other than directors who also are employees of Triad or who do not desire to serve as such) shall be appointed to serve at UCB's pleasure as members of a local advisory board for one of UCB's branch offices in Triad's former geographic market. Each former Triad director who serves as an advisory board member for UCB for a period of one year following the Effective Time (and who during that period discharges his duties in that capacity and promotes in good faith UCB's best interests) will be paid a

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

retainer of $1,500 and fees equal to $300 per meeting attended and each former Triad advisory board member who serves as an advisory board member for UCB for a period of one year following the Effective Time (and who during that period discharges his duties in that capacity and promotes in good faith UCB's best interest) will be paid a retainer of $200 and fees equal to $50 per meeting attended provided that such compensation shall be paid at the end of such one-year period and that such compensation will be paid only if such individual remains a member of UCB's advisory board for the one-year period. Following the one-year transition period, each such director who continues to serve as an advisory director will receive fees for such service in accordance with UCB's then current schedule of advisory board fees. Each such director's service as an advisory director will be at UCB's pleasure and will be subject to UCB's normal policies and procedures regarding the appointment and service of advisory directors, including retirement policies. However, for a period of one year following the Effective Time, UCB's normal policy of retirement at age 70 will be waived.

                  5.02. NASDAQ NOTIFICATION OF LISTING OF ADDITIONAL SHARES OF BANCSHARES STOCK. On or before the fifteenth day prior to the Effective Time, Bancshares shall file with Nasdaq such notifications and other materials (and shall pay such fees) as shall be required for the listing on the Nasdaq National Market of the shares of Bancshares Stock to be issued to Triad's shareholders at the Effective Time.

                  5.03. INTERIM FINANCIAL RESULTS. After the close of the first calendar quarter for which it is possible, Bancshares shall publish and distribute publicly interim consolidated financial statements of Bancshares reflecting at least thirty (30) days of the combined results of operations of Bancshares, UCB and Triad by filing a Form 8-K to which is attached the statement of earnings for such calendar quarter in such form as Bancshares normally releases to the public and such Form 8-K shall be filed at the same time as such statement of earnings is released to the public.

                          ARTICLE VI. MUTUAL AGREEMENTS

         6.01.             SHAREHOLDERS' MEETING; REGISTRATION
STATEMENT; PROXY STATEMENT/PROSPECTUS.

                  a. MEETING OF SHAREHOLDERS. Triad shall cause a meeting of its shareholders (the "Shareholder Meeting", which may be a regular annual meeting or a specially called meeting) to be held as soon as reasonably possible (but in no event less than 20 days following the mailing to Triad's shareholders of the "Proxy Statement/Prospectus" described below or, without Bancshares' approval, later than April 30,
1996) for the purpose of Triad's shareholders voting on the approval of the Agreement and the Merger. In connection with the call and conduct of and all other matters relating to the Shareholder Meeting (including the

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

solicitation of proxies), Triad shall fully comply with all provisions of applicable law and regulations and with Triad's Articles of Incorporation and By-laws.

                  b. PREPARATION AND DISTRIBUTION OF PROXY
STATEMENT/PROSPECTUS. Bancshares and Triad jointly will prepare a "Proxy Statement/Prospectus" for distribution to Triad's shareholders as Triad's proxy statement relating to Triad's solicitation of proxies for use at the Shareholder Meeting and as Bancshares' prospectus relating to the offer and distribution of Bancshares Stock as described herein. The Proxy Statement/ Prospectus shall be in such form and shall contain or be accompanied by such information regarding the Shareholder Meeting, this Agreement, the parties hereto, the Merger and other transactions described herein as is required by applicable law and regulations and otherwise as shall be agreed upon by Bancshares and Triad. Bancshares shall include the Proxy Statement/Prospectus as the prospectus in its "Registration Statement" described below; and, each party hereto will cooperate with the other in
good   faith  and  will  use  their   best   efforts   to  cause  the
Proxy Statement/Prospectus to comply with any comments of the SEC thereon.

                  Bancshares and Triad will mail the Proxy
Statement/Prospectus to Triad's shareholders not less than 20 days prior to the scheduled date of the Shareholder Meeting; provided, however, that no such materials shall be mailed to Triad's shareholders unless and until Bancshares shall have determined to its own satisfaction that the conditions specified in Paragraph 7.03.d. below have been satisfied and shall have approved such mailing.

                  c. REGISTRATION STATEMENT AND "BLUE SKY" APPROVALS. As soon as practicable following the execution of this Agreement, Bancshares will prepare and file with the SEC a registration statement on Form S-4 (or on such other form as Bancshares shall determine to be appropriate) (the "Registration Statement") covering the Bancshares Stock to be issued to shareholders of Triad pursuant to this Agreement. Additionally, Bancshares shall take all such other actions, if any, as shall be required by applicable state securities or "blue sky" laws
(i) to cause the Bancshares Stock to be issued upon consummation of the Merger, at the time of the issuance thereof, to be duly qualified or registered (unless exempt) under such laws, (ii) to cause all conditions to any exemptions from qualification or registration under such laws to have been satisfied, and (iii) to obtain any and all required approvals or consents to the issuance of such stock.

                  d. RECOMMENDATION OF TRIAD'S BOARD OF DIRECTORS. Unless, due to a material change in circumstances or for any other reason Triad's Board of Directors reasonably believes that such a recommendation would violate the directors' duties or obligations as such to Triad or to its shareholders, Triad's Board of Directors will recommend to and actively encourage Triad's shareholders that

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

they vote their shares of Triad Stock at the Shareholder Meeting to ratify and approve this Agreement and the Merger, and the Proxy Statement/Prospectus mailed to Triad's shareholders will so indicate and state that Triad's Board of Directors considers the Merger to be advisable and in the best interests of Triad and its shareholders.

                  e. INFORMATION FOR PROXY STATEMENT/PROSPECTUS AND REGISTRATION STATEMENT. Bancshares, UCB and Triad each agrees to respond promptly, and to use its best efforts to cause its directors, officers, accountants and affiliates to respond promptly, to requests by any other such party and its counsel for information for inclusion in the various applications for regulatory approvals and in the Proxy Statement/Prospectus. Bancshares, UCB and Triad each hereby covenants with the others that none of the information provided by it for inclusion in the Proxy Statement/Prospectus will, at the time of its mailing to Triad's shareholders, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading; and, at all times following such mailing up to and including the Effective Time, none of such information contained in the Proxy Statement/Prospectus, as it may be amended or supplemented, will contain an untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

         6.02.             REGULATORY APPROVALS.
Promptly following the date of this Agreement, UCB, Bancshares and Triad each shall use their respective best efforts in good faith to (i) prepare and file, or cause to be prepared and filed, all applications for regulatory approvals and actions as may be required of them, respectively, by applicable law and regulations with respect to the transactions described herein (including applications to the FDIC, the Commissioner and the North Carolina State Banking Commission, and to any other applicable federal or state banking, securities or other regulatory authority), and (ii) obtain all necessary regulatory approvals required for consummation of the transactions described herein. Each such party shall cooperate with each other party in the preparation of all applications to regulatory authorities and, upon request, promptly shall furnish all documents, information, financial statements or other material that may be required by any other party to complete any such application; and, before the filing therefore, each party to this Agreement shall have the right to review and comment on the form and content of any such application to be filed by any other party. Should the appearance of any of the officers, directors, employees or counsel of any of the parties hereto be requested by any other party or by any governmental agency at any hearing in connection with any such application, such party shall promptly use its best efforts to arrange for such appearance.

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

         6.03. ACCESS. Following the date of this Agreement and to and including the Effective Time, Triad shall provide Bancshares and UCB and their employees, accountants and counsel, access to all its books, records, files and other information (whether maintained electronically or otherwise), to all its properties and facilities, and to all its employees, accountants, counsel and consultants, for purposes of the conduct of such reasonable investigation and review as they shall, in their sole discretion, consider to be necessary or appropriate; provided, however, that any such review conducted by Bancshares and UCB shall be performed in such a manner as will not interfere unreasonably with Triad's normal operations, or with Triad's relationship with its customers or employees, and shall be conducted in accordance with procedures established by the parties having due regard for the foregoing.

         6.04.             COSTS.           Subject to the provisions of
Paragraph 8.03. below, and whether or not this Agreement shall be terminated or the Merger shall be consummated, Triad, Bancshares and UCB each shall pay its own legal, accounting and financial advisory fees and all its other costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement or otherwise in connection with this Agreement and the transactions described herein (including without limitation all accounting fees, legal fees, filing fees, printing costs, travel expenses, and, in the case of Triad, all fees owed to The Carson Medlin Company ("Carson Medlin") and the cost of Triad's "Fairness Opinion" described in Paragraph 7.01.d. below, and, in the case of Bancshares and UCB, the cost of the "Environmental Survey" described in Paragraph 6.06. below). However, subject to the provisions of Paragraph 8.03. below, all costs incurred in connection with the printing and mailing of the Proxy Statement/Prospectus shall be deemed to be incurred and shall be paid fifty percent (50%) by Triad and fifty percent (50%) by Bancshares; provided, however, that if the Merger is not consummated on or before July 31, 1996 by reason of the failure of Bancshares or UCB to receive any regulatory approval as described in Paragraph 7.01.a. hereof and such event is a consequence of the failure of Bancshares or any Bancshares subsidiary to satisfy its obligations under the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Equal Credit Opportunity Act, the Fair Housing Act and/or the regulations promulgated thereunder, Bancshares and UCB shall reimburse Triad for one-half of Triad's costs and expenses up to a total reimbursement amount of $87,500; provided further, however, that if Triad is acquired by any entity or individual other than Bancshares or UCB within twelve (12) months after the termination of this Agreement by Triad pursuant to Paragraph 8.02.b.iv hereof, all such reimbursed costs and expenses shall be repaid by Triad to Bancshares.

         6.05. ANNOUNCEMENTS. Triad, Bancshares and UCB each agrees that no person other than the parties to this Agreement is authorized to make any public announcements or statements about this Agreement or any of the transactions described herein, and that, without the prior review and consent of the others (which

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

consent shall not unreasonably be denied or delayed), no party hereto may make any public announcement, statement or disclosure as to the terms and conditions of this Agreement or the transactions described herein, except for such disclosures as may be required incidental to obtaining the prior approval of any regulatory agency or official to the consummation of the transactions described herein. However, notwithstanding anything contained herein to the contrary, prior review and consent shall not be required if in the good faith opinion of counsel to Bancshares any such disclosure by Bancshares or UCB is required by law or otherwise is prudent.

         6.06.             ENVIRONMENTAL STUDIES.
At its option UCB may cause to be conducted Phase I environmental assessments of the Real Property, the real estate subject to any Real Property Lease, or the Loan Collateral, or any portion thereof, together with such other studies, testing and intrusive sampling and analyses as Bancshares or UCB shall deem necessary or desirable (collectively, the "Environmental Survey"). UCB shall complete all such Phase I environmental assessments within forty-five (45) days following the date of this Agreement and thereafter to conduct and complete any such additional studies, testing, sampling and analyses within one hundred twenty (120) days following completion of all Phase I environmental assessments. Subject to the provisions
of  Paragraph  8.03.   below,  the  costs  of  the Environmental  Survey
shall be paid by Bancshares and UCB. If (i) the final results of any Environmental Survey (or any related analytical data) reflect that there likely has been any discharge, disposal, release or emission by any person of any Hazardous Substance on, from or relating to any of the Real Property, real estate subject to a Real Property Lease or Loan Collateral at any time prior to the Effective Time, or that any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to any of the Real Property, real estate subject to a Real Property Lease or Loan
Collateral which constitutes or would or may constitute a violation of any Environmental Laws, and if, (ii) based on the advice of their legal counsel or other consultants, Bancshares or UCB believes that Triad, the Subsidiary or either of them could become responsible for the remediation of such discharge, disposal, release or emission or for other corrective action with respect to any such violation, or that Triad, the Subsidiary or either of them could become liable for monetary damages (including without limitation any civil or criminal penalties or assessments) resulting therefrom (or that, in the case of any of the Loan Collateral, Triad could incur any such liability if it acquired title to such Loan Collateral), and if,
(iii) based on the advice of their legal counsel or other consultants, Bancshares or UCB believes the amount of expenses or liability which Triad, the Subsidiary or either of them could incur or for which Triad, the Subsidiary or either of them could become responsible or liable on account of any and all such remediation, corrective action or monetary damages at any time or over any period of time could equal or exceed an aggregate of $350,000, then Bancshares or UCB shall give Triad prompt written notice thereof (together with all information in its possession relating thereto) and, at Bancshares' or UCB's sole option and

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

discretion, at any time thereafter and up to the Effective Time, Bancshares or UCB may terminate this Agreement without further obligation or liability to Triad or its shareholders.

         6.07. EMPLOYEES; SEVERANCE PAYMENTS; EMPLOYEE BENEFITS.

                  a. EMPLOYMENT AGREEMENTS. Provided he remains employed by Triad at the Effective Time in his current position, then UCB shall enter into an employment agreement with James E. Mims as of the Effective Time which shall contain substantially the same terms and conditions and be in substantially the same forms as are attached as Schedule C to this Agreement.

                  Bancshares and UCB acknowledge the existence of an Employment Agreement dated December 14, 1993 between Bankers Trust of North Carolina (predecessor in interest to Triad) and Carl I. Carlson, III and an Employment Agreement dated December 15, 1993 between Bankers Trust of North Carolina (predecessor in interest to Triad) and Ted Y. Matney, and Bancshares and UCB further acknowledge that Bancshares and UCB will be bound by the terms of such employment agreements upon the Effective Time. Notwithstanding the existence of Mr. Carlson's employment agreement, at the Effective Time, UCB shall enter into an employment agreement with Mr. Carlson, provided he remains employed by Triad at the Effective Time, which shall contain substantially the same terms and conditions and be in substantially the same form as is attached as Schedule D to this Agreement.

                  b.       EMPLOYMENT OF OTHER TRIAD EMPLOYEES.
Provided they remain employed by Triad at the Effective Time, UCB will attempt in good faith, but shall have no obligation, to locate suitable positions for and to offer employment (at an office of UCB located within a reasonable commuting distance from their respective job locations at the Effective Time) to, all other employees of Triad. Any employment so offered by UCB to an employee of Triad shall be in such a position, at such location within UCB's state-wide branch system, and for such rate of compensation as UCB shall determine in its sole discretion. Each such person's employment with UCB shall be on an "at-will" basis, and nothing in this Agreement shall be deemed to constitute an employment agreement with any such person or to obligate UCB to employ any such person for any specific period of time or in any specific position or to restrict UCB's right to terminate the employment of any such person at any time and for any reason satisfactory to it.

                  c.       SEVERANCE COMPENSATION.
Triad will be permitted to pay severance compensation to any employee of Triad at the Effective Time who is not offered employment by UCB, which offer must be at a comparable salary, in the same market area as that in which the employee is serving at the Effective Time and in the employee's same area of expertise or, if outside the employee's area of expertise, with the promise of sufficient job training in the new area of expertise requested by UCB (other than any employee who is party to an employment agreement with Triad). The amount of such compensation paid to any employee shall not exceed the total of (i) two (2) months' salary or normal wages (at the person's then current salary or wage rate as an employee of Triad) plus (ii) one
(1) week's salary or wages (at the person's then current salary or wage rate as an employee of Triad) multiplied by a number (which in no event shall be less than three (3) or more than fourteen (14)) equal to the person's number of complete years of service (from date of hire) as an employee of Triad. In the case of any employee of Triad at the Effective Time who is offered employment by and becomes an employee of UCB (a "New Employee"), UCB agrees that, if such New Employee's employment is terminated by UCB within ninety (90) days following the Effective Time without cause, then UCB will pay to such terminated New Employee severance compensation in an amount equal to the amount of severance compensation such person would have received from Triad as provided above if he or she had not accepted employment with UCB; and provided further that if such New Employees' employment is terminated by UCB after ninety (90) days following the Effective Time without cause, then UCB will pay to such terminated New Employees severance compensation in an equal to the amount of severance compensation such person would have received from Triad as provided above if he or she had not accepted employment with UCB, less any salary or wages paid to such employee by UCB between the Effective Time and the date of such employee's termination. The determination of whether there exists cause for UCB's termination of any New Employee's employment shall be made by and solely within the discretion of UCB's Director of Human Resources.

                           In the cases of Richard M. Cobb and James C.
Edwards, in the event either of them is employed by Triad at the Effective Time and either of them is not offered employment by UCB or refuses to accept an offer of employment from UCB, then Triad will be permitted to pay severance compensation to such employee in an amount equal to the total of twelve (12) month's salary (at the person's then current salary rate as an employee of Triad). In the event either Mr. Cobb or Mr. Edwards becomes a New Employee, UCB agrees that, if such New Employee voluntarily elects to terminate employment with UCB at any time within twelve (12) months following the Effective Time, then UCB will pay to such terminated New Employee severance compensation in an amount equal to the amount of severance compensation such person would have received from Triad as provided above as if he had not accepted employment with UCB, less any salary or wages paid to such employee by UCB between the Effective Time and the date of such employee's termination; and provided further that in the event Mr. Cobb or Mr. Edwards becomes a New Employee, UCB agrees that, if such New Employee's employment is terminated by UCB within twelve (12) months following the Effective Time without cause (determined in the manner described above), then UCB will pay to such terminated New Employee severance compensation in an amount equal to the amount of severance compensation such person would have received from Triad as provided above.

                  In addition, in the case of certain employees of Triad who will not be offered employment with UCB following the Effective Time or who will be offered employment with UCB but at salary or wage rates that are lower than their rates as employees at Triad, UCB may specifically request in writing that such employees remain employed by Triad until the Effective Time and, in the case of each such employee who does remain so employed until the Effective Time, then (whether or not such person becomes a New Employee) UCB will pay to such employee as a bonus an amount equal to 10% of the employee's then current annual salary or wage rate as an employee of Triad. No such bonus shall be payable to any employee unless UCB shall have specifically requested in writing that such employee remain until the Effective Time (and which written request shall specifically refer to such bonus). Employees of Triad who receive such a written request but who terminate their employment prior to the Effective Time shall not be entitled to receive such bonus payment.

                           UCB shall determine which of Triad's
employees will and will not be offered employment with UCB following the Effective Time and, within ninety (90) days following the date of this Agreement, to notify each of Triad's employees of its determination with respect to that employee and to issue the written requests described above to certain of Triad's employees. Notwithstanding anything contained herein to the contrary, no payment of severance compensation shall be made to any person who does not remain an employee of Triad at the Effective Time.

                  d.       EMPLOYEE BENEFITS.                 Except as
otherwise provided herein, any New Employee shall become entitled to receive all employee benefits and to participate in all benefit plans provided by UCB on the same basis (including costs) and subject to the same eligibility and vesting requirements, and to the same conditions, restrictions and limitations, as generally are in effect and applicable to other newly hired employees of UCB. However, each New Employee shall be given credit for his or her past service with Triad for purposes of
(i) entitlement to vacation and sick leave and all other employee benefits, and (ii) eligibility for participation and vesting in Bancshares' Section 401(k) savings plan and in its defined benefit pension plan (the "UCB Pension Plan"). At the Effective Time, or as soon as administratively possible thereafter, the Savings Plan will be merged with Bancshares' and UCB's 401(k) Plan and the Pension Plan will be merged with the UCB Pension Plan, and each New Employee shall be given credit for past service with Triad (but not for past service with Triad's predecessor banks, Bankers Trust of North Carolina and Piedmont State Bank) for purposes of the calculation or determination of benefits under the UCB Pension Plan. Bancshares further agrees to assume or to cause UCB and/or its employees to assume as of the Effective Time any and all administrative and fiduciary duties with respect to the day-to-day operation of such plans, including the duties of trustee.

                  At the Effective Time all New Employees will have the option of participating in UCB's health program (regardless of pre-existing conditions) and the cost of such health insurance shall be equal to the cost for any UCB employee. All New Employees on the date hereof who are participating in Triad's dental program will have the option of participating in UCB's dental program with any pre-existing dental conditions not covered by UCB's dental insurance paid for by UCB up to the limits of UCB's dental insurance.

                  The number of days of vacation and sick leave, respectively, which shall be available to any New Employee during 1996 as an employee of UCB shall be reduced by the number of days of vacation or sick leave used by such New Employee during 1996 prior to the Effective Time as an employee of Triad, and, except as provided below, the New Employee shall not be entitled to any credit with UCB for unused vacation leave, sick leave or other paid leave from Triad for 1995 or years prior thereto; provided, however, that no New Employee shall receive in any year less vacation than he or she was receiving from Triad at the Effective Time.

                  e. OTHER AGREEMENTS. At the Effective Time, UCB will assume Triad's obligations under those existing life insurance policies for James E. Mims maintained by Triad. In addition, UCB hereby agrees that, immediately prior to the Effective Time, Triad shall transfer title to the automobiles owned by Triad on the date of this Agreement and being used respectively by James E. Mims and Carl I. Carlson, III to such individuals.

         6.08.             CONFIDENTIALITY.
Bancshares, UCB and Triad each agrees that it will treat as confidential and not disclose to any unauthorized person any documents or other information obtained from or learned about the others during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (including any information obtained during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other parties; and, that it will not use any such documents or other information for any purpose except for the purposes for which such documents and information were provided to it and in furtherance of the transactions described herein. However, the above obligations of confidentiality shall not prohibit the disclosure of any such document or information by any party to this Agreement to the extent (i) such document or information is then available generally to the public is already known to the person or entity to whom disclosure is proposed to be made (other than through the previous actions of such party in violation of this Paragraph 6.08), (ii) such document or information was available to the disclosing party on a nonconfidential basis prior to the same being obtained pursuant to this Agreement,
(iii) disclosure is required by subpoena or order of a court or regulatory authority of competent jurisdiction, or by the SEC or regulatory authorities in connection with the transactions described herein, or (iv) to the extent that, in the reasonable opinion of legal counsel to such party, disclosure otherwise is required by law.

                  In the event this Agreement is terminated for any reason, then each of the parties hereto immediately shall return to the other parties all copies of any and all documents or other written materials or information of or relating to such other parties which were obtained from them during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (whether during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other parties.

                  The  parties'   obligations  of  confidentiality
under this Paragraph 6.08 shall survive and remain in effect following any termination of this Agreement

     6.09. TAX-FREE REORGANIZATION. Bancshares, UCB and Triad each undertakes and agrees to use its best efforts to cause the Merger to qualify as a tax-free "reorganization" within the meaning of Section 368(a)(1)(A) of the Code, and that it will not intentionally take any action that would cause the Merger to fail to so qualify.

     6.10. ACCOUNTING TREATMENT. Bancshares, UCB and Triad each undertakes and agrees to use its best efforts to cause the Merger to qualify to be treated as a pooling-of-interests for accounting purposes and that it will not intentionally take any action that would cause the Merger to fail to so qualify.

     6.11.        DIRECTORS' AND OFFICERS' LIABILITY INSURANCE.
Bancshares, UCB and Triad agree that, to the extent the same can be purchased at a reasonable cost, then immediately prior to the Closing Date Triad shall purchase "tail" coverage under and in the same amount of coverage as is provided by its then current directors' and officers' liability insurance policy, effective as of the Effective Time.

     6.12. OTHER PERMISSIBLE TRANSACTIONS. Bancshares, UCB and Triad agree that Bancshares and UCB may offer to acquire, enter into
agreements to acquire and acquire  financial   institution   holding
companies and their subsidiaries, financial institutions and their subsidiaries, and/or the assets and liabilities of such entities (each a "Proposed Acquisition") prior to the Effective Time; provided, however, that in the event a Proposed Acquisition shall cause a condition set forth in Article VII hereof to fail to be satisfied on or before July 31, 1996, any such failure shall be deemed a termination of this Agreement by Bancshares and UCB as described and with the effects set forth in Section 8.04 hereof.

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


                   ARTICLE VII. CONDITIONS PRECEDENT TO MERGER

         7.01. CONDITIONS TO ALL PARTIES' OBLIGATIONS. Notwithstanding any other provision of this Agreement to the contrary, the obligations of each of the parties to this Agreement to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date.

                  a.  APPROVAL BY  GOVERNMENTAL  OR REGULATORY
AUTHORITIES; NO DISADVANTAGEOUS CONDITIONS. (i) The Merger and other transactions described herein shall have been approved, to the extent required by law, by the FDIC, the Commissioner and the North Carolina State Banking Commission, and by all other governmental or regulatory agencies or authorities having jurisdiction over such transactions, (ii) no governmental or regulatory agency or authority shall have withdrawn its approval of such transactions or imposed any condition on such transactions or conditioned its approval thereof, which condition is reasonably deemed by Bancshares or UCB to be materially disadvantageous or burdensome or to impact so adversely the economic or business benefits of this Agreement to Bancshares and UCB as to render it inadvisable for them to consummate the Merger; (iii) all waiting periods required following necessary approvals by governmental or regulatory agencies or authorities shall have expired, and, in the case of the waiting period following approval by the FDIC, no unwithdrawn objection to the Merger shall have been raised by the U.S. Department of Justice; and (iv) all other consents, approvals and permissions, and the satisfaction of all of the requirements prescribed by law or regulation, necessary to the carrying out of the transactions contemplated herein shall have been procured.

                  b. ADVERSE PROCEEDINGS, INJUNCTION, ETC. There shall not be (i) any order, decree or injunction of any court or agency of competent jurisdiction which enjoins or prohibits the Merger or any of the other transactions described herein or any of the parties hereto from consummating any such transaction, (ii) any pending or threatened investigation of the Merger or any of such other transactions by the U.S. Department of Justice, or any actual or threatened litigation under federal antitrust laws relating to the Merger or any other such transaction; or (iii) any suit, action or proceeding by any person (including any governmental, administrative or regulatory agency), pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit Triad, Bancshares or UCB from consummating the Merger or carrying out any of the terms or provisions of this Agreement, or (iv) any other suit, claim, action or proceeding pending or threatened against Triad, Bancshares or UCB or any of their officers or directors which shall reasonably be considered by Triad, Bancshares or UCB to be materially burdensome in relation to the proposed Merger or materially adverse in relation to the financial condition of either such corporation, and which has not been dismissed, terminated or resolved to the satisfaction of all

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

parties hereto within ninety (90) days of the institution or threat thereof.

                  c.  APPROVAL  BY BOARDS OF  DIRECTORS  AND
SHAREHOLDERS. The Boards of Directors of Triad, Bancshares and UCB shall have duly approved and adopted this Agreement by appropriate resolutions, and the shareholders of Triad and UCB shall have duly approved, ratified and confirmed this Agreement, all to the extent required by and in accordance with the provisions of this Agreement, applicable law, and applicable provisions of their respective Articles of Incorporation and By-Laws.

                  d. FAIRNESS OPINION. Triad shall have received from Carson Medlin a written opinion (the "Fairness Opinion"), dated as of a date preceding the mailing of the Proxy Statement/Prospectus to Triad's shareholders in connection with the Shareholder Meeting, to the effect that the terms of the Merger are fair, from a financial point of view, to Triad and its shareholders; and, Carson Medlin shall have delivered a letter to Triad, dated as of a date within five days preceding the Closing Date, to the effect that it remains its opinion that the terms of the Merger are fair, from a financial point of view, to Triad and its shareholders.

                  e.       TAX OPINION.              Bancshares and
Triad shall have received, in form and substance satisfactory to them, an opinion of KPMG Peat Marwick LLP substantially to the effect that:
(i) for federal income tax purposes, consummation of the Merger will constitute a "reorganization" as defined in (section mark) 368(a)(1)(A) of the Code; (ii) that no taxable gain will be recognized by a shareholder of Triad upon such shareholder's receipt of Bancshares Stock in exchange for his or her Triad Stock; (iii) that the basis of the Bancshares Stock received by the shareholder in the Merger will be the same as his or her Triad Stock surrendered in exchange therefor; (iv) that, if Triad Stock is a capital asset in the hands of the shareholder at the Effective Time, then the holding period of the Bancshares Stock received by the shareholder in the Merger will include the holding period of Triad Stock surrendered in exchange therefor; and (v) a shareholder who receives cash in lieu of a fractional share of Bancshares Stock will recognize gain or loss equal to any difference between the amount of cash received and the shareholder's basis in the fractional share interest. In rendering its opinion, KPMG Peat Marwick LLP may rely on representations contained in certificates of officers of Bancshares, UCB and Triad.

                  f.       NO TERMINATION OR ABANDONMENT.  This
Agreement shall not have been terminated by any party hereto.

                  g.       NASDAQ LISTING.  Bancshares shall have
satisfied all requirements for the shares of Bancshares Stock to be issued to the shareholders of Triad in connection with the Merger to be listed on the Nasdaq National Market as of the Effective Time.

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


         7.02. ADDITIONAL CONDITIONS TO TRIAD'S OBLIGATIONS. Notwithstanding any other provision of this Agreement to the contrary, Triad's separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date.

                  a. MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Bancshares and its consolidated subsidiaries considered as one enterprise, and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change.

                  b. COMPLIANCE WITH LAWS. Bancshares and UCB shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation could or may have a material adverse
effect  on  the  financial  condition,   results  of operations,
prospects,   businesses,  assets,  loan  portfolio,   investments,
properties or operations of Bancshares and its consolidated subsidiaries considered as one enterprise.

                  c. BANCSHARES' AND UCB'S REPRESENTATIONS AND WARRANTIES AND PERFORMANCE OF AGREEMENTS; OFFICERS' CERTIFICATE.
Unless waived in writing by Triad  as  provided  in  Paragraph   10.03.
below,   each  of  the  respective representations and warranties of
Bancshares and UCB contained in this Agreement shall have been true and correct as of the date hereof and shall remain true and correct on and as of the Effective Time with the same force and effect as though made on and as of such date, except (i) for changes which are not, in
the aggregate,   material  and  adverse  to  the  financial  condition,
results  of operations,   prospects,   businesses,  assets,  loan
portfolio,   investments, properties  or  operations  of  Bancshares and its  consolidated  subsidiaries considered  as one  enterprise,  and
(ii) as otherwise contemplated by this Agreement; and Bancshares and UCB each shall have performed in all material respects all its respective obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date.

                           Triad shall have received a certificate dated
as of the Closing Date and executed by Bancshares and UCB and their respective Presidents and Chief Financial Officers to the foregoing effect.

                  d. LEGAL OPINION OF BANCSHARES AND UCB COUNSEL. Triad shall have received from Howard V. Hudson, Esq., General Counsel of Bancshares and UCB, a written opinion dated as of the Closing Date and substantially in the form of Schedule E attached hereto or otherwise in form and substance reasonably satisfactory to Triad.

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


                  e. OTHER DOCUMENTS AND INFORMATION FROM BANCSHARES AND UCB. Bancshares and UCB shall have provided to Triad correct and complete copies of their respective Bylaws, Articles of Incorporation and board resolutions (all certified by their respective Secretaries), together with certificates of the incumbency of their respective officers and such other closing documents and information as may be reasonably requested by Triad or its counsel.

                  f. ARTICLES OF MERGER; OTHER ACTIONS. Articles of Merger in the form described in Paragraph 1.07. above shall have been duly executed and delivered by UCB as provided in that Paragraph.

                  g. ACCEPTANCE BY TRIAD'S COUNSEL. The form and substance of all legal matters described herein or related to the transactions contemplated herein shall be reasonably acceptable to Triad's legal counsel.

         7.03.  ADDITIONAL  CONDITIONS  TO  BANCSHARES'  AND UCB'S
OBLIGATIONS. Notwithstanding   any  other  provision  of  this Agreement
to the contrary, Bancshares' and UCB's separate obligations to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date.

                  a. MATERIAL ADVERSE CHANGE. There shall not have occurred any material adverse change in the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Triad and the Subsidiary considered as one enterprise, and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change.

                  b. COMPLIANCE WITH LAWS; ADVERSE PROCEEDINGS, INJUNCTION, ETC. Triad shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein and where the violation of or failure to comply with any such law or regulation could or may have a material adverse effect on the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Triad and the Subsidiary considered as one enterprise.

                  c. TRIAD'S REPRESENTATIONS AND WARRANTIES AND PERFORMANCE OF AGREEMENTS; OFFICERS' CERTIFICATE. Unless waived in writing by Bancshares or UCB as provided in Paragraph 10.03. below, each of the representations and warranties of Triad contained in this Agreement shall have been true and correct as of the date hereof and shall remain true and correct on and as of the Effective Time with the same force and effect as though made on and as of such date, except (i) for changes which are not, in the aggregate,
material  and adverse  to  the  financial   condition,   results  of
operations,   prospects, businesses,  assets,  loan portfolio,
investments, properties or operations of Triad and the Subsidiary considered as one enterprise, and (ii) as otherwise contemplated by this Agreement; and Triad shall have performed in all material respects all its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date.

                           Bancshares and UCB shall have received a
certificate dated as of the Closing Date and executed by Triad and its Chairman and Chief Financial Officer to the foregoing effect and as to such other matters as may be reasonably requested by Bancshares and UCB.

                  d. EFFECTIVENESS OF REGISTRATION STATEMENT; COMPLIANCE WITH SECURITIES AND OTHER "BLUE SKY" REQUIREMENTS. The Registration Statement shall be effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. Bancshares shall have taken all such other actions, if any, as it shall consider to be required by applicable state securities laws (i) to cause the Bancshares Stock to be issued upon consummation of the Merger, at the time of the issuance thereof, to be duly qualified or registered (unless exempt) under such laws, (ii) to cause all conditions to any exemptions from qualification or registration under such laws to have been satisfied, and (iii) to obtain any and all required approvals or consents with respect to the issuance of such stock, and any such required approvals or consents shall have been obtained and shall remain in effect.

                  e. AGREEMENTS FROM TRIAD AFFILIATES. Bancshares shall have received the written Affiliates' Agreements in form and content satisfactory to Bancshares and signed by all persons who are deemed by Bancshares or its counsel to be Affiliates of Triad as provided in Paragraph 4.01.a. above.

                  f. ACCOUNTING  TREATMENT.  (i) Bancshares  shall have
received assurances  from KPMG Peat Marwick LLP, in form and content
satisfactory to it, to  the   effect   that  the   Merger   will qualify
to  be   treated  as  a "pooling-of-interests" for accounting purposes;
(ii) if requested by Bancshares, Triad's independent public accountants shall have delivered to Bancshares a letter in form and content satisfactory to it to the effect that such accountants are not aware of any facts or circumstances that might cause the Merger not to qualify for such treatment; and (iii) it shall not have come to the attention of management of Bancshares that any event has occurred or that any condition or circumstance exists that makes it likely that the Merger may not so qualify.

                  g. LEGAL OPINION OF TRIAD COUNSEL. Bancshares and UCB shall have received from Triad's special counsel, Ward and Smith, P.A. a written opinion, dated as of the Closing Date and substantially in the form of Schedule F attached hereto or otherwise in form and substance reasonably satisfactory to Bancshares and UCB. In rendering such opinion, Ward and Smith,

P.A. may rely upon or provide instead the opinion of local counsel for Triad as to certain matters more appropriately opined on by local counsel.

                  h. OTHER DOCUMENTS AND INFORMATION FROM TRIAD. Triad shall have provided to Bancshares and UCB correct and complete copies of Triad's Articles of Incorporation, Bylaws and board and shareholder resolutions (all certified by Triad's Secretary), together with certificates of the incumbency of Triad's officers and such other closing documents and information as may be reasonably requested by the Bancshares or UCB or its counsel.

                  i. CONSENTS TO ASSIGNMENT OF REAL PROPERTY LEASES. Triad shall have obtained all required consents to the assignment to UCB of its rights and obligations under the Real Property Leases, under the terms, rates and conditions of such Real Property
Leases in effect as of the date of this Agreement, and such consents shall be in such form and substance as shall be satisfactory to Bancshares and UCB; and, each of Triad's lessors shall have confirmed in writing that Triad is not in default under the terms and conditions of the Real Property Lease between such lessor and Triad.

                  j. ACCEPTANCE BY BANCSHARES' AND UCB'S COUNSEL. The form and substance of all legal matters described herein or related to the transactions contemplated herein shall be reasonably acceptable to Bancshares' and UCB's legal counsel.

                  k. CERTAIN MERGER EXPENSES. The aggregate of amounts paid or payable by Triad for legal and accounting fees
(including amounts payable for the Fairness Opinion described in Paragraph 7.01.d. above) shall not exceed $175,000.

                   ARTICLE VIII. TERMINATION; BREACH; REMEDIES

         8.01.             MUTUAL TERMINATION.                At any
time prior to the Effective Time (and whether before or after approval hereof by the shareholders of Triad), this Agreement may be terminated by the mutual agreement of Bancshares, UCB and Triad. Upon any such mutual termination, all obligations of Triad, Bancshares and UCB hereunder shall terminate and each party shall pay costs and expenses as provided in Paragraph 6.04. above.

         8.02.             UNILATERAL TERMINATION.
This Agreement may be terminated by either Bancshares, UCB or Triad (whether before or after approval hereof by Triad's shareholders) upon written notice to the other parties and under the circumstances described below.

                  a. TERMINATION BY BANCSHARES OR UCB. This Agreement may be terminated by Bancshares or UCB by action of its respective Board of Directors or Executive Committee:

                                  (i)       if Triad shall have violated
or failed to fully perform any of its obligations, covenants or agreements contained in Article IV or Article VI herein in any material respect;

                                 (ii)       if Bancshares or UCB
determines at any time that any of Triad's representations or warranties contained in Article II or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect;

                                (iii)       if, notwithstanding
Bancshares' satisfaction of its obligations under Paragraphs 6.01.b., 6.01.c. and 6.01.e. above, Triad's shareholders do not ratify and approve this Agreement and approve the Merger at the Shareholder Meeting, or if the Shareholder Meeting is not held on or before April 30, 1996;

                                 (iv)       under the circumstances
described in Paragraph 6.06. above;

                                  (v)       if any of the conditions of
the obligations  of  Bancshares  or UCB (as set forth in  Paragraph
7.01. or 7.03. above) shall not have been satisfied or effectively waived in writing by Bancshares and UCB, or if the Merger shall not have become effective, on or before July 31, 1996, unless such date is extended as evidenced by the written mutual agreement of the parties hereto; or,

                                 (vi)       if the 30-Day Average is
greater than $43.20 unless Bancshares or UCB has become a party to and agreement in principle or a binding agreement that contemplates a merger of Bancshares or UCB into or with any other entity (other than with the other or with any affiliated corporation) and in which Bancshares or UCB will not be the surviving corporation, or a sale of substantially all of Bancshares' or UCB's assets to any other such entity in which event Bancshares shall not be able to terminate this Agreement on account of the 30-Day Average exceeding $43.20.

                  However, before Bancshares or UCB may terminate this Agreement for any of the reasons specified above in (i) or (ii) of this Paragraph 8.02.a., it shall give written notice to Triad as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by Bancshares or UCB shall not become effective if, within thirty (30) days following the giving of such notice, Triad shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Bancshares and UCB.

                  b.       TERMINATION BY TRIAD.
This Agreement may be terminated by Triad by action of its Board of
Directors:

                                  (i)       if Bancshares or UCB shall
have violated or failed to fully perform any of their respective obligations, covenants or agreements contained in Article V or VI herein in any material respect;

                                 (ii)       if Triad determines that any
of Bancshares' or UCB's respective representations and warranties contained in Article III herein or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect;

                                (iii)       if, subject to Triad's
satisfaction of its obligations contained in Paragraphs 6.01.a., 6.01.b., 6.01.d. and 6.01.e above, its shareholders do not ratify and approve this Agreement and approve the Merger at the Shareholder
Meeting,  or if the  Shareholder  Meeting is not held on or before April
30, 1996;

                                 (iv)       if any of the conditions of
the obligations of Triad (as set forth in Paragraph 7.01. or 7.02. above) shall not have been satisfied or effectively waived in writing by Triad, or if the Merger shall not have become effective, on or before July 31, 1996, unless such date is extended as evidenced by the written mutual agreement of the parties hereto; or,

                                  (v)       if the 30-Day Average is
less than $28.80.

                           However, before Triad may terminate this
Agreement for any of the reasons specified above in clause (i) or (ii) of this Paragraph 8.02.b., it shall give written notice to Bancshares and UCB as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by Triad shall not become effective if, within thirty (30) days following the giving of such notice, Bancshares or UCB shall
cure such breach,   default  or  violation  or  satisfy  such condition
the  reasonable satisfaction of Triad.

                  c.  EXTENSION OF EXPIRATION DATE.
Except as otherwise shall be agreed among the parties, in the event Bancshares, UCB and Triad mutually shall agree to extend the July 31, 1996 expiration date described in Paragraphs 8.02.a.v and 8.02.b.iv above, then, notwithstanding anything contained in this Agreement to the contrary and to the extent permitted by applicable law and regulations, during the period beginning August 1, 1996, and ending at the Effective Time, in the event Bancshares declares and pays a quarterly dividend, the Exchange Rate will be increased to include the cash dividend declared and paid by Bancshares multiplied by the Exchange Rate.

         8.03.             BREACH; REMEDIES.                  Except as
otherwise provided below, (i) in the event of a breach by Triad of any of its representations or warranties contained in Article II of this Agreement, or in the event of its failure to perform or violation of any of its obligations, agreements or covenants contained in Articles IV or VI of this Agreement, then Bancshares' and UCB's sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Paragraph 8.02. above, or, in the case of a failure to perform or violation of any obligations, agreements or covenants, to seek specific performance thereof; and (ii) in the event of any such termination of this Agreement by Bancshares or UCB, then Triad shall be obligated to reimburse Bancshares and UCB for up to (but not more than) $100,000 in expenses described in Paragraph 6.04. which actually have been incurred by them.

                  Likewise,  and except as otherwise  provided below,
(i) in the event of a breach by Bancshares or UCB of any of its representations or warranties contained in Article III of this Agreement, or in the event of its failure to perform or violation of any of its obligations, agreements or covenants contained in Articles V or VI of this Agreement, then Triad's sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Paragraph 8.02. above, or, in the case of a failure to perform or violation of any obligations, agreements or covenants, to seek specific performance thereof; and (ii) in the event of any such termination of this Agreement by Triad, then Bancshares and UCB shall be obligated to reimburse Triad for up to (but not more than) $175,000 in expenses described in Paragraph 6.04. which actually have been incurred by Triad.

                  Except  as  provided  in  Paragraph   8.04.,
notwithstanding anything contained herein to the contrary, if any party to this Agreement breaches this Agreement by wilfully or intentionally failing to perform or violating any of its obligations, agreements or covenants contained in Articles IV, V or VI of this Agreement, such party shall be obligated to pay all expenses of the other party(ies) described in Paragraph 6.04., together with other damages recoverable at law or in equity.

         8.04. TERMINATION FEE. If (A) this Agreement is terminated because Bancshares or UCB has entered theretofore, or terminates this Agreement in anticipation of entering, into a letter of intent or an agreement with any individual or entity that provides for such individual or entity to acquire Bancshares or UCB, merge with Bancshares or UCB where Bancshares or UCB is not the surviving entity, or purchase all or substantially all of the assets of Bancshares or UCB, (B) prior to termination of this Agreement, Bancshares or UCB engages in negotiations relating to any such transaction and a letter of intent or agreement with respect thereto is entered into within twelve (12) months following the termination of this Agreement, or (C) Bancshares or UCB engages in a Proposed Acquisition and the result of engaging in such Proposed Acquisition is that any of the conditions set forth in Article VII shall fail to be satisfied on or before July 31, 1996 or the Effective Time shall otherwise not occur on or before July 31, 1996, then Bancshares and UCB shall pay to Triad a termination fee of $500,000 and reimburse Triad its expenses incurred as a result of this Agreement. If (X) this Agreement is terminated because Triad has entered theretofore, or terminates this Agreement in anticipation of entering, into a letter of intent or an agreement with any individual or entity that provides for such individual or entity to acquire Triad, merge with or into Triad, or purchase all or substantially all of the assets of Triad, or (Y) prior to the termination of this Agreement, Triad engages in negotiations relating to any such transaction and a letter of intent or agreement with respect thereto is entered into within twelve (12) months following the termination of this Agreement, then Triad shall pay to Bancshares, or at the election of Bancshares to UCB, a termination fee of $500,000 and reimburse Bancshares and UCB their expenses incurred as a result of this Agreement. Payments of the termination fee and expenses under this Paragraph 8.04. shall not in any way affect Triad's or Bancshares' rights to any other remedy or relief at law or in equity.

                           ARTICLE IX. INDEMNIFICATION

         9.01. INDEMNIFICATION FOLLOWING TERMINATION OF AGREEMENT. Triad, Bancshares and UCB each hereby agree that in event this Agreement is terminated for any reason and the Merger is not consummated, then they will indemnify each other as provided below.

                  a. BY TRIAD. Triad shall indemnify, hold harmless and defend Bancshares and UCB from and against any and all claims, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature, together with reasonable attorneys' fees and legal costs in connection therewith, whether known or unknown, and whether now existing or hereafter arising, which Bancshares or UCB may receive, suffer, pay or incur:

                                  (i)       in connection with or which
arise out of or result from or are based upon (A) Triad's or the Subsidiary's operations or business transactions or its relationship with any of its employees, or (B) Triad's or the Subsidiary's failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

                                 (ii)       in connection with or which
arise out of or result from or are based upon any fact, condition or circumstance that constitutes a breach by Triad of, or any
inaccuracy   in,  any  of  its representations or warranties under or in connection with this Agreement, or any failure of Triad to perform any of it covenants, agreements or obligations under or in connection with this Agreement;

                                (iii)       in connection with or which
arise out of or result from or are based upon any information about or provided by Triad which is included in the Proxy Statement/Prospectus and which information causes the Proxy
Statement/Prospectus   at  the  time  of  its  mailing  to  Triad's
shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading; and,

                                 (iv)       in connection with or which
arise out of or result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage,
disposal, distribution, labeling, reporting,   testing,  processing,
emission, discharge, release, threatened release, control or clean-up on, from or relating to the Real Property by Triad or any other person of any Hazardous Substances, or any action taken or any event or condition occurring or existing with respect to the Real Property which constitutes a violation of any Environmental Laws by Triad or the Subsidiary or any other person.

                  b.       BY BANCSHARES AND UCB.
UCB shall indemnify, hold harmless and defend Triad from and against any and all claims, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature, together with reasonable attorneys' fees and legal costs in connection therewith, whether known or unknown, and whether now existing or hereafter arising, which Triad may receive, suffer, pay or incur:

                                  (i)       in connection with or which
arise out of or result from or are based upon (A) Bancshares' or UCB's operations or business transactions or their relationship with any of their employees, or (B) Bancshares' or UCB's failure to comply with any statute or regulation of any federal , state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

                                 (ii)       in connection with or which
arise out of or result from or are based upon any fact, condition or circumstance that constitutes a breach by Bancshares or UCB of
any  of  their   respective representations or warranties under or in
connection with this Agreement, or any failure of Bancshares or UCB to perform any of their respective covenants, agreements or obligations under or in connection with this Agreement; and,

                                (iii)       in connection with or which
arise out of or result from or are based upon any information about or provided by them which is included in the Proxy Statement/Prospectus and which information causes the Proxy Statement/Prospectus at the time of its mailing to Triad's shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

         9.02. INDEMNIFICATION FOLLOWING EFFECTIVE TIME. Following the Effective Time, UCB agrees that, to the extent they would have had a right to indemnification from Triad or the Subsidiary, then UCB will indemnify Triad's and the Subsidiary's former officers and directors against liabilities arising from actions in their official capacities as officers and directors of Triad or the Subsidiary.

         9.03.             PROCEDURE FOR CLAIMING INDEMNIFICATION.
Any party seeking to be indemnified hereunder promptly shall give written notice and furnish adequate documentation to the other party of any claims in respect of which indemnity is sought. The indemnifying party, through its own counsel and at its own expense, shall defend any such claim and shall have exclusive control over the investigation, preparation, and defense of such claim and all negotiations relating to its settlement or compromise. The obligations of either party to indemnify the other hereunder apply only if the party seeking to be indemnified cooperates with and assists the indemnifying party in all reasonably necessary respects in the conduct of the suit.

                       ARTICLE X. MISCELLANEOUS PROVISIONS

         10.01.            "PREVIOUSLY DISCLOSED" INFORMATION.
"Previously Disclosed" shall mean, as to Triad or as to Bancshares and UCB, the disclosure of information in a letter delivered by such party to the other prior to the date of this Agreement and which specifically refers to this Agreement and is arranged in paragraphs corresponding to the Paragraphs, subparagraphs and items of this Agreement applicable thereto, all of which documents are incorporated herein by reference.

                  Information disclosed in either party's letter described above shall be deemed to have been Previously Disclosed by such party for the purpose of any given Paragraph, subparagraph or item of this Agreement only to the extent that information is expressly set forth in such party's letter described above and that, in connection with such disclosure, a specific reference is made in the letter to that Paragraph, subparagraph or item.

         10.02. SURVIVAL OF REPRESENTATIONS, WARRANTIES, INDEMNIFICATION AND OTHER AGREEMENTS.

                  a. REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS. None of the representations, warranties or agreements herein shall survive the effectiveness of the Merger, and no party shall have any right after the Effective Time to recover damages or any other relief from any other party to this Agreement by reason of any breach of representation or warranty, any nonfulfillment or nonperformance of any agreement contained herein, or otherwise; provided, however, that the parties agreements contained in Paragraphs
6.07. and 6.08. and Articles VIII and IX above, and Bancshares' representations and warranties contained in Paragraphs 3.02. and 3.12. above, shall survive the effectiveness of the Merger.

                  b.       INDEMNIFICATION.                   The
parties' indemnification agreements and obligations pursuant to Paragraph 9.1. above shall become effective only in the event this Agreement is terminated, and neither of the parties shall have any obligations under that Paragraph in the event of or following consummation of the Merger. UCB's indemnification agreements and obligations pursuant to Paragraph 9.2. above shall become effective only at the Effective Time, and UCB shall not have any obligation under that Paragraph prior to the Effective Time or in the event of or following termination of this Agreement.

         10.03. WAIVER. Any term or condition of this Agreement may be waived (except as to matters of regulatory approvals and approvals required by law), either in whole or in part, at any time by the party which is, and whose shareholders are, entitled to the benefits thereof; provided, however, that any such waiver shall be effective only upon a determination by the waiving party (through action of its Board of Directors) that such waiver would not adversely affect the interests of the waiving party or its shareholders; and, provided further, that no waiver of any term or condition of this Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party, or be construed to be a waiver of any succeeding breach of the same term or condition. No failure or delay of any party to exercise any power, or to insist upon a strict compliance by any other party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any party to demand a full and complete compliance with such terms.

         10.04.   AMENDMENT.   This  Agreement  may  be  amended,
modified or supplemented at any time or from time to time prior to the Effective Time, and either before or after its approval by the shareholders of Triad, by an agreement in writing approved by a majority of the Board of Directors of Bancshares, UCB and Triad executed in the same manner as this Agreement; provided however, that, except with the further approval of Triad's shareholders of that change or as otherwise provided herein, following approval of this Agreement by the shareholders of Triad no change may be made in the number of shares of Bancshares Stock into which each share of Triad Stock will be converted.

         10.05.            NOTICES.         All notices and other
communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier, or mailed by certified mail, postage prepaid, as follows:

                  a.       If to Triad, to:

                           Triad Bank
                           113 North Greene Street
                           Greensboro, North Carolina  27401

                           Attention:  James E. Mims, Chairman

                             With copy to:   Alexander M. Donaldson, Esq.
                                             Ward and Smith, P.A.
                                             Two Hannover Square, Suite 2400
                                             Raleigh, NC  27601

                  b.       If to either Bancshares or UCB, to:

                           United Carolina Bancshares Corporation
                           127 West Webster Street
                           Post Office Box 632
                           Whiteville, North Carolina  28472

                           Attention:  David L. Thomas, Exec. Vice President

                             With copy to:   Alfred E. Cleveland, Esq.
                                             McCoy, Weaver, Wiggins,
                                               Cleveland & Raper
                                             202 Fairway Drive
                                             Fayetteville, NC  28305

         10.06.            FURTHER ASSURANCE.                 Triad,
Bancshares and UCB each agree to furnish to the others such further assurances with respect to the matters contemplated herein and their respective agreements, covenants, representations and warranties contained herein, including the opinion of legal counsel, as such other parties may reasonably request.

         10.07.            HEADINGS AND CAPTIONS.
Headings and captions of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.

         10.08. ENTIRE AGREEMENT. This Agreement (including all schedules and exhibits attached hereto and all documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or and agreements between, any of the parties hereto other than those contained herein in writing.

         10.09.            SEVERABILITY OF PROVISIONS.
The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

         10.10.            ASSIGNMENT.               This Agreement may
not be assigned by any party hereto except with the prior written consent of the other parties hereto.

         10.11.            COUNTERPARTS.             Any number of
counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and which together shall constitute one agreement.

         10.12.            GOVERNING LAW.            This Agreement is
made in and shall be construed and enforced in accordance with the laws of North Carolina.

         10.13. INSPECTION. Any right of Bancshares, UCB or Triad hereunder to investigate or inspect the assets, books, records, files and other information of the other in no way shall establish any presumption that Bancshares, UCB or Triad should have conducted any investigation or that such right has been exercised by Bancshares, UCB, Triad, their respective agents, representatives or others. Any investigations or inspections that have been made by Bancshares, UCB or Triad or their respective agents, representatives or others prior to the Closing Date shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of Bancshares, UCB or Triad in this Agreement.

         IN WITNESS WHEREOF, Triad, Bancshares and UCB each has caused this Agreement to be executed in its name by its duly authorized officers as of the date first above written.

                                            UNITED CAROLINA BANK

                                            By:

                                                 David L. Thomas
ATTEST:                                          Executive Vice President

       Secretary

                                         UNITED CAROLINA BANCSHARES CORPORATION

                                            By:

                                                 David L. Thomas
ATTEST:                                          Executive Vice President

       Secretary

                                            TRIAD BANK

                                            By:

                                                 James E. Mims
ATTEST:                                          Chairman

       Secretary

                                         SCHEDULE TO AGREEMENT AND PLAN OF
                                             REORGANIZATION AND MERGER


                  SCHEDULE                                             DESCRIPTION
                     A                                        Plan of Merger

                     B                                        Form of Affiliate's Letter

                     C                                        Form of Employment Agreement
                                                              with James E. Mims

                     D                                        Form of Employment Agreement
                                                              with Carl I. Carlson, III

                     E                                        Form of Legal Opinion of
                                                              Counsel for Bancshares and UCB

                     F                                        Form of Legal Opinion of
                                                              Counsel for Triad

Triad Bank agrees to furnish supplementally a copy of any omitted schedule upon request.

                                                    APPENDIX B

              EXCERPT FROM NORTH CAROLINA BUSINESS CORPORATION ACT


                                   ARTICLE 13.

                                                Dissenters' Rights.

Part 1.  Right to Dissent and Obtain Payment for Shares.

ss. 55-13-01.  Definitions.

         In this Article:

         (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

         (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

         (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (7) "Shareholder" means the record shareholder or the beneficial shareholder.

ss. 55-13-02.  Right to dissent.

         (a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

         (1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or
                  (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

         (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

         (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

         (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
                  (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization;

         (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

ss. 55-13-03.  Dissent by nominees and beneficial owners.

         (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

         (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

         (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         (2) He does so with respect to all shares of which he is the beneficial shareholder.

              Part 2.  Procedure for Exercise of Dissenters' Rights.

ss. 55-13-20.  Notice of dissenters' rights.

         (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this Article and be accompanied by a copy of this Article.

         (b) If corporate action creating dissenters' rights under G.S. 55-13-02 is taken without a vote of shareholders, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in G.S. 55-13-22.

         (c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters' rights under G.S. 55-13-02 unless he voted for such corporate action.

ss. 55-13-21.  Notice of intent to demand payment.

         (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

         (1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

         (2)      Must not vote his shares in favor of the proposed action.

         (b) A shareholder  who does not satisfy the  requirements of subsection
(a) is not entitled to payment for his shares under this Article.

ss. 55-13-22.  Dissenters' notice.

         (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is authorized at a shareholders' meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

         (b) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must:

         (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

         (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (3)      Supply a form for demanding payment;

         (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

         (5)      Be accompanied by a copy of this Article.

ss. 55-13-23.  Duty to demand payment.

         (a) A shareholder sent a dissenters' notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

         (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

         (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his share under this Article.

ss. 55-13-24.  Share restrictions.

         (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

         (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

ss. 55-13-25.  Offer of payment.

         (a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment, and shall pay this amount to each dissenter who agrees in writing to accept it in full satisfaction of his demand.

         (b)  The offer of payment must be accompanied by:

         (1) The corporation's most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of offer of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

         (2) A statement of the corporation's estimate of the fair value of the shares;

         (3)      An explanation of how the interest was calculated;

         (4) A statement of the dissenter's right to demand payment under G.S. 55-13-28; and

         (5)      A copy of this Article.

ss. 55-13-26.  Failure to take action.

         (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must sent a new dissenters' notice under G.S. 55-13-22 and repeat the payment demand procedure.

ss. 55-13-28.                Procedure if shareholder dissatisfied with
                           corporation's offer or failure to perform.

         (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate or reject the corporation's offer under G.S. 55-13-25 and demand payment of the fair value of his shares and interest due, if:

         (1) The dissenter believes that the amount offered under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

         (2) The corporation fails to make payment to a dissenter who accepts the corporation's offer under G.S. 55-13-25 within 30 days after the dissenter's acceptance; or

         (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

         (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation offered payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

                                       Part 3. Judicial Appraisal of Shares.

ss. 55-13-30.  Court action.

         (a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the date of his payment demand under G.S. 55-13-28 and petition the court to determine the fair value of the shares and accrued interest. Upon service upon it of the petition filed with the court, the corporation shall pay to the dissenter the amount offered by the corporation under G.S. 55-13-25.

         (a1) If the dissenter does not commence the proceeding within the 60-day period, the dissenter shall have an additional 30 days to either (i) accept in writing the amount offered by the corporation under G.S. 55-13-25, upon which the corporation shall pay such amount to the dissenter in full satisfaction of his demand, or (ii) withdraw his demand for payment and resume the status of a nondissenting shareholder. A dissenter who takes no action within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

         (b)  Reserved for future codification purposes.

         (c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. However, in a proceeding by a dissenter in a public corporation, there is no right to a trial by jury.

         (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

ss. 55-13-31.  Court costs and counsel fees.

         (a) The court in an appraisal  proceeding commenced under G.S. 55-13-30
shall  determine  all  costs  of  the   proceeding,   including  the  reasonable
compensation and expenses of appraisers
appointed by the court, and shall assess the costs as it finds equitable.

         (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

         (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

         (2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

         (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                 APPENDIX C





The Carson Medlin Company
Investment Bankers
November 28, 1995
Page 1



November 28, 1995



The Board of Directors
Triad Bank
113 North Greene Street
Greensboro, NC 27420

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the unaffiliated shareholders of Triad Bank under the terms of a merger of Triad Bank with and into United Carolina Bank, a wholly-owned subsidiary of United Carolina Bancshares Corporation, pursuant to the terms of an Agreement and Plan of Reorganization and Merger (collectively, the "Agreements") by and among Triad Bank, United Carolina Bank and United Carolina Bancshares Corporation (the "Merger"). Upon the effective date of the Merger, each of the approximately 1,818,623 outstanding shares of Triad Bank's common stock will be converted into the right to receive .569444 shares of United Carolina Bancshares Corporation common stock (subject to adjustment as provided in the Agreements). The foregoing summary of the Merger is qualified in its entirety by reference to the Agreements.

The Carson Medlin Company ("Carson Medlin") is a National Association of Securities Dealers, Inc. member investment banking firm which specializes in the securities of United States financial institutions. As a part of our investment banking activities, we are regularly engaged in the valuation of United States financial institutions and transactions relating to their securities. We regularly publish our research on independent community banks regarding their financial and stock price performance. We are familiar with the commercial banking industry in the Southeast and the major commercial banks operating in the region. We have been retained by Triad Bank in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation.

In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of Triad Bank, United Carolina Bank and United Carolina Bancshares Corporation. We have reviewed (i) the Agreements; (ii) the Annual Reports to shareholders of Triad Bank, including the audited financial statements, for the five years ended December 31, 1994; (iii) the reports to its primary regulator (Call Reports) of Triad Bank for the five years ended December 31, 1994 and the nine months ended Septenber 30, 1995; (iv) the Annual and Quarterly Reports on Forms 10-K and 10-Q of United Carolina Bancshares Corporation for the five years ended

December 31, 1994 and the nine months ended September 30, 1995; (v) a draft of the joint Prospectus/Proxy Statement of United Carolina Bancshares Corporation and Triad Bank dated November 21, 1995 for the special meeting of the shareholders of Triad Bank to be held in order to approve the Merger, and
(vi) certain other financial and operating information with respect to the business, operations and prospects of Triad Bank, United Carolina Bank and United Carolina Bancshares Corporation.

Carson Medlin also (a) held discussions with members of the senior management of Triad Bank, United Carolina Bank and United Carolina Bancshares Corporation regarding the historical and current business operations, financial condition and future prospects of their respective companies; (b) reviewed the historical market prices and trading activity for the common stocks of Triad Bank and United Carolina Bancshares Corporation and compared them with those of certain publicly-traded companies which it deemed to be relevant; (c) compared the results of operations of Triad Bank, United Carolina Bank and United Carolina Bancshares Corporation with those of certain banking companies which it deemed to be relevant; (d) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; (e) analyzed the pro forma financial impact of the Merger on United Carolina Bancshares Corporation; and (f) conducted such other studies, analyses, inquiries and examinations as Carson Medlin deemed appropriate.

We have relied upon and assumed without independent verification the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of Triad Bank, United Carolina Bank or United Carolina Bancshares Corporation. The opinion we express herein is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

Based upon the foregoing, it is our opinion that the consideration to be received by the unaffiliated shareholders of Triad Bank pursuant to the Merger is fair, from a financial point of view, to the unaffiliated shareholders of Triad Bank.

Very truly yours,

THE CARSON MEDLIN COMPANY
(Signature of The Carson Medlin Company)

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers

   The North Carolina Business Corporation Act (the "NCBCA") provides for indemnification by a corporation of its officers, directors, employees and agents, and any person who is or was serving at the corporation's request as a director, officer, employee or agent of another entity or enterprise or as a trustee or administrator under an employee benefit plan, against liability and expenses, including reasonable attorney's fees, in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities.

   Permissible  Indemnification.    Under the NCBCA, a corporation may,
but is not required to, indemnify or agree to indemnify any such person against liability and expenses incurred in any such proceeding, provided such person conducted himself or herself in good faith and
(i) in the case of conduct in his or her official corporate capacity, reasonably believed that his or her conduct was in the corporation's best interests, and (ii) in all other cases, reasonably believed that his or her conduct was at least not opposed to the corporation's best interests; and, in the case of a criminal proceeding, where he or she had no reasonable cause to believe his or her conduct was unlawful. However, a corporation may not indemnify such person either in connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person (whether or not involving action in an official capacity) in which such person was adjudged liable on the basis that personal benefit was improperly received.

   Mandatory  Indemnification.    Unless limited by the corporation's
charter, the NCBCA requires a corporation to indemnify a director or officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party because he or she is or was a director or officer of the corporation against reasonable expenses incurred in connection with the proceeding.

   Advance for Expenses. Expenses incurred by a director, officer, employee or agent of the corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors in the specific case, or as authorized by the charter or bylaws or by any applicable resolution or contract, upon receipt of an undertaking by or on behalf of such person to repay amounts advanced unless it ultimately is determined that such person is entitled to be indemnified by the corporation against such expenses.

   Court-Ordered  Indemnification.    Unless  otherwise  provided in the
corporation's charter, a director or officer of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court deems necessary, may order indemnification if it determines either (i) that the director or officer is entitled to mandatory indemnification as described above, in which case the court also will order the corporation to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (ii) that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such person met the requisite standard of conduct or was adjudged liable to the corporation in connection with a proceeding by or in the right of the corporation or on the basis that personal benefit was improperly received in connection with any other proceeding so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

   Voluntary Indemnification. In addition to and separate and apart from "permissible" and "mandatory" indemnification described above, a corporation may, by charter, bylaw, contract or resolution, "indemnify or agree to indemnify any one or more of its officers, directors, employees and agents against liability and expenses in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities. However, the corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur on account of activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of the corporation. Any provision in a corporation's charter or bylaws or in a contract or resolution may include provisions for recovery from the corporation of reasonable costs, expenses and attorneys' fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing such rights.

   Parties  Entitled  to  Indemnification.    The  NCBCA defines
"director" to include ex-directors and the estate or personal representative of a director. Unless its charter provides otherwise, a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director and also may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, as may be provided in its charter or bylaws, by general or specific action of its board of directors, or by contract.

   Indemnification  by  Registrant.    Subject  to  such  restrictions
as are provided by federal securities law, Registrant's Bylaws provide for indemnification of its directors and officers to the fullest extent permitted by law and require its Board of Directors to take all actions necessary and appropriate to authorize such
indemnification.    In  addition, Registrant currently maintains
directors' and officers' liability insurance.


Item 21.  Exhibits and Financial Statement Schedules.

   The following exhibits and financial statement schedules are filed as part of this Registration Statement.

(a)  Exhibits


    Exhibit Number
     pursuant to
     Item 601 of
    Regulation S-K                       Description of Exhibit
            2                     Agreement and Plan of Reorganization and Merger
                                  by and among Triad Bank, United Carolina
                                  Bancshares Corporation and United Carolina Bank
                                  (included as and incorporated from Appendix A of
                                  the Prospectus/Proxy Statement filed as part of
                                  the Registration Statement)


            5                     Opinion and Consent of Howard V. Hudson, Esq., as
                                  to legality of shares being registered*

            8 Opinion of KPMG Peat Marwick LLP as to tax matters*

            10.1                  Form of proposed Employment Agreement
                                  between United Carolina Bank and James E. Mims*

            10.2                  Form of proposed Employment Agreement between
                                  United Carolina Bank and Carl I. Carlson, III*

            13.1                  1994 Annual Report to Shareholders of Triad
                                  Bank*

            13.2 Triad Bank Quarterly Report on Form F-2 for the Quarter Ended March 31, 1995*

            13.3 Triad Bank Quarterly Report on Form F-2 for the Quarter Ended June 30, 1995*


                                 II - 2


    Exhibit Number
     pursuant to
     Item 601 of
    Regulation S-K                       Description of Exhibit



            13.4 Triad Bank Quarterly Report on Form F-2 for the Quarter Ended September 30, 1995*

            13.5                  Triad Bank Current Report on Form F-3 dated
                                  October 24, 1995*

            23.1 Consent of Howard V. Hudson, Jr., Esq. (included in Exhibit 5)

            23.2                  Consents of KPMG Peat Marwick LLP*

            23.3                  Consent of The Carson Medlin Company*

            24                    Power of Attorney*


            99 Form of appointment of proxy to be used in connection with the Special Meeting of Shareholders of the Triad Bank


___________

* Filed previously.



(b)  Financial Statement Schedules.

      All financial statement schedules are omitted as substantially all the required information is contained in the Registrant's consolidated financial statements which are incorporated herein by reference or is not applicable.

Item 22.  Undertakings

      (a)   The undersigned registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                    (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

            In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (d) The registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

      (e) The registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Whiteville, State of North Carolina, on December 21, 1995.



                                    UNITED CAROLINA BANCSHARES CORPORATION


                                    BY:    /s/ E. Rhone Sasser
                                         E. Rhone Sasser
                                         President and Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


       Signature                          Title                     Date



/s/ E. Rhone Sasser           Chairman of the Board,         December 21, 1995
 E. Rhone Sasser              President and Chief Executive
                              Officer (principal executive
                              officer)

/s/ Ronald C. Monger          Executive Vice President and    December 21, 1995
 Ronald C. Monger             Chief Financial Officer
                              (principal financial officer)

/s/ John F. Watson            Controller (principal           December 21, 1995
 John F. Watson               accounting officer)


/s/ J. W. Adams                           Director             December 21, 1995
  J. W. Adams



/s/ John V. Andrews                       Director             December 21, 1995
 John V. Andrews


/s/ Russell M. Carter                     Director             December 21, 1995
  Russell M. Carter



/s/ W. E. Carter                          Director             December 21, 1995
  W. E. Carter


                                          Director             December 21, 1995
  Alfred E. Cleveland



/s/ James L. Cresimore                    Director             December 21, 1995
  James L. Cresimore

        Signature                          Title                     Date



/s/ Thomas P. Dillon                      Director             December 21, 1995
  Thomas P. Dillon


/s/ C. Frank Griffin                      Director             December 21, 1995
  C. Frank Griffin



/s/ James C. High                         Director             December 21, 1995
  James C. High


/s/ Jack E. Shaw                          Director             December 21, 1995
  Jack E. Shaw



/s/ Harold B. Wells                       Director             December 21, 1995
  Harold B. Wells



/s/ Charles M. Winston                    Director             December 21, 1995
  Charles M. Winston

*By Howard V. Hudson, Jr., Attorney in Fact pursuant to Power of Attorney dated November 28, 1995

                                  EXHIBIT INDEX




  Exhibit Number
    pursuant to
    Item 601 of
   Regulation S-K                         Description of Exhibit
         2              Agreement and Plan of Reorganization and Merger by and
                        among Triad Bank, United Carolina Bancshares Corporation
                        and United Carolina Bank (included as and incorporated from
                        Appendix A of the Prospectus/Proxy Statement filed as part of the Registration Statement)



         5 Opinion and Consent of Howard V. Hudson, Jr., Esq., as to legality of shares being registered*

         8              Opinion of KPMG Peat Marwick LLP as to tax matters*

       10.1             Form of proposed Employment Agreement between United
                        Carolina Bank and James E. Mims*

       10.2             Form of proposed Employment Agreement between United
                        Carolina Bank and Carl I. Carlson, III*

       13.1             1994 Annual Report to Shareholders of Triad Bank*

       13.2             Triad Bank Quarterly Report on Form F-2 for the
                        Quarter Ended March 31, 1995*

       13.3             Triad Bank Quarterly Report on Form F-2 for the
                        Quarter Ended June 30, 1995*

       13.4             Triad Bank Quarterly Report on Form F-2 for the
                        Quarter Ended September 30, 1995*

       13.5             Triad Bank Current Report on Form F-3 dated October 24, 1995*

       23.1             Consent of Howard V. Hudson, Jr., Esq. (included in Exhibit
                        5)

       23.2             Consents of KPMG Peat Marwick LLP*

       23.3             Consent of The Carson Medlin Company*

        24              Power of Attorney*



        99 Form of appointment of proxy to be used in connection with the Special Meeting of Shareholders of the Triad Bank



____________

* Filed previously.